                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        Houston Industries Incorporated
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

                                      LOGO
[LOGO OF HOUSTON INDUSTRIES APPEARS HERE]


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 6, 1998
                              AND PROXY STATEMENT

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Notice of Annual Meeting
Proxy Statement
  Voting of Shares........................................................    1
  Election of Directors...................................................    2
  Nominees................................................................    2
  Continuing Directors....................................................    3
  Organization of the Board of Directors..................................    4
  Compensation of Directors...............................................    5
  Securities Ownership of Certain Beneficial Owners.......................    6
  Securities Ownership of Management......................................    7
  Executive Compensation..................................................    8
  Retirement Plans, Related Benefits and Other Agreements.................   11
  Report of the Compensation Committee on Executive Compensation..........   15
  Shareholder Return Performance Graph....................................   19
  Proposal to Amend the Company's 1994 Long-Term Incentive Compensation
   Plan...................................................................   20
  Ratification of Appointment of Independent Accountants and Auditors.....   25
  Other Matters...........................................................   25
  Shareholder Proposals for 1999 Annual Meeting of Shareholders...........   25
  Director Nominations for 1999 Annual Meeting of Shareholders............   25
  Annual Report to Shareholders...........................................   26
Exhibit A--Amendment to the 1994 Houston Industries Incorporated Long-Term
 Incentive
 Compensation Plan........................................................  A-1

Appendix A--1997 Financial Statements

                                     LOGO
                        Houston Industries Incorporated

                     1111 Louisiana, Houston, Texas 77002

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 6, 1998
                              AND PROXY STATEMENT

To the Shareholders:

  The Annual Meeting of Shareholders of Houston Industries Incorporated will be held in the AUDITORIUM OF HOUSTON INDUSTRIES PLAZA, 1111 LOUISIANA, HOUSTON, TEXAS, at 9:00 a.m., Central Daylight Time, on Wednesday, May 6, 1998, for the following purposes:

    1. To elect directors to hold office in accordance with the Amended and Restated Bylaws of the Company;

    2. To consider and vote on a proposal to amend the 1994 Houston Industries Incorporated Long-Term Incentive Compensation Plan to increase the number of shares of Common Stock subject to the Plan by ten million and to increase the limitation on grants of stock options to any one individual during any calendar year;

    3. To ratify the appointment of Deloitte & Touche LLP as independent accountants and auditors for the Company for 1998; and

    4. To transact such other business that may properly come before the meeting or any adjournment or postponement thereof.

  Only shareholders of record at the close of business on March 9, 1998 are entitled to notice of, and to vote at, the meeting.

  All shareholders are cordially invited and urged to attend the meeting. EVEN IF YOU PLAN TO ATTEND THE MEETING, YOU ARE STILL REQUESTED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ADDRESSED ENVELOPE. If you attend, you may vote in person if you wish, even though you have sent in your proxy.

                                          By order of the Board of Directors,
                                          LOGO
                                          /s/ Hugh Rice Kelly
                                          Hugh Rice Kelly
                                          Executive Vice President,
                                          General Counsel and
                                          Corporate Secretary

March 27, 1998

                        HOUSTON INDUSTRIES INCORPORATED
                     1111 LOUISIANA, HOUSTON, TEXAS 77002
                                (713) 207-3000

                                PROXY STATEMENT

  On or about March 27, 1998, Houston Industries Incorporated (Company) began mailing this proxy statement and the accompanying proxy card to shareholders entitled to vote at the Company's annual meeting of shareholders to be held on May 6, 1998 (Annual Meeting). The proxy statement and proxy card are being furnished in connection with the solicitation of proxies by the Company's Board of Directors for the Annual Meeting.

  The Company bears the expense of this solicitation. The Company has engaged Morrow & Co. to assist in the solicitation of proxies at a fee of approximately $9,500, plus expenses. The Company will also reimburse brokerage firms, nominees, fiduciaries, custodians and other agents for their expenses in distributing proxy material to the beneficial owners of the Company's common stock, without par value (Common Stock), in accordance with Securities and Exchange Commission (SEC) and New York Stock Exchange requirements. In addition, certain of the Company's directors, officers and employees may solicit proxies by telephone and personal contact.

                               VOTING OF SHARES

  As of March 9, 1998, the record date fixed by the Board of Directors for the determination of shareholders entitled to vote at the Annual Meeting, the Company had outstanding 295,698,424 shares of Common Stock. Common Stock is the only class of the Company's securities entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote.

  Shares represented by properly executed proxies received prior to the Annual Meeting will be voted as specified by the shareholders. If no specifications have been given in a proxy, the shares represented will be voted at the Annual Meeting or any adjournments thereof FOR Item 1 (election of the nominees for director), FOR Item 2 (approval of the proposal to amend the Company's 1994 Long-Term Incentive Compensation Plan), FOR Item 3 (ratification of the appointment of Deloitte & Touche LLP as independent accountants and auditors of the Company for 1998) and, in the discretion of the persons named in the proxy, on any other business that may properly come before the meeting.

  A proxy may be revoked by a shareholder at any time before it is voted at the Annual Meeting by (i) delivering written revocation to Mr. Robert E. Smith, Assistant Corporate Secretary, at the Company's address shown above,
(ii) submitting another valid proxy bearing a later date or (iii) voting in person at the meeting.

  At the Annual Meeting, holders of a majority of the outstanding shares of Common Stock, represented in person or by proxy, will constitute a quorum. The vote required for Item 1 (election of the nominees for director) is a plurality of the votes cast. The vote required for each of Items 2 and 3 (approval of the proposal to amend the Company's 1994 Long-Term Incentive Compensation Plan and ratification of independent accountants and auditors) is the affirmative vote of a majority of the shares of Common Stock voted for or against the matter (provided in the case of Item 2 that the total votes cast must also exceed 50% of the shares of Common Stock outstanding and entitled to vote on the matter). Abstentions and non-votes (shares held by brokers and other nominees or fiduciaries that are present at the meeting but not voted on a particular matter) on Items 2 and 3 do not count as voted for or against the matter and thus do not affect the determination of whether the requisite majority vote has been obtained.

                             ELECTION OF DIRECTORS

  The Company's Bylaws provide for a Board of Directors divided into three classes having staggered terms with each class as nearly equal in size as possible. Pursuant to the Company's Restated Articles of Incorporation, the Board of Directors has set its size at fourteen members effective at the Annual Meeting. The current term of office of the directors in Class II expires at the Annual Meeting. The terms of office of directors in Class III and Class I will expire at the annual meetings of shareholders to be held in 1999 and 2000, respectively. At each annual meeting of shareholders, directors are elected to succeed those whose terms have expired. Each newly elected director serves for a three-year term.

  The Bylaws currently provide that no person is eligible to stand for re-election to the Board of Directors at the annual meeting of shareholders on or immediately following the tenth anniversary of such person's initial election or appointment to the Board of Directors unless such person was serving as a director of the Company as of April 1, 1992 or is an employee of the Company or any of its corporate affiliates. The Bylaws also provide that no person is eligible to serve as a director after the annual meeting of shareholders occurring on or after the first day of the month immediately following the month of his or her seventieth birthday. In any case, each director will serve until his or her successor is duly elected and qualified unless he or she resigns, becomes disqualified or disabled or is removed. Dr. Bertram Wolfe, who has served as a director since 1993, will retire from the Board at the conclusion of his current term at the Annual Meeting.

                                   NOMINEES

  The nominees for Class II directors to serve three-year terms ending at the annual meeting in 2001 are current directors Milton Carroll, John T. Cater, Robert C. Hanna and R. Steve Letbetter. Unless authority to vote is withheld, the persons named in the accompanying proxy will vote shares represented by properly executed proxies for the election of the foregoing nominees as directors. If any nominee should become unavailable to serve on the Board of Directors, the persons named in the proxy may act with discretionary authority to vote the proxy for such other person, if any, as may be designated by the Board of Directors.

  The following sets forth certain information with respect to the business experience of each nominee during the past five years and certain other directorships held by each nominee. Unless otherwise indicated, each person has had the same principal occupation for at least five years.

CLASS II DIRECTORS--TERM EXPIRING 2001

  MILTON CARROLL, age 47, has been a director since 1992. Mr. Carroll is Chairman, President and Chief Executive Officer of Instrument Products, Inc., an oiltool manufacturing company in Houston, Texas. He is a director of TEPPCO Partners, L.P., Seagull Energy Corporation and Blue Cross and Blue Shield of Texas, Inc.

  JOHN T. CATER, age 62, has been a director since 1983. Mr. Cater is President and a director of Compass Bank. He previously served as Chairman and a director of River Oaks Trust Company and as President, Chief Operating Officer and a director of MCorp, a Texas bank holding company.

  ROBERT C. HANNA, age 69, has been a director since 1997. Mr. Hanna was President and Chief Executive Officer of Imperial Holly Corporation and Chairman of Holly Sugar Corporation prior to his retirement in September 1993, serving as a director of Imperial Holly Corporation until July 1996. He currently serves as Chairman of the Memorial Sisters of Charity Health Network.(1)
--------
(1) In accordance with the director retirement provisions of the Company's bylaws, Mr. Hanna is expected to step down from the Board at the date of the Company's 1999 annual meeting of shareholders, which is prior to the expiration of the Class II term.

  R. STEVE LETBETTER, age 49, has been a director since 1995. Mr. Letbetter is President and Chief Operating Officer of the Company, having served in that capacity since January 1997. He has served since 1978 in various positions as an executive officer of the Company and its corporate predecessors. Mr. Letbetter is an advisory director of Chase Bank of Texas, National Association.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTOR.

                             CONTINUING DIRECTORS

  The following sets forth certain information with respect to the members of the Company's Board of Directors whose current terms will continue after the Annual Meeting. Information is provided concerning the business experience of each continuing director during the past five years and certain other directorships held by each continuing director. Unless otherwise indicated, each person has had the same principal occupation for at least five years.

CLASS III DIRECTORS--TERM EXPIRING 1999

  JAMES A. BAKER, III, age 67, has been a director since 1996. Mr. Baker is currently a senior partner in the law firm of Baker & Botts, L.L.P. in Houston, Texas, Senior Counselor to The Carlyle Group, a merchant banking firm in Washington, D. C., and a director of Electronic Data Systems (EDS). He served as the U.S. Secretary of State from January 1989 through August 1992 and as White House Chief of Staff and Senior Counselor to President Bush from August 1992 to January 1993. From 1985 to 1988, Mr. Baker was the U.S. Secretary of the Treasury and Chairman of the President's Economic Policy Council in the administration of President Reagan, having previously served as President Reagan's White House Chief of Staff from 1981 to 1985 and as President Ford's Under Secretary of Commerce in 1975.(2)

  RICHARD E. BALZHISER, PH.D., age 65, has been a director since 1996. Dr. Balzhiser is President Emeritus of the Electric Power Research Institute
(EPRI) in Palo Alto, California, a collaborative research and development organization funded by member electric utilities. Dr. Balzhiser joined EPRI in 1973 as Director of the Fossil Fuel Advanced Systems Division. He became Vice President of Research and Development in 1979 and Executive Vice President in 1987 and served as President and Chief Executive Officer from 1988 through August 1996. He is a director of Electrosource Inc.

  O. HOLCOMBE CROSSWELL, age 57, has been a director since 1997. Mr. Crosswell is President of Griggs Corporation, a real estate and investment company in Houston, Texas.

  JOSEPH M. GRANT, age 59, has been a director since 1997. Mr. Grant is Executive Vice President and Chief Financial Officer of EDS and will retire from EDS on March 31, 1998.

  DON D. JORDAN, age 65, has been a director since 1974. Mr. Jordan is Chairman and Chief Executive Officer of the Company. He also serves as an advisory director of Chase Bank of Texas, National Association and a director of BJ Services Company, Inc.

CLASS I DIRECTORS--TERM EXPIRING 2000

  ROBERT J. CRUIKSHANK, age 67, has been a director since 1993. Mr. Cruikshank is primarily engaged in managing his personal investments in Houston, Texas. Prior to his retirement in 1993, he was a Senior Partner in the accounting firm of Deloitte & Touche. Mr. Cruikshank serves as a director of MAXXAM Inc., Kaiser Aluminum Corporation, Compass Bank, Texas Biotechnology Corporation, American Residential Services and Weingarten Realty Investors.
--------
(2) Baker & Botts, L.L.P. provided legal services to the Company and it subsidiaries during 1997, and is also providing legal services during 1998.

  LINNET F. DEILY, age 52, has been a director since 1993. Ms. Deily is President, Schwab Institutional Services for Investment Managers of Charles Schwab & Co., Inc. She previously served as Chairman, Chief Executive Officer and President of First Interstate Bank of Texas, N.A. until April 1996, having been Chairman since 1992, Chief Executive Officer since 1991 and President of First Interstate Bank of Texas since 1988.

  LEE W. HOGAN, age 53, has been a director since 1995. Mr. Hogan is Executive Vice President of the Company and President and Chief Executive Officer of its HI Retail Energy Group Division, having served in those capacities since January 1997. He has served since 1990 in various positions as an executive officer of the Company and its corporate predecessors and subsidiaries.

  T. MILTON HONEA, age 65, has been a director since 1997. Mr. Honea was Chairman of the Board, President and Chief Executive Officer of NorAm Energy Corp. (NorAm) until its acquisition by the Company in 1997, having served in that capacity since December 1992. He was Executive Vice President of NorAm from October 1991 until July 1992 and President and Chief Operating Officer of Arkansas Louisiana Gas Company, a division of NorAm, from October 1984 to October 1991.

  ALEXANDER F. SCHILT, PH.D., age 57, has been a director since 1992. Dr. Schilt is the President of the InterAmerican University Council for Economic and Social Development. He served as Chancellor of the University of Houston until August 1995. Prior to 1990, he was President of Eastern Washington University in Cheney and Spokane, Washington.

                    ORGANIZATION OF THE BOARD OF DIRECTORS

  The business of the Company is managed under the direction of the Board of Directors. Several committees established by the Board of Directors oversee specific matters affecting the Company, including an Executive and Nominating Committee, an Audit Committee, a Finance Committee, a Compensation Committee, a Nuclear Committee and other committees.

  The EXECUTIVE AND NOMINATING COMMITTEE, currently composed of Mr. Carroll, Mr. Cater, Mr. Cruikshank, Ms. Deily, Mr. Honea, Mr. Jordan and Mr. Letbetter, reviews management recommendations for organizational changes, provides consultation regarding duties of executive officers and recommends potential candidates for election to the Board of Directors. See "Director Nominations for 1999 Annual Meeting of Shareholders."

  The AUDIT COMMITTEE, which is composed entirely of non-employee directors, currently consists of Mr. Carroll, Mr. Crosswell, Mr. Cruikshank, Mr. Grant and Dr. Schilt. The Audit Committee reviews the Company's accounting and financial practices and advises the Board of Directors of any needed changes in such practices, recommends to the Board of Directors the firm of independent public accountants to be engaged to examine the financial statements of the Company and its subsidiaries, reviews and approves the plan and scope of the independent public accountants' audit and non-audit services and related fees, reviews the Company's internal accounting controls, and has general responsibility for related matters.

  The FINANCE COMMITTEE, currently composed of Mr. Cater, Ms. Deily, Mr. Grant, Mr. Hogan and Mr. Jordan, reviews management forecasts of the Company's financial needs and policies, acts on management recommendations concerning the Company's capital structure, amounts and sources of permanent financing, lines of credit, loan agreements and dividend policies and approves terms relevant to specific debt and equity offerings of the Company.

  The COMPENSATION COMMITTEE is composed entirely of non-employee directors. The current members are Mr. Cruikshank, Ms. Deily, Mr. Hanna and Dr. Balzhiser. Mr. Cater and former director Howard W. Horne were also members of the Compensation Committee during early 1997. The Compensation Committee makes recommendations to the Board of Directors concerning compensation and benefits for officers of the Company and reviews human resource programs regarding manpower forecasts and training. The Compensation Committee also monitors and, in certain cases, administers employee benefit plans.

  The NUCLEAR COMMITTEE currently consists of Dr. Balzhiser, Dr. Schilt and Dr. Wolfe, all of whom are non-employee directors. The Nuclear Committee reviews the activities of the Company in all areas of nuclear development and operations, and reports to and makes recommendations to the Board of Directors on such matters as nuclear regulatory reports and licensing requirements, management evaluations of nuclear engineering, construction and operations progress and performance and monitoring of budgetary requirements.

  The UNREGULATED BUSINESS COMMITTEE, currently composed of Dr. Balzhiser, Ms. Deily, Mr. Honea, Mr. Jordan and Dr. Wolfe, reviews strategy and activities of the Company and its subsidiaries in the areas of domestic and foreign independent power generation projects and the privatization of foreign generating and distribution facilities.

  The Board of Directors of the Company held seven meetings during 1997. During 1997, the Executive and Nominating Committee met one time, the Audit Committee met four times, the Finance Committee met six times, the Compensation Committee met five times, the Nuclear Committee met four times and the Unregulated Business Committee met five times. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and of committees on which he or she served.

                           COMPENSATION OF DIRECTORS

  Each non-employee director receives an annual retainer fee of $20,000, a fee of $1,000 for each board and committee meeting attended and 500 shares of Common Stock annually pursuant to the terms of the Company's Stock Plan for Outside Directors. Directors may defer all or part of their annual retainer fees and meeting fees under the Company's deferred compensation plan. The deferred compensation plan currently provides for accrual of interest on deferred director compensation at a rate equal to the average annual yield on the Moody's Long-Term Corporate Bond Index plus 2%.

  Non-employee directors participate in a director benefits plan pursuant to which a director who serves at least one full year will receive an annual benefit in cash equal to the annual retainer payable in the year the director terminates service. Benefits under this plan will be payable to a director, commencing the January following the later of the director's termination of service or attainment of age 65, for a period equal to the number of full years of service of the director.

  Non-employee directors may also participate in the Company's executive life insurance plan described under "Retirement Plans, Related Benefits and Other Agreements." This plan provides split-dollar life insurance with a death benefit equal to six times the director's annual retainer with coverage continuing after termination of service as a director. The plan also permits the Company to provide for a tax reimbursement payment to make the directors whole for any imputed income recognized with respect to the term portion of the annual insurance premiums. Upon death, the Company will receive the balance of the insurance proceeds payable in excess of the specified death benefit which, by design, is expected to be at least sufficient to cover the Company's cumulative outlays to pay premiums and the after-tax cost to the Company of the tax reimbursement payments.

  Mr. Carroll performed consulting services for the Company during 1997 in connection with deregulation issues, for which he was paid an aggregate of $240,000.

               SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The table below sets forth certain information regarding each person known by the Company to beneficially own more than 5% of the Company's Common Stock.

                                                           AMOUNT AND
                                                           NATURE OF     PERCENT
                                                           BENEFICIAL      OF
NAME AND ADDRESS OF BENEFICIAL OWNER                       OWNERSHIP      CLASS
------------------------------------                       ----------    -------
Northern Trust Corporation
 and subsidiaries......................................... 30,938,267(1)  10.49%
50 South LaSalle Street
Chicago, Illinois 60675

--------
(1) This information is based on a Schedule 13G filed with the SEC on February 17, 1998 by Northern Trust Corporation as parent holding company on behalf of its subsidiaries The Northern Trust Company, Northern Trust Bank of Arizona, N.A., Northern Trust Bank of California, N.A., Northern Trust Bank of Florida, N.A., Northern Trust Bank of Texas, N.A. and Northern Trust Quantitative Advisors, Inc. reporting sole voting power for 1,078,038 shares, shared voting power for 29,837,779 shares, sole dispositive power for 1,033,040 shares and shared dispositive power for 83,186 shares. The Company understands that the shares reported include 29,794,894 shares held by The Northern Trust Company in its capacity as trustee under the Company's savings plan.

                      SECURITIES OWNERSHIP OF MANAGEMENT

  The following table sets forth information as of March 1, 1998, with respect to the beneficial ownership of the Company's Common Stock by each current director and nominee, the chief executive officer and the four other most highly compensated executive officers of the Company and, as a group, by such persons and other executive officers. No person or member of the group listed owns any equity securities of any subsidiary of the Company. Unless otherwise indicated, each person or member of the group listed has sole voting and sole investment power with respect to the shares of Common Stock listed. No ownership shown in the table represents 1% or more of the outstanding shares of Common Stock.

                                                              SHARES OF
                                                             COMMON STOCK
NAME                                                      BENEFICIALLY OWNED
----                                                      ------------------
James A. Baker, III......................................        2,000
Richard E. Balzhiser.....................................        1,100
Milton Carroll...........................................        3,400
John T. Cater............................................        3,000(1)
O. Holcombe Crosswell....................................       10,595
Robert J. Cruikshank.....................................        3,000
Linnet F. Deily..........................................        3,000(2)
Joseph M. Grant..........................................        4,811
Robert C. Hanna..........................................       28,347
Lee W. Hogan.............................................       41,246(3)(4)(5)
T. Milton Honea..........................................      142,296
Don D. Jordan............................................      345,155(3)(4)(6)
Hugh Rice Kelly..........................................       87,988(3)(4)(5)
R. Steve Letbetter.......................................       86,731(3)(4)(5)
Stephen W. Naeve.........................................       40,322(3)(4)(5)
Alexander F. Schilt......................................        1,800
Bertram Wolfe............................................        1,220
All of the above and other executive officers as a group
(22 persons).............................................      925,917(3)(4)(5)

--------
(1) Mr. Cater disclaims beneficial ownership of 2,000 of these shares, which are owned by his adult children.
(2) Voting power and investment power with respect to the shares listed for Ms. Deily are shared with her spouse.
(3) Includes shares held under the Company's savings plan, as to which the participant has sole voting power (subject to such power being exercised by the plan's trustee in the same proportion as directed shares in the savings plan are voted in the event the participant does not exercise voting power). The shares held under the plan are reported as of December 31, 1997.
(4) The ownership shown in the table includes shares which may be acquired within 60 days on exercise of outstanding stock options granted under the Company's long-term incentive compensation plan by each of the persons and group, as follows: Mr. Hogan--7,668 shares; Mr. Jordan--146,277 shares; Mr. Kelly--29,266 shares; Mr. Letbetter--33,213 shares; Mr. Naeve--12,269 shares; and the group--264,749 shares.
(5) Includes shares held under the Company's dividend reinvestment and stock purchase plan as of December 31, 1997.
(6) Voting power and investment power with respect to 1,152 of the shares listed are shared with Mr. Jordan's spouse.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table shows, for the years ended December 31, 1995, 1996 and 1997, the annual, long-term and certain other compensation of the Company's chief executive officer and each of the four other current executive officers who were most highly compensated during 1997 (Named Officers).

                          SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM COMPENSATION
                                                                  ---------------------------------
                                    ANNUAL COMPENSATION                   AWARDS          PAYOUTS
                          --------------------------------------- ---------------------- ----------
                                                                  RESTRICTED SECURITIES
   NAME AND PRINCIPAL                                OTHER ANNUAL   STOCK    UNDERLYING     LTIP       ALL OTHER
     POSITION(1)(2)       YEAR SALARY(1)   BONUS(1)  COMPENSATION AWARD (3)  OPTIONS (#) PAYOUTS(4) COMPENSATION(5)
   ------------------     ---- ---------- ---------- ------------ ---------- ----------- ---------- ---------------
Don D. Jordan ..........  1997 $1,000,000 $1,080,000   $640,754   $3,525,000   33,803     $621,392    $2,047,142(6)
 Chairman and Chief       1996    962,292  1,050,000     13,300                27,985      767,440       819,105
 Executive Officer        1995    884,500    907,226      3,969                36,316      407,437       734,023
R. Steve Letbetter......  1997    481,250    447,525        266                 9,938      151,612        77,401
 President and Chief      1996    416,000    330,750        228                 7,815      138,831        45,151
 Operating Officer        1995    363,500    285,750        190                 9,746       84,201        47,242
Lee W. Hogan ...........  1997    372,917    324,000      1,616                     0            0        43,981
 Executive Vice
  President               1996    310,000    401,722      1,260                     0       42,360        20,913
 and Chief Executive
  Officer                 1995    262,500    123,750        965                     0       52,142        18,711
 of the Company's Retail
 Energy Group
Hugh Rice Kelly ........  1997    355,417    218,700        782                 6,292      141,497        69,091
 Executive Vice
  President,              1996    344,833    209,400        705                 5,563      176,311        37,495
 General Counsel and      1995    334,000    195,773        637                 7,414      100,925        44,245
 Corporate Secretary
Stephen W. Naeve........  1997    294,167    191,363         55                 4,777       55,724        30,128
 Executive Vice
  President               1996    237,917    159,000         43                 2,462       62,457        20,682
 and Chief Financial      1995    196,000     85,500         37                 3,246       33,449        21,997
 Officer

--------
(1) The amounts shown include salary and bonus earned as well as earned but deferred by the Named Officers.
(2) Charles R. Crisp was Senior Vice President of the Company and President of its HI Power Generation Division until his resignation in January 1998. Mr. Crisp's salary and bonus for 1997 were $339,583 and $218,152, respectively. In addition, he had other annual compensation in 1997 of $300,575 representing loan forgiveness pursuant to an employment contract and he had $7,546 in other compensation in 1997. He was granted options in 1997 covering (after forfeiture of a portion upon termination) 1,953 shares of Common Stock with an exercise price of $22.1875, and having a grant date present value of $6,132 and a year-end in-the-money value of $9,303. These options will expire in January 2001. Mr. Crisp's salary and bonus for 1996 were $88,636 and $50,004, respectively.
(3) On February 25, 1997 Mr. Jordan received a grant of 150,000 shares of restricted stock, to vest on June 1, 1999, pursuant to an employment agreement with the Company described below under "Retirement Plans, Related Benefits and Other Agreements." The amount shown is the closing market price of 150,000 shares of Common Stock on February 25, 1997. The closing market price of 150,000 shares of Common Stock on December 31, 1997 was $4,012,500.
(4) The amounts shown for 1997 represent the dollar value of shares of the Company's Common Stock paid out in 1997 under the Company's long-term incentive compensation plan based on the achievement of certain performance goals for the 1994-1996 performance cycle, plus dividend equivalent accruals during the performance period.
(5) The amounts shown for 1997 include (i) Company contributions to the Company's savings plan and accruals under its savings restoration plan on behalf of the Named Officers, as follows: Mr. Jordan, $113,297; Mr. Letbetter, $65,778; Mr. Hogan, $39,319; Mr. Kelly, $48,976; and Mr. Naeve, $22,245; (ii) the term portion of the premiums paid by the Company under split-dollar life insurance policies purchased in connection with the Company's executive life insurance plan, as follows: Mr. Jordan, $22,500; Mr. Letbetter, $381; Mr. Hogan, $2,320; Mr. Kelly, $1,123; and Mr. Naeve, $79; and (iii) the portion of accrued interest on amounts of compensation deferred under the Company's deferred compensation plan and executive incentive compensation plan that exceeds 120% of the applicable federal long-term rate provided under Section 1274(d) of the Internal Revenue Code, as follows: Mr. Jordan, $1,013,688; Mr. Letbetter, $11,242; Mr. Hogan, $2,342; Mr. Kelly, $18,992; and Mr. Naeve, $7,804.
(6) Under the terms of an employment agreement relating to Mr. Jordan's active employment with the Company after his attainment of normal retirement age
    (65), Mr. Jordan has the option to elect at retirement to retain the group life insurance coverage provided similarly situated active employees. The Company determined that the most economic manner to provide that coverage was to purchase a single-premium, whole life insurance policy, and in connection therewith, Mr. Jordan agreed to continue to pay the Company the cost he previously has borne for the coverage. The amount shown for Mr. Jordan under "All Other Compensation" above includes a one-time amount representing the entire premium for that policy, $897,657, without reflecting Mr. Jordan's future annual contributions to that cost.

STOCK OPTION GRANTS

  The following table contains information concerning grants of stock options during 1997 under the Company's long-term incentive compensation plan to the Named Officers. (Mr. Hogan participated in a different incentive compensation plan which does not provide for option grants.)

                             OPTION GRANTS IN 1997

                                       INDIVIDUAL GRANTS
                                    -----------------------
                         NUMBER OF    % OF TOTAL   EXERCISE
                         SECURITIES    OPTIONS     OR BASE              GRANT
                         UNDERLYING   GRANTED TO    PRICE                DATE
                          OPTIONS     EMPLOYEES      PER    EXPIRATION PRESENT
          NAME           GRANTED(1) IN FISCAL YEAR  SHARE      DATE    VALUE(2)
          ----           ---------- -------------- -------- ---------- --------
Don D. Jordan...........   33,803        8.83%     $22.1875   1/6/07   $106,141
R. Steve Letbetter......    9,938        2.60%      22.1875   1/6/07     31,205
Hugh Rice Kelly.........    6,292        1.64%      22.1875   1/6/07     19,757
Stephen W. Naeve........    4,777        1.25%      22.1875   1/6/07     15,000

--------
(1) The options for shares of Common Stock included in the table were granted on January 7, 1997, have a ten-year term and generally become exercisable annually in one-third increments commencing one year after date of grant, so long as employment with the Company or its subsidiaries continues. A change in control of the Company would result in all options becoming immediately exercisable. For the purposes of the long-term incentive compensation plan, a "change in control" generally is deemed to have occurred if (i) any person or group becomes the direct or indirect beneficial owner of 30% or more of the Company's outstanding voting securities; (ii) the majority of the Board changes as a result of, or in connection with, certain transactions; (iii) as a result of the Company merging or consolidating with another corporation, less than 70% of the surviving corporation's outstanding voting securities is owned by the former shareholders of the Company (excluding any party to such a transaction or any affiliates of any such party); (iv) a tender offer or exchange offer is made and consummated for the ownership of 30% or more of the Company's outstanding voting securities; or (v) the Company transfers all or substantially all of its assets to another corporation that is not wholly-owned by the Company.
(2) The values are based on the Black-Scholes option pricing model adjusted for the payment of dividends. The calculations were based on the following assumptions: volatility of 22.06% (based on daily closing prices of Common Stock for the one-year period prior to grant date); risk-free interest rate of 6.58% (interest rate on a U.S. Treasury security with a maturity date corresponding to that of the option term); option price of $22.1875 (fair market value of the underlying stock on the date of grant); current dividend rate of $1.50 per share per year; and option term equal to the full ten-year period until the stated expiration date. No reduction has been made in the valuations on account of non-transferability of the options or vesting or forfeiture provisions. Valuations would change if different assumptions were made. Option values are dependent on general market conditions and the performance of Common Stock. There can be no assurance that the values in this table will be realized.

STOCK OPTION VALUES

  The following table contains information concerning unexercised options to purchase Common Stock held by the Named Officers as of December 31, 1997. No options were exercised by the Named Officers during 1997.

                               NUMBER OF SECURITIES
                              UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED IN-
                                    OPTIONS AT           THE-MONEY OPTIONS AT
                                 DECEMBER 31, 1997         DECEMBER 31, 1997(1)
                             ------------------------- -------------------------
NAME                         EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
----                         ------------------------- -------------------------
Don D. Jordan...............      113,574/ 64,566         $570,080/ $311,526
R. Steve Letbetter..........       24,047/ 18,396          125,491/   88,097
Lee W. Hogan................        7,668/      0           33,586/        0
Hugh Rice Kelly.............       22,842/ 12,473          115,126/   60,545
Stephen W. Naeve............        8,775/  7,500           45,160/   35,900

--------
(1) Based on the average of the high and low sales prices of the Common Stock on the New York Stock Exchange Composite Tape, as reported in The Wall Street Journal for December 31, 1997.

LONG-TERM INCENTIVE COMPENSATION

  The following table sets forth information concerning awards made to the Named Officers during 1997 for the 1997-1999 performance cycle under the Company's long-term incentive compensation plan and a separate grant to Mr. Jordan in connection with an amended employment agreement described below under "Retirement Plans, Related Benefits and Other Agreements." The amounts shown represent potential payouts of awards of shares of Common Stock based on the achievement of performance goals over a three year performance cycle. The performance goals consist of three objectives weighted equally: (1) growth in earnings per share; (2) total return to stockholders relative to the Standard & Poor's (S&P) 500 Electric Utilities Panel; and (3) cash return on capitalization from electric utility transmission and distribution operations relative to the same peer group. If a change in control of the Company occurs before the end of a performance cycle, the payout of awards will be made in cash at the maximum level without regard to achievement of the performance goals. See Note 1 to the Option Grants in 1997 table for information regarding the definition of a change in control under the Company's long-term incentive compensation plan. There were no grants during 1997 for Mr. Hogan under the incentive compensation plan established for the Company's subsidiary Houston Industries Energy, Inc. (HI Energy) for the 1997-1999 performance cycle.

                    LONG-TERM INCENTIVE PLAN AWARDS IN 1997

                                                       ESTIMATED FUTURE PAYOUTS
                                                                 UNDER
                                                         NON-STOCK PRICE-BASED
                                                                PLANS(1)
                                                       -------------------------
                                           PERFORMANCE
                                            OR OTHER
                                             PERIOD              TARGET  MAXIMUM
                                   NUMBER     UNTIL    THRESHOLD NUMBER  NUMBER
                                     OF    MATURATION   NUMBER     OF      OF
NAME                               SHARES   OR PAYOUT  OF SHARES SHARES  SHARES
----                               ------- ----------- --------- ------- -------
Don D. Jordan(2).................. 150,000  06/01/99    75,000   150,000 150,000
Don D. Jordan.....................  31,816  12/31/99    15,908    31,816  47,724
R. Steve Letbetter................  10,022  12/31/99     5,011    10,022  15,033
Hugh Rice Kelly...................   6,345  12/31/99     3,173     6,345   9,518
Stephen W. Naeve..................   4,818  12/31/99     2,409     4,818   7,227

--------
(1) The table does not reflect dividend equivalent accruals during the performance period.
(2) The 150,000 share grant is pursuant to Mr. Jordan's employment agreement. Other grants listed are under the Company's long-term incentive compensation plan.

            RETIREMENT PLANS, RELATED BENEFITS AND OTHER AGREEMENTS

  The following table shows the estimated annual benefit payable under the Company's retirement plan, benefit restoration plan and, in certain cases, supplemental agreements, to officers in various compensation classifications upon retirement at age 65 after the indicated periods of service, determined on a single-life annuity basis. The benefits listed in the table are not subject to any deduction for Social Security or other offsetting amounts.

                              PENSION PLAN TABLE


                ESTIMATED ANNUAL PENSION BASED ON SERVICE(1)
   FINAL      ------------------------------------------------
  AVERAGE                                            Greater
  ANNUAL                                              than
COMPENSATION                                         or equal
 AT AGE 65       15       20       25        30       to 35
------------  -------- -------- -------- ---------- ----------
  $400,000    $114,346 $152,461 $190,576 $  228,691 $  266,806
  $500,000    $143,446 $191,261 $239,076 $  286,891 $  334,706
  $600,000    $172,546 $230,061 $287,576 $  345,091 $  402,606
  $700,000    $201,646 $268,861 $336,076 $  403,291 $  470,506
  $800,000    $230,746 $307,661 $384,576 $  461,491 $  538,406
  $900,000    $259,846 $346,461 $433,076 $  519,691 $  606,306
$1,000,000    $288,946 $385,261 $481,576 $  577,891 $  674,206
$1,200,000    $347,146 $462,861 $578,576 $  694,291 $  810,006
$1,400,000    $405,346 $540,461 $675,576 $  810,691 $  946,806
$1,600,000    $463,546 $618,061 $772,576 $  927,091 $1,081,606
$1,800,000    $521,746 $695,661 $869,576 $1,043,491 $1,217,406
$2,000,000    $579,946 $773,261 $966,576 $1,159,891 $1,353,206

--------
(1) The qualified pension plan limits compensation in accordance with Section 401(a)(17) of the Internal Revenue Code and also limits benefits in accordance with Section 415 of the Internal Revenue Code. Pension benefits based on compensation above the qualified plan limit or in excess of the limit on annual benefits are provided through the benefits restoration plan.

  For the purpose of the pension table above, final average annual compensation means the average of covered compensation for 36 consecutive months out of the 120 consecutive months immediately preceding retirement in which the participant's covered compensation was the highest. Covered compensation includes only the amounts shown in the "Salary" and "Bonus" columns of the Summary Compensation Table. At December 31, 1997, the credited years of service for the following persons were: 35 years for Mr. Jordan; 24 years for Mr. Letbetter; 7 years for Mr. Hogan; 23 years for Mr. Kelly, 10 of which result from a supplemental agreement; and 25 years for Mr. Naeve. Under a supplemental agreement with Mr. Hogan, upon the earliest of his normal retirement, disability or death, Mr. Hogan will be eligible for supplemental pension benefits determined as if his employment had commenced fifteen years prior to his first day of actual employment with the Company.

  The Company maintains an executive benefits plan that provides certain salary continuation, disability and death benefits to certain key officers of the Company and certain of its subsidiaries. Messrs. Jordan, Letbetter, Hogan, Kelly and Naeve participate in this plan pursuant to individual agreements that generally provide for (i) a salary continuation benefit of 100% of the officer's current salary for twelve months after death during active employment and then 50% of salary for nine years or until the deceased officer would have attained age 65, if later, and (ii) if the officer retires after attainment of age 65, an annual post-retirement death benefit of 50% of the officer's preretirement annual salary payable for six years. Coverage under this plan has not been provided to persons attaining executive officer status after July 1, 1996.

  The Company has an executive life insurance plan providing split-dollar life insurance in the form of a death benefit for officers and members of the Board of Directors. The death benefit coverage varies but in each case is based on coverage (either single life or second to die) that is available for the same amount of premium that could purchase coverage equal to four times current salary for Messrs. Letbetter and Hogan; two times current salary for Messrs. Kelly and Naeve; thirty million dollars for Mr. Jordan; and six times the annual retainer for the Company's non-employee directors. The plan also provides that the Company may make payments to the covered individuals to compensate for tax consequences of imputed income that they must recognize for federal income tax purposes based on the term portion of the annual premiums. If a covered executive retires at age 65 or at an earlier age under circumstances approved by the Board of Directors, rights under the plan vest so that coverage is continued based on the same death benefit in effect at the time of retirement. Upon death, the Company will receive the balance of the insurance proceeds payable in excess of the specified death benefit which is expected to be at least sufficient to cover the Company's cumulative outlays to pay premiums and the after-tax cost to the Company of the tax reimbursement payments. There is no arrangement or understanding under which any covered individuals will receive or be allocated any interest in any cash surrender value under the policy.

  Since 1985, the Company has had in effect deferred compensation plans which permit eligible participants to elect each year to defer a percentage of that year's salary (prior to December 1, 1993, up to 25% or 40%, depending on age, and beginning December 1, 1993, 100%) and up to 100% of that year's annual bonus. Directors may also defer fees payable to them as described under "Compensation of Directors." In general, employees over the age of 60 who participate in the deferred compensation plans may elect to have their deferred compensation amounts repaid in (i) fifteen equal annual installments commencing at the later of age 65 or termination of employment, or (ii) a lump sum distribution following termination of employment. Directors participating in these plans are entitled to receive distributions at age 70 or upon leaving the Board, whichever is later. Interest generally accrues on deferrals made in 1989 and subsequent years at a rate equal to Moody's Long-Term Corporate Bond Index plus 2%, determined annually until termination of employment when the rate is fixed at the greater of the rate in effect at age 64 or at age 65. Fixed rates of 19% to 24% were established for deferrals made in 1985 through 1988 and some deferrals in 1989, as a result of then higher prevailing rates and the Company's ability to offset a substantial majority of the related cost, on an after-tax basis (and substantially all of such cost in excess of 120% of the applicable federal long-term rate) through life insurance policies purchased by the Company. Current accruals of the above-market portion of the interest on deferred compensation amounts are included in the "All Other Compensation" column of the Summary Compensation Table.

  The Company and HI Energy are parties to a trust agreement with an independent trustee establishing a "rabbi trust" for the purpose of funding benefits payable to participants (which include each of the Named Officers) under the Company's deferred compensation plans, executive incentive compensation plans, benefits restoration plan and savings restoration plan (Designated Plans). The trust is a grantor trust, irrevocable except in the event of an unfavorable ruling by the Internal Revenue Service as to the tax status of the trust or certain changes in tax law. It is currently funded with a nominal amount of cash. The Company and HI Energy are required to make future contributions to the grantor trust when required by the provisions of the Designated Plans or when required by the Company's benefits committee. The benefits committee consists of officers of the Company designated by the Board of Directors and has general responsibility for funding decisions and selection of investment managers for the Company's retirement plan and other administrative matters in connection with other employee benefit plans of the Company. If there is a change in control (defined in a manner generally the same as the comparable definition in the Company's long-term incentive compensation plan), the Company and HI Energy are required to fully fund the grantor trust, within 15 days following the change in control, with an amount equal to the entire benefit to which each participant would be entitled under the Designated Plans as of the date of the change in control (calculated on the basis of the present value of the projected future benefits payable under the Designated Plans). The assets of the grantor trust are required to be held separate and apart from the other funds of the Company and its subsidiaries, but remain subject to claims of general creditors under applicable state and federal law.

  In accordance with the indemnification provisions of the Company's Bylaws and Texas law, the Company paid approximately $1,200 in 1997 to cover legal fees and expenses incurred on behalf of the Company's directors in connection with the defense of a shareholder derivative suit and class action filed in April 1994 by two former employees of the Company.

  In 1997, the Company entered into an amended and restated employment agreement with Mr. Jordan extending his employment for two years beyond his normal retirement date (June 1, 1997). The new agreement, entered into in February 1997 and subsequently amended in November 1997, replaces an agreement entered in 1994 which also provided for an extension of Mr. Jordan's employment period. The 1997 agreement provides for the employment of Mr. Jordan as Chairman of the Board and Chief Executive Officer of the Company until June 1, 1999, subject to early termination or extension in certain circumstances (Employment Period). During the Employment Period, Mr. Jordan will receive benefits including (i) base salary in an amount not less than his salary in effect on January 8, 1997, (ii) annual bonus awards based on amounts payable under the Company's executive incentive compensation plan and long-term incentive compensation plan, and (iii) participation in other employee benefit plans and programs on generally the same basis as other peer executives, except that Mr. Jordan will not receive any long-term incentive compensation plan award for performance cycles commencing in 1998 and 1999 but has instead received an award of 300,000 restricted shares of Common Stock.

  Mr. Jordan's right to 150,000 shares of the restricted shares of Common Stock will vest if he continues to be employed by the Company until June 1, 1999, subject to earlier vesting if the Company terminates his employment without Cause (as defined), if he terminates employment for Good Reason (as defined) or if his employment terminates by reason of death, disability or retirement with the consent of the Board of Directors or by reason of the occurrence of a Change of Control (as defined). His right to the other 150,000 restricted shares of Common Stock is generally subject to vesting provisions based on achievement of the same performance goals that are applicable to his performance-based restricted stock award under the long-term incentive compensation plan for the 1997-1999 performance cycle (as estimated on the June 1, 1999 vesting date), subject to earlier vesting of the entire award if the Company terminates his employment without Cause, if he terminates employment for Good Reason or if his employment terminates by reason of the occurrence of a Change of Control, or of a prorated, performance-based portion of the award if his employment terminates by reason of death, disability or retirement with the consent of the Board of Directors.

  Mr. Jordan's employment agreement provides for an extension of the commencement date of the fifteen annual installment payments of salary and bonus previously deferred under the Company's deferred compensation plans for one year following the end of the Employment Period, if Mr. Jordan remains employed through the end of the Employment Period, in consideration of Mr. Jordan's agreement to make himself available for up to 40 hours per month as a consultant during that year.

  The employment agreement with Mr. Jordan provided for an election at retirement to retain the group life insurance coverage normally provided similarly situated active employees of the Company. In lieu of providing this coverage through the group program, the Company elected to purchase an individual policy for Mr. Jordan for a single sum premium, which is included in the "All Other Compensation" column of the Summary Compensation Table, and to make an additional payment to him in an amount necessary to make him whole on an after-tax basis against tax liability incurred by him as a result of the receipt of the policy, which is included in the "Other Annual Compensation" column. In connection therewith, Mr. Jordan agreed to continue to pay the Company the cost he previously has borne for this coverage.

  The agreement provides for termination of the Employment Period prior to June 1, 1999 upon the occurrence of a Change of Control or, if a binding agreement to effect a Change of Control is in effect on June 1, 1999, for extension of the Employment Period to the earlier of the date of a Change of Control occurs or the termination of such agreement.

  Upon any termination of the Employment Period by reason of the occurrence of a Change of Control, or, if while the Company is a party to any agreement to effect a Change of Control, the Company terminates Mr. Jordan's employment without Cause or Mr. Jordan terminates his employment for Good Reason or by reason of death, disability or retirement with the consent of the Company, the employment agreement provides that the

Company will pay Mr. Jordan a cash payment equal to 2.99 times the sum of his base salary, target annual bonus (currently 80% of his base salary) and the fair market value of the shares subject to the restricted stock grant made to him under his employment agreement that are subject to performance-based vesting conditions, and will fulfill certain other obligations generally applicable upon termination of employment. To the extent that payments made to Mr. Jordan would result in the imposition of an excise tax (and related loss of deduction to the Company), the agreement provides for additional payments to Mr. Jordan in an amount necessary to offset the effect of the excise tax and any consequent income tax. Generally, a Change of Control will be deemed to occur under the employment agreement if (i) the individuals constituting the Board of Directors of the Company on September 1, 1997, including their designated successors (Incumbent Directors) cease to constitute a majority of the Board, (ii) an individual, entity or group acquires beneficial ownership of 30% or more of the Company's outstanding voting stock, unless the acquisition is from the Company in a transaction approved by a majority of the Incumbent Directors, (iii) a merger or other business combination involving the Company is consummated unless, immediately following the transaction, (a) the Company's stockholders prior to the business combination own more than 70% of the outstanding shares of voting stock of the resulting parent entity in the same relative proportions, (b) the total fair market value of any consideration paid to another entity or its stockholders, plus the amount of long-term debt of the entity acquired does not exceed 50% of the sum (determined prior to the transaction) of the fair market value of the Company's outstanding voting stock and the amount of its consolidated long-term debt, (c) there is not a 30% stockholder of the resulting parent entity and (d) a majority of the board of the resulting parent entity after the transaction were Incumbent Directors immediately prior to consummation of the business combination or (iv) there is a disposition of 70% or more of the assets of the Company and its consolidated subsidiaries unless, immediately following the transaction, the Company's stockholders prior to such transaction own more than 70% of the then outstanding shares of voting stock of the Company and of the parent entity that acquires the largest portion of such assets and a majority of the members of the board of directors of the Company and of such acquiring parent entity were Incumbent Directors immediately prior to the transaction.

  In November 1997, the Company entered into severance agreements with certain executive officers, including Mr. Letbetter, Mr. Hogan, Mr. Kelly and Mr. Naeve. The new severance agreements, which provide for the payment of certain benefits in the event of a covered termination of employment occurring within three years after the occurrence of a Change of Control, replace severance agreements that expired in December 1996 providing for similar benefits. The meaning of a Change of Control in the new severance agreements is generally the same as in the employment agreement between the Company and Mr. Jordan described above. Under the new severance agreements, a covered termination occurs if the officer's employment is terminated for reasons other than death, disability, termination on or after age 65, termination for Cause (as defined), or resignation by the officer unless the resignation occurs during a 61-day period commencing on the date the officer experiences a significant reduction in his duties, remuneration, or principal place of employment following or in anticipation of a Change of Control. Under the 1997 agreements, as under the former agreements, an officer experiencing a covered termination of employment will be entitled to payment of three times a prescribed covered compensation amount as well as certain welfare benefits. An officer's covered compensation amount for this purpose is the sum of his annual salary, target annual bonus (currently ranging from 45% to 65% of base salary) and an amount based on the maximum payout under the officer's grant of performance-based restricted stock under the Company's long-term incentive compensation plan (currently based on a percentage of base salary ranging from 60% to 90%). In addition, in the event of a covered termination, the new agreements provide for certain additional benefits, including reimbursement of certain expenses associated with obtaining new employment, provision of financial planning services, provision of benefits under the Company's supplemental retirement plans calculated as if the affected officer had remained employed throughout a three-year period following the Change of Control, and a tax gross-up payment in an amount necessary to make the officer whole after payment of any excise tax resulting from payments under the severance agreement and any associated income and other taxes. The term of the new severance agreements is for three years from September 3, 1997.

                     REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

  The Compensation Committee (Committee) is composed entirely of directors who are not officers or employees of the Company and who are not eligible to participate in any of the compensation programs that the Committee administers. The Committee reviews and makes recommendations to the Board concerning all executive officer salary arrangements, other non-incentive based compensation for executives and the design of the Company's incentive compensation plans for executives. The Committee also oversees and administers the Company's incentive compensation programs including the determination of the annual and long-term incentive awards to the Company's executive officers.

COMPENSATION POLICY

  The Company's executive compensation policy is to have compensation programs that

    . strengthen the relationship between pay and performance;

    . attract, retain and encourage the development of highly qualified and experienced executives;

    . promote overall corporate performance; and

    . provide compensation that is competitive externally and equitable internally.

  The Company retains independent consulting firms to provide, at least biennially, data on the executive compensation practices of a peer group of companies considered comparable to the Company in terms of size, performance, position and compensation philosophy (Reference Group). Data concerning the Reference Group is used primarily for establishing ranges for base salary and target and opportunity levels for annual and long-term incentive awards. (The Reference Group is not identical to the group of companies identified in the Standard & Poor's group index of electric utility companies (S&P Electric Companies Index) used in the creation of the Performance Graph included in this proxy statement because the Committee believes that the Company's most direct competitors for executive talent are not in all cases the same as the companies included in the index chosen for comparing shareholder returns.)

  The Committee also obtains peer group data regarding the performance of groups of companies in the utility industry, the nonregulated power industry and other industries. This industry-specific data is used primarily in the formulation of performance measurements related to the Company's individual subsidiaries or business units.

  In addition to considering comparative data for the Reference Group and other peer groups, the Committee makes its own subjective determination of executive officer performance. In making such determinations, the Committee also takes into account the chief executive officer's evaluations of other executive officers' performance.

  The Committee periodically evaluates the Company's executive compensation programs in light of the provisions of the Internal Revenue Code relating to the disallowance of deductions for compensation in excess of $1 million for certain executive officers unless certain requirements are met. The Committee does not anticipate any payment of compensation in 1998 or 1999 in excess of that which is deductible under those rules, taking into account expected deferrals of compensation by affected executive officers. Except for the long-term performance incentive awards established for the Company's nonregulated power business, the performance goals for awards under the Company's long-term incentive awards program qualify for an exception to the deductibility limit for certain shareholder-approved, performance-based compensation. In order for this exception to the deductibility limit to continue to be applicable, a description of the performance goals for long-term incentive awards under this program and certain limitations on awards to any individual employee was approved by the Company's shareholders at the Company's 1997 Annual Meeting of Shareholders. An increase in the aggregate number of shares of Common Stock available for awards under this program and an increase in the limitations on awards for any individual have been approved by the Board of Directors at the recommendation of the Committee and are being submitted for approval by the Company's shareholders at the 1998 Annual Meeting. The Committee may consider in the future whether or not to submit for shareholder approval the performance goals applicable to the annual incentive awards or the long-term incentive awards established for the Company's nonregulated power business, or make any adjustments to the performance goals for those incentive awards that would be necessary in order to qualify for the performance-based exception of the tax provisions. The Company reserves the right to structure compensation in a manner not eligible for exclusion from the deductibility limit.

  The Committee will continue to evaluate the effect of the tax provisions and the exception to the deductibility limit for certain shareholder-approved, performance-based compensation.

COMPONENTS OF COMPENSATION

  The key elements of the Company's executive compensation program are base salary, annual incentive awards and long-term incentive awards. The Committee evaluates each element of compensation separately and in relation to the other elements of an executive's total compensation package, taking into consideration relevant comparative data for compensation at the 50th percentile and 75th percentile for companies in the Reference Group. Compared to companies in the Reference Group, total targeted compensation may vary from below the 50th percentile to above the 75th percentile depending on an executive officer's tenure, experience, leadership and level of responsibility. Because a significant portion of an executive officer's compensation includes at-risk components based on business performance, if the performance exceeds that of the relevant peer group, compensation should be above the targeted levels; likewise, if performance falls below that of the peer group, compensation should be below the targeted level.

BASE SALARIES

  The Committee's annual recommendations to the Board concerning each executive officer's base salary are based on the Committee's analysis of salary levels for comparable executive officer positions at companies in the Reference Group, its subjective evaluation and, except in the case of Mr. Jordan, management's evaluation of each executive officer's individual performance and level of responsibility.

ANNUAL INCENTIVE COMPENSATION

  The annual incentive awards program provides executive officers with annual bonuses based on the achievement of Committee-approved performance goals. Those annually determined performance goals generally are based upon financial objectives of the Company and its subsidiaries or business units and are designed to encourage improved operating results and foster achievement of particular strategic objectives. Performance goals for 1997 generally included cash flow objectives and achieving certain ratings in a customer value index. For the nonregulated power business, goals were based on achieving net profit objectives for that business. Certain executive officers also had goals related to improvements in productivity and the quality of work within particular departments, including such matters as controlling various categories of costs and expenses, promoting safety and reliability and otherwise optimizing department operations.

  Annual incentive awards for executive officers in 1997 had target award levels that ranged from 30% to 80% of base salary depending on the executive officer's level of responsibility. A threshold level of performance results in an award that is 50% of target, and a maximum level of performance results in an award that is 50% over the target level, except in the case of the nonregulated power business where a maximum level of performance results in an award that is 100% over the target level. However, an executive officer's subsidiary or business unit goals must be met at least at an aggregate threshold level in order for that officer to receive an annual incentive award. For 1997, the composite goals for the Company's executive officers were achieved at levels that resulted in bonuses ranging from 13% over target to 35% over target.

LONG-TERM INCENTIVE COMPENSATION

  The long-term incentive awards program provides stock-based incentive compensation for executive officers in the form of grants of performance shares, stock options, stock appreciation rights and, in some instances, share equivalent or contingent share units. In addition, the Committee has adopted a stock ownership guideline applicable to all of the Company's officers that establishes a goal of ownership of the Company's Common Stock representing a value of at least two times the officer's base salary.

  Performance goals for the long-term incentive awards program are generally based on financial objectives measurable over a three-year performance cycle. For the performance cycle that ended in 1996, under which payments were made in 1997, goals included a combination of consolidated and subsidiary or business unit goals, weighted 25% and 75% of the total, respectively. The Company's consolidated goal for this performance cycle was based on the Company's ranking in total return to shareholders compared to a group of other electric utilities and utility holding companies. The subsidiary or business unit goals for this performance cycle were based on the following financial objectives: for the electric utility operations, maintaining certain base electric rates and achieving certain cash flow performance in relation to a group of 21 other electric utility companies; for the cable television operations (sold in 1995), achieving certain increases in operating profit; and for the nonregulated power business, closing transactions related to certain projects. The performance goals for the performance cycle that commenced in 1997 consist of three objectives weighted equally: growth in earnings per share, total return to shareholders relative to the S&P Electric Companies Index, and cash return on capitalization from electric utility transmission and distribution operations relative to the same peer group.

  The target number of performance shares granted is based on a percentage of base salary divided by the average market price of Common Stock over a prescribed period prior to the beginning of the performance cycle. In determining the size of the grant, the Committee reviews comparative data for the companies in the Reference Group, considers the level of responsibility of each of the Company's executive officers and the recommendations of the chief executive officer with respect to other executive officers, and then makes a subjective determination that targets the award within a range of 30% to 70% of base salary.

  Achievement of the performance goals at the target level results in a payout level of 100% of the performance shares for both the performance cycle that paid out in 1997 and the performance cycle that commenced in 1997. For both of these performance cycles, attainment of the threshold level of performance results in payouts of 50% of the target number of shares and the attainment of the maximum level results in payouts of up to 50% over the target number of shares.

  For the performance cycle concluding in 1996 that paid out in 1997, the composite goals for the Company's executive officers were achieved at levels that resulted in payouts ranging from 1% under target to 4% over target.

  Annual grants of stock options are made at an option price not less than the fair market value of the Common Stock on the date of grant. This design is intended to focus executive officers on the creation of shareholder value over the long-term and encourage equity ownership in the Company.

  In determining the size of stock option grants to executive officers, the Committee reviews comparative data for the companies in the Reference Group. Because the policies of Reference Group companies with respect to stock options vary widely, the Committee's objective of delivering a competitive award opportunity based on the dollar value of the award granted necessarily involves a subjective determination by the Committee. In making its determination, however, the Committee considers the recommendations of the chief executive officer with respect to the awards for other executive officers. For 1997 grants, the grant date value of the shares under option ranged from 30% to 75% of base salary, depending on the executive officer's position.

  The Committee also grants long-term awards under a long-term incentive plan established for the Company's nonregulated power business. Awards were made to one executive officer of the Company under this plan during 1997 in lieu of the grant of performance shares and stock options as described above. These

1997 awards have a three-year performance cycle under which payouts in the year 2000 are to be based on internal rates of return over the performance cycle that are achieved on projects commenced during that period.

CHIEF EXECUTIVE OFFICER COMPENSATION

  Under a new employment contract with Mr. Jordan entered into in February 1997 (and subsequently amended in November) providing for the extension of his employment for two years beyond his normal retirement date, Mr. Jordan's base salary will be in an amount not less than his salary in effect in January 1997, which was the same as his 1996 salary rate of $1,000,000 per year. Mr. Jordan's base salary was not increased during 1997. Mr. Jordan's annual incentive bonus for 1997 was determined using the criteria described above for executive officers generally. His target annual incentive award for 1997 was 80% of his base salary, with the payment level based 70% on achievement of cash flow objectives and 30% on achievement of customer value index ratings. The 1997 annual incentive award payment (reflected in the Summary Compensation Table in this proxy statement) was based on achievement of his composite goal at 35% over the target level. In the case of awards under the long-term incentive program, the target number of performance shares was valued at 70% of Mr. Jordan's base salary for the performance cycle that paid out in 1997 and 70% of his base salary for the cycle that commenced in 1997. Mr. Jordan's performance share awards for the cycle that paid out in 1997 were based 25% on achievement of the Company's consolidated goal and 75% on achievement of the subsidiary or business unit goals for the electric utility operations and the since-sold cable television operations and the nonregulated power business (60%, 30% and 10%, respectively). For the cycle that commenced in 1997, the three goals for that cycle described above are weighted equally. Long-term incentive awards paid out in 1997 are reported in the Summary Compensation Table in this proxy statement and represent a composite achievement of 4% over the target level of performance. Long-term incentive awards for the cycle begun in 1997 are reflected in the table for Long-Term Incentive Plan Awards in 1997 in this proxy statement. As shown in the table for Option Grants in 1997 in this proxy statement, Mr. Jordan was granted options to purchase 33,803 shares of the Company's Common Stock at an exercise price of $22.1875 per share. This represents a grant date value of the shares under option equal to approximately 75% of Mr. Jordan's 1996 year-end base salary.

  The Committee and the full Board of Directors determined that entering into a new employment contract with Mr. Jordan extending his employment for two years beyond his normal retirement date was in the best interests of the Company and its shareholders because of the extremely rapid pace of change in the industry and the Committee's subjective evaluation of the benefits of Mr. Jordan's experience, knowledge and industry leadership in positioning the Company to best meet the challenges and exploit the opportunities of this period of transition. In connection with the new agreement, it was agreed that Mr. Jordan would not participate in the Company's long-term incentive program for any performance cycle beginning after the one that commenced in 1997. Instead, he received a grant of 150,000 restricted shares of Common Stock which vest based solely on his continued service during the extended employment period, and an additional 150,000 restricted shares of Common Stock which vest based both on continued service and on achievement of the same performance goals that are applicable to his award under the long-term incentive compensation plan for the cycle that commenced in 1997 (as described in the preceding paragraph). The first 150,000 share grant is shown as a grant of restricted stock in the Summary Compensation Table and the second grant is shown as an additional award in the table for Long-Term Incentive Plan awards for 1997. In addition, the new agreement provides for the extension of the commencement date of deferred payments under the Company's deferred compensation plan, providing him the continued benefit of above-market interest rates on the deferrals during the period of the extension. Additional details regarding the employment contract are shown elsewhere in this Proxy Statement.

Robert J. Cruikshank
Richard E. Balzhiser
Linnet F. Deily
Robert C. Hanna

                     SHAREHOLDER RETURN PERFORMANCE GRAPH

  Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Common Stock with the cumulative total return of the S&P 500 Index and the S&P Electric Companies Index for the period commencing January 1, 1993 and ending December 31, 1997.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
           AMONG HOUSTON INDUSTRIES INCORPORATED, S&P 500 INDEX AND
                       THE S&P ELECTRIC COMPANIES INDEX
                    FOR FISCAL YEAR ENDED DECEMBER 31(1)(2)


                                     LOGO
                             [Graph appears here]

                                                          DECEMBER 31,
                                                  -----------------------------
                                                  1992 1993 1994 1995 1996 1997
                                                  ---- ---- ---- ---- ---- ----
Houston Industries Incorporated.................. $100 $111 $ 90 $132 $131 $166
S&P 500 Index.................................... $100 $110 $112 $153 $189 $252
S&P Electric Companies Index..................... $100 $113 $ 98 $128 $128 $162

--------
(1) Assumes that the value of the investment in Common Stock and each index was $100 on December 31, 1992 and that all dividends were reinvested.
(2) Historical stock price performance is not necessarily indicative of future price performance.

                     PROPOSAL TO AMEND THE COMPANY'S 1994
                     LONG-TERM INCENTIVE COMPENSATION PLAN

  In 1993, the Company's Board of Directors adopted and the shareholders approved the 1994 Houston Industries Incorporated Long-Term Incentive Compensation Plan (Plan). Officers and key employees (collectively, key employees) of the Company and its subsidiaries are eligible to participate in the Plan. The maximum number of shares of Common Stock as to which awards can be granted under the Plan as currently in effect (after adjustment for a two-for-one stock split in 1995 and after the 1997 amendment described below) is eight million shares.

  The Board of Directors believes that the Plan has been important in securing for the Company and its shareholders the benefits arising from ownership of Common Stock by key employees. The objectives of the Plan are to attract and retain key employees of the Company and its subsidiaries, to award the outstanding performance of such key employees, to encourage the sense of proprietorship of such key employees and to stimulate the active interest of such persons in the development and financial success of the Company and its subsidiaries. These objectives are to be accomplished by making awards under the Plan and thereby providing participants with a proprietary interest in the growth and performance of the Company and its subsidiaries.

  In 1997, for purposes of satisfying the requirements under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and to increase the maximum number of shares subject to grant under the Plan, the Board of Directors adopted, and the shareholders of the Company approved at the 1997 Annual Meeting of Shareholders, an amendment to the Plan. The 1997 amendment
(i) imposed a maximum annual individual limit on the number of shares subject to an option or subject to a restricted stock award, (ii) described the general financial and strategic goals utilized as performance-based objectives under the Plan and (iii) increased the number of shares of Common Stock available for awards under the Plan to eight million shares.

DESCRIPTION OF PLAN AMENDMENT

  On March 4, 1998, the Board of Directors adopted, subject to and effective upon shareholder approval, an amendment to the Plan (Plan Amendment) which would increase the number of shares of Common Stock subject to the Plan by an additional ten million shares and increase the annual limit on the number of shares subject to grants of stock options to any one individual from 50,000 shares of Common Stock to 500,000 shares. The Plan Amendment would not change the 50,000 share per year limitation on Common Stock that is the subject of performance-based restricted stock awards. The following description of the Plan Amendment is qualified in its entirety by reference to the full text thereof, a copy of which is attached as Exhibit A to this Proxy Statement.

DISCUSSION OF THE CHANGES

  The Plan Amendment reflects the Company's increased emphasis on equity compensation as a means of aligning the interests of key employees and shareholders. The increased aggregate number of shares available will allow for increased annual utilization of shares for awards to a larger group of participants. The increase in the annual limitation on the number of shares that may be covered by a stock option granted to any one individual will allow for weighting compensation more heavily in favor of stock option grants in the future, in appropriate cases. Under the Plan, the exercise price of a stock option (and strike price of any related stock appreciation right) may not be less than the fair market value of the underlying Common Stock on the date of grant. The Plan Amendment will not increase the annual limitation on grants of performance-based restricted stock to any individual.

  The maximum grant provision in the Plan approved by the 1997 Annual Meeting of Shareholders was intended to enable the Company to comply with Section 162(m) of the Code. Section 162(m) of the Code (adopted in 1993), disallows deductions for compensation in excess of $1 million for certain executive officers of publicly held corporations, unless such compensation meets the requirements of Section 162(m) as "performance-based compensation." In order to continue to meet the requirements of Section 162(m), the

Company's shareholders must approve changes to certain material terms under which the compensation is payable. If the Plan Amendment is approved by the shareholders, the Company will continue to be entitled to deduct for tax purposes compensation paid under the Plan to its Chief Executive Officer and other participating officers notwithstanding the $1 million limitation under Code Section 162(m).

  The Plan Amendment, if approved by the Company's shareholders, will increase the aggregate authorized shares of Common Stock issuable under the Plan by ten million shares. As of March 23, 1998, 12,351 shares of Common Stock have been issued under the Plan and 2,680,416 shares were subject to issuance upon exercise of outstanding options or the vesting of performance-based restricted stock awards and 5,307,233 shares were subject to issuance pursuant to future grants. Options covering 125,830 shares have been previously granted under the Plan to Mr. Jordan, 133,865 shares to Mr. Letbetter, 50,000 shares to Mr. Hogan, 74,739 shares to Mr. Kelly, 62,639 shares to Mr. Naeve and 663,763 shares to all executive officers as a group and 1,235,321 shares to all employees other than executive officers. Performance-based restricted stock awards covering a maximum of 88,763 shares have been previously granted under the Plan to Mr. Jordan, 46,742 shares to Mr. Letbetter, 27,514 shares to Mr. Hogan, 27,402 shares to Mr. Kelly, 19,094 shares to Mr. Naeve and 259,768 shares to all executive officers as a group and 388,084 shares to all employees other than executive officers. The closing market price of Common Stock on March 23, 1998 as reported in The Wall Street Journal was $27.875 per share. After giving effect to the proposed ten million share increase, the number of shares of Common Stock subject to issuance pursuant to future grants will be 15,307,233.

SUMMARY OF THE PLAN

  The Plan is administered solely by the Compensation Committee of the Company's Board of Directors. The Compensation Committee selects the participants and determines the type or types of awards and the number of shares to be optioned or granted to each participant under the Plan. Participants who may be granted awards under the Plan include all officers and key employees of the Company and its subsidiary corporations. All or part of an award may be subject to conditions established by the Committee, which may include continuous service with the Company and its subsidiaries, achievement of specific business objectives and other comparable measurements of performance.

The types of awards that may be made under the Plan are as follows:

  Stock Awards. The Plan provides for granting restricted stock awards and for making additional awards of opportunity shares in connection with such restricted stock awards. All stock awards are subject to the achievement of performance-related target objectives (Performance Objectives) by the Company and its subsidiaries. The degree to which the Company and its subsidiaries achieve Performance Objectives will serve as the basis for the Compensation Committee's determination of the portion of shares covered by a restricted stock award which will become vested by reason of the lapse of restrictions and the amount of additional opportunity shares, if any, relating to such restricted stock award which will be awarded. It is anticipated that these restrictions will lapse and that opportunity shares will be granted as follows: (1) a threshold (minimum) level of achievement will result in 50% of the restricted shares being vested but no opportunity shares will vest; (2) a target level of achievement will result in 100% of the restricted shares being vested but no opportunity shares will vest; and (3) a maximum level of achievement will result in both 100% of the restricted shares and 100% of the opportunity shares being vested. A minimum, or threshold, level of achievement must be accomplished before any vesting of restricted shares will occur. For achievement between any two levels, restricted shares or opportunity shares, as applicable, will vest on a pro rata basis.

  The Compensation Committee will establish Performance Objectives for a specified period of not less than one year nor more than six years (Performance Cycle). The criteria by which the Company's performance will be measured for the purpose of awarding restricted stock and opportunity shares is now based upon targets established by the Committee with respect to one or more of the following financial factors: earnings per share growth, total return ranking among S&P Electric Companies Index, and cash return on capitalization ranking among S&P Electric Companies Index. Restricted stock awards and the allocation of opportunity shares which may be awarded in connection with such restricted stock awards will be made not later than 90 days after the beginning of a Performance Cycle, but may, in the Compensation Committee's discretion, be made from time to time during a Performance Cycle to an officer or key employee hired or promoted after the commencement of the Performance Cycle. No key employee may receive a restricted stock award (including an award of opportunity shares) during any calendar year for a number of shares in excess of 50,000 shares.

  The grant of a restricted stock award may be implemented by (1) credit to a bookkeeping account maintained by the Company evidencing the accrual to a key employee of unsecured and unfunded rights to shares of Common Stock or (2) delivery of certificates for shares of Common Stock to the key employee, who must execute appropriate stock powers in blank and return the certificates and stock powers to the Company to be held in escrow for future delivery in accordance with the terms of the restricted stock award.

  No key employee granted a restricted stock award implemented by credit to a Company bookkeeping account shall have any rights as a shareholder by virtue of such grant until shares are actually issued or delivered to such key employee. The grant of such stock award may provide that the key employee shall be entitled to receive an amount equivalent to any dividend payable with respect to the number of shares which, as of the record date for which dividends are payable, have been credited but not delivered to such key employee. As provided in the grant, such dividend equivalents may be (1) paid at such time or times as dividends are paid on shares of Common Stock during the period when such shares are as yet undelivered, (2) paid at the time the shares to which the dividend equivalents apply are delivered or (3) reflected by the credit of additional full or fractional shares in an amount equal to the amount of such dividend equivalents divided by the fair market value of a full share of Common Stock on the date of payment of the dividend on which the dividend equivalent is based. Any arrangement for the payment or credit of dividend equivalents will terminate if and to the extent that the right to receive shares of Common Stock pursuant to the terms of the restricted stock award terminates or lapses.

  A key employee granted a restricted stock award that is implemented by issuance of a stock certificate will have, at the time of such grant, all of the benefits of ownership in respect of such shares, including the right to receive dividends thereon and to vote such shares, subject to the restrictions set forth in the Plan and in the instrument evidencing the grant of such restricted stock award. Such shares, however, will be held in escrow and, until the restrictions set forth in the Plan have lapsed, (1) may not be sold or otherwise disposed of, and (2) are required to be returned to the Company to the extent that the Compensation Committee determines that the Company did not achieve the Performance Objectives established for the Performance Cycle with respect to which the shares were awarded, or if the employment of the key employee to whom the restricted stock award has been granted is terminated for any reason other than a reason which causes such restrictions to lapse (as hereinafter described). Additional restrictions may be imposed by the Compensation Committee on individual restricted stock awards, which restrictions will lapse as to all or a portion of the shares covered by a restricted stock award (and additional opportunity shares may be awarded), as more fully described in the Plan, (1) if the Compensation Committee determines that the Performance Objectives established for the Performance Cycle with respect to which the shares were awarded have been achieved or (2) upon the key employee's death, long-term disability or retirement on or after age 60 or if such key employee's employment is terminated by the Company without cause. In addition, upon a change in control of the Company (as defined in the Plan), the Company shall pay cash to each key employee to whom a restricted stock award has been made (and with respect to which the restrictions have not previously lapsed) in an amount equal to the number of shares granted pursuant to such restricted stock awards and all related opportunity shares times the fair market value of the Common Stock on the date of the change in control.

  Related Tax Payments. Each key employee who has received shares pursuant to a restricted stock award with respect to which all of the restrictions set forth in the Plan have lapsed or pursuant to an award of opportunity shares related to such restricted stock award may also receive from the Company a cash payment in an amount, if any, determined by the Compensation Committee, not to exceed that amount sufficient to pay such key employee's tax liability (assuming the highest rates of tax applicable to any individual taxpayer in the year in which such payment is made) with respect to (1) such shares and (2) such cash payment.

  Stock Options and SARs. In addition to stock awards, the Plan provides for granting (1) incentive stock options, (2) nonstatutory stock options and (3) stock appreciation rights (SARs).

  Incentive and nonstatutory stock options may be granted to a key employee either alone or with an attached SAR. The number of shares, the exercise price, the terms and conditions of exercise, whether the option will qualify as an incentive stock option under the Code or a nonqualified stock option, and other terms of grant will be fixed by the Compensation Committee and set forth in an option agreement; provided, that no key employee may receive a stock option grant during any calender year for a number of shares in excess of 50,000 shares (to be changed to 500,000 shares under the Plan Amendment). The price payable upon exercise of an option may not be less than the fair market value per share of the Common Stock at the time of the grant, and may be paid either in cash or, with the consent of the Compensation Committee, with shares of Common Stock or a combination thereof.

  An option designed as an incentive stock option is intended to qualify as such under Section 422 of the Code. Thus, the aggregate fair market value, determined at the time of the grant, of the shares with respect to which incentive stock options are exercisable for the first time by an individual during any calendar year may not exceed $100,000. Nonstatutory stock options are not subject to this limitation.

  No stock option may be exercised until at least one year after the date of the grant, except that this restriction shall cease to apply upon and simultaneously with a change in control of the Company (as defined in the Plan). No option may be outstanding for more than ten years after its grant.

  If an SAR is granted together with a stock option, such a right will entitle the holder to receive upon exercise of the SAR cash or, at the election of the Compensation Committee, shares of Common Stock or a combination thereof in an amount equal to the difference between the option exercise price and the market value (on the date of grant) of the shares of Common Stock subject to such option. The exercise of an SAR shall be in lieu of the exercise of the related stock option. SARs generally may be exercised only at such times and to the extent the options to which they relate are exercisable.

  Stock options and SARs are nontransferable other than by will or the laws of descent and distribution. The legal representatives of a deceased key employee may exercise a stock option or the attached SAR, to the extent it is exercisable on the date of death, within three years after the death of the key employee. A stock option and any attached SAR may be exercised, to the extent it is exercisable on the date of the event, within 90 days, in the case of an incentive stock option, and three years in the case of a nonstatutory stock option, following early retirement, disability or termination of employment of the key employee; provided, however, that a stock option and any attached SAR will terminate on the date of discharge of such key employee if the Compensation Committee determines in its discretion that it is not in the best interests of the Company that the right of such discharged key employee to exercise the stock option or attached SAR continue. All stock options and any attached SARs become fully exercisable and may be exercised within 90 days, in the case of an incentive stock option, and three years, in the case of a nonstatutory stock option, following retirement on or after age 65.

  The number and kind of shares covered by the Plan and by outstanding options under the Plan are subject to adjustment in the event of any reorganization, recapitalization, reclassification or other changes in the capital stock or increase or decrease in the number of outstanding shares of Common Stock.

  Amendment and Termination. The Plan may be amended, modified, suspended or terminated by the Board of Directors. No amendment shall be effective prior to approval of the shareholders to the extent such approval is then required pursuant to Rule 16b-3 under the Securities Exchange Act of 1934 in order to preserve the applicability of any exemption provided by such rule to any stock incentive then outstanding (unless the holder consents) or to the extent shareholder approval is otherwise required by applicable legal requirements.

The Board of Directors may terminate the Plan as of any date specified in a resolution adopted by the Board for that purpose. If not earlier terminated, the Plan shall terminate on February 2, 2003. No stock incentives may be granted after the Plan has terminated.

  Federal Income Tax Consequences Relating to Options and SARs. Some of the options issuable under the Plan may constitute incentive stock options within the meaning of Section 422 of the Code, while other options granted under the Plan may be non-qualified stock options. The Code provides for tax treatment of stock options qualifying as incentive stock options which may be more favorable to employees than the tax treatment accorded non-qualified stock options. Generally, upon the exercise of an incentive stock option, the optionee will recognize no income for U.S. federal income tax purposes. The difference between the exercise price of the incentive stock option and the fair market value of the stock at the time of exercise is an item of tax preference that may require payment of an alternative minimum tax. On the sale of shares acquired by exercise of an incentive stock option (assuming that the sale does not occur within two years of the date of grant of the option or within one year from the date of exercise), any gain will be taxed to the optionee as mid-term or long-term capital gain (depending on the holding period). In contrast, upon the exercise of a non-qualified option, the optionee recognizes taxable income (subject to withholding) in an amount equal to the difference between the then-fair market value of the shares on the date of exercise and the exercise price. Upon any sale of such shares by the optionee, any difference between the sale price and the fair market value of the shares on the date of exercise of the non-qualified option will be treated generally as capital gain or loss. No deduction is available to the Company upon the grant or exercise of an incentive stock option (although a deduction may be available if the employee sells the shares so purchased before the applicable holding period expires), whereas upon exercise of a non-qualified stock option, the Company is entitled to a deduction in an amount equal to the income recognized by the employee. Except with respect to death or disability of an optionee, an optionee has three months after termination of employment in which to exercise an incentive stock option and retain favorable tax treatment at exercise. An option exercised more than three months after an optionee's termination of employment other than upon death or disability of an optionee cannot qualify for the tax treatment accorded incentive stock options. Such option would be treated as a non-qualified stock option instead. The amount of any cash or the fair market value of any stock received by the holder upon the exercise of SARs under the Plan will be subject to ordinary income tax in the year of receipt, and the Company will be entitled to a deduction for such amount.

  A participant's tax basis in shares purchased under the Plan is equal to the sum of the price paid for the shares, if any, and the amount of ordinary income recognized by the participant on the transfer of the shares. The participant's holding period for the shares begins immediately after the transfer of the shares. If a participant sells shares, any difference between the amount realized in the sale and the participant's tax basis in the shares is taxed as long-term, mid-term or short-term capital gain or loss (provided the shares are held as a capital asset on the date of sale), depending on the participant's holding period for the shares.

  Based on the provisions of the Plan, the Company expects that options and SARs under the Plan will comply with the requirements of Section 162(m) of the Code.

REQUISITE VOTE

  The vote required for approval of the Plan Amendment is the affirmative vote of a majority of the shares of Common Stock voted for or against the matter. In addition, approval of the Plan Amendment requires that the total votes cast on the matter exceed 50% of the shares of Common Stock outstanding and entitled to vote. If the requisite vote is not obtained, the amendment will not become effective.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PLAN AMENDMENT.

      RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS AND AUDITORS

  The Board of Directors, upon the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP as independent accountants and auditors to conduct the annual audit of the Company's accounts for the year 1998. Deloitte & Touche LLP (and their predecessors) have served as independent accountants and auditors for the Company since 1932. Approval of Item 3 requires the affirmative vote of a majority of shares of Common Stock voted for or against the matter. If ratification of the appointment is not approved, the Board will reconsider the appointment.

  Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire. They will be available to respond to appropriate questions from shareholders at the Annual Meeting.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT ACCOUNTANTS AND AUDITORS.

                                 OTHER MATTERS

  The Board of Directors does not intend to bring any other matters before the Annual Meeting and has not been informed that any other matters are to be property presented to the Annual Meeting by others. In the event that other matters properly come before the Annual Meeting or any adjournments thereof, it is intended that the persons named in the accompanying proxy will vote pursuant to the proxy in accordance with their best judgment on such matters.

         SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING OF SHAREHOLDERS

  Any shareholder who intends to present a proposal at the 1999 annual meeting of shareholders and who requests inclusion of the proposal in the Company's proxy statement and form of proxy relating to that meeting in accordance with applicable rules of the SEC must file such proposal with the Company by November 27, 1998.

         DIRECTOR NOMINATIONS FOR 1999 ANNUAL MEETING OF SHAREHOLDERS

  The Company's Bylaws provide for shareholder nominations for the election of directors, subject to certain procedural requirements. The requirements include, among other things, the timely delivery to the Company's Corporate Secretary of (i) notice of the nomination; (ii) evidence of the shareholder's status as such and the number of shares beneficially owned; and (iii) a list of the persons (if any) with whom the shareholder is acting in concert and the number of shares such persons beneficially own. The Bylaws also provide that, to be timely in connection with an annual meeting of shareholders, a shareholder's notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than 90 days nor more than 180 days prior to the date on which the immediately preceding year's annual meeting of shareholders was held. For the 1999 annual meeting, therefore, nominations must be received no later than February 5, 1999 nor earlier than November 7, 1998. The Bylaws further provide that a shareholder wishing to make a nomination must submit information concerning the nominee such as would be required by a proxy statement. The Bylaws provide that failure to follow the required procedures renders the person ineligible for nomination at the meeting at which such person is proposed to be nominated. Compliance with the procedures does not require the Company to include the proposed nominee in the Company's proxy solicitation material. A copy of the Bylaws setting forth the requirements for the nomination of director candidates by shareholders may be obtained by writing Mr. Hugh Rice Kelly, Corporate Secretary, at the Company's address shown above.

                         ANNUAL REPORT TO SHAREHOLDERS

  The Summary Annual Report to Shareholders, together with the enclosed Appendix A--1997 Financial Statements, which contains the Company's consolidated financial statements for the year ended December 31, 1997, accompany the proxy material being mailed to all shareholders. The Summary Annual Report is not a part of the proxy solicitation material.

                                          By Order of the Board of Directors,
                                          LOGO
                                          /s/ Don D. Jordan
                                          Don D. Jordan
                                          Chairman and Chief Executive Officer

March 27, 1998

                                                                      EXHIBIT A

                     1994 HOUSTON INDUSTRIES INCORPORATED
                     LONG-TERM INCENTIVE COMPENSATION PLAN

PROPOSED AMENDMENT

  1. The first two sentences of Section 3.2 of the Plan are hereby amended to read as follows:

    "The aggregate number of shares of Common Stock which may be issued under this Plan shall not exceed Eighteen Million (18,000,000) shares, subject to adjustment as hereinafter provided. All or any part of such Eighteen Million shares may be issued pursuant to Stock Awards."

  2. The last sentence of Section 3.2 of the Plan is hereby amended in its entirety to read as follows:

    "Notwithstanding anything herein to the contrary, no Key Employee may be granted, during any calendar year, (i) Options (including Stock Appreciation Rights) covering, in the aggregate, more than 500,000 shares of Common Stock authorized under the Plan or (ii) Restricted Stock Awards (including "opportunity shares') covering, in the aggregate, more than 50,000 shares of Common Stock authorized under the Plan, in each case subject to adjustment in the same manner provided in Section 13.3."

                                      LOGO
[LOGO OF HOUSTON INDUSTRIES APPEARS HERE]

[LOGO OF HOUSTON INDUSTRIES APPEARS HERE]





                        HOUSTON INDUSTRIES INCORPORATED

                           1997 FINANCIAL STATEMENTS


                                                                      APPENDIX A

                               Table of Contents

Management's Discussion and Analysis of Financial Condition
  and Results of Operations.........................................     1

Quantitative and Qualitative Disclosures About Market Risk..........    24

Statements of Consolidated Income...................................    27

Statements of Consolidated Retained Earnings........................    29

Consolidated Balance Sheets.........................................    30

Consolidated Statements of Capitalization...........................    32

Statements of Consolidated Cash Flows...............................    35

Notes to Consolidated Financial Statements..........................    37

Independent Auditors' Report........................................    73

                        HOUSTON INDUSTRIES INCORPORATED
                          1997 FINANCIAL INFORMATION

  This Appendix A is derived from Item 7 (Management's Discussion and Analysis of Financial Condition and Results of Operations), Item 7A (Quantitative and Qualitative Disclosures About Market Risk) and Item 8 (Financial Statements and Supplementary Data) of the Annual Report on Form 10-K of Houston Industries Incorporated (Company) for the year ended December 31, 1997 (Form 10-K). A copy of the Form 10-K can be obtained without charge by contacting the Investor Relations department of the Company at the address set forth in the Company's 1998 Annual Report to Shareholders. Reference is made to the Form 10-K for additional information about the business and operations of the Company and its subsidiaries.

FORWARD-LOOKING STATEMENTS

  Statements contained in this Appendix A that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management's beliefs as well as assumptions made by and information currently available to management. Because such statements are based on assumptions as to future economic performance and are not statements of fact, actual results may differ materially from those projected. Important factors that could cause future results to differ include (i) the effects of competition in the electric power and natural gas industries, (ii) legislative and regulatory changes, (iii) fluctuations in the weather, (iv) fluctuations in energy commodity prices, (v) environmental liabilities, (vi) changes in the economy and (vii) other factors discussed in this and other filings by the Company with the Securities and Exchange Commission. When used in the documents or oral presentations, the words "anticipate," "estimate," "expect," "intend," "objective," "projection," "forecast," "goal" or similar words are intended to identify forward-looking statements.

  The following sections of this Appendix A contain forward-looking statements:
"Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations by Business Segment -- Energy Marketing," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations by Business Segment -- Corporate," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Factors Affecting Future Earnings of the Company and its Subsidiaries," and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Company Consolidated Capital Requirements" and "Quantitative and Qualitative Disclosures about Market Risk".

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

  The following discussion and analysis should be read in combination with the Company's consolidated financial statements and notes contained in Item 8 below (Company's Consolidated Financial Statements).

                        HOUSTON INDUSTRIES INCORPORATED

  Houston Industries Incorporated (Company) is a diversified international energy services company. It operates the nation's tenth largest electric utility in terms of kilowatt-hour (KWH) sales, and its three natural gas distribution divisions together form the nation's third largest natural gas distribution operation in terms of customers served. The Company also invests in international and domestic electric utility privatizations, gas distribution projects and the development of unregulated power generation projects. The Company is also a major interstate natural gas pipeline and energy services company, providing gas transportation, supply, gathering and storage, and wholesale natural gas and electric power marketing services.

  The Company is exempt from regulation as a public utility holding company pursuant to Section 3(a)(2) of the Public Utility Holding Company Act of 1935, as amended (1935 Act), except with respect to the acquisition of certain voting securities of other domestic public utility companies and utility holding companies.

                      CONSOLIDATED RESULTS OF OPERATIONS

  On August 6, 1997, the Company completed its acquisition (Merger) of NorAm Energy Corp. (NorAm), a natural gas gathering, transmission, marketing and distribution company. The Merger was accounted for as a purchase; accordingly, the Company's results of operations for 1997 include NorAm's results of operations beginning on August 6, 1997 (Acquisition Date).

  To enhance comparability between reporting periods, certain information below is presented on a pro forma basis and reflects the acquisition of NorAm as if it had occurred at the beginning of the 1996 and 1997 reporting periods presented. Pro forma purchase-related adjustments include amortization of goodwill and the revaluation on a preliminary basis of the fair value of certain NorAm assets and liabilities. The pro forma results of operations are not necessarily indicative of the combined results of operations that actually would have occurred had the acquisition occurred on such dates. The Company, however, believes that the presentation of pro forma data provides a more meaningful comparative standard for assessing changes in the Company's consolidated financial condition and results of operations during the years ended December 31, 1997 and 1996, since the pro forma presentation combines a full year of results of the Company and its acquired NorAm operations.

  In general, the Company's 1997 results of operations and prior year pro forma amounts reflect the effects of the acquisition of NorAm, which include (i) significant increases in amortization attributable to purchase accounting, (ii) increases in shares outstanding and interest expense, and (iii) the impact of revenues and operating expenses attributable to the newly acquired NorAm business units.

                      CONSOLIDATED RESULTS OF OPERATIONS

                                                                            UNAUDITED PRO
                                                 ACTUAL                         FORMA
                                           --------------------             -------------
                                              TWELVE MONTHS                 TWELVE MONTHS
                                              ENDED DECEMBER                ENDED DECEMBER
                                                    31,                           31,
                                           --------------------             -------------
                                                                  PERCENT                     PERCENT
                                           1997            1996    CHANGE    1997    1996      CHANGE
                                           ----            ----    ------    ----    ----      ------
                                                      (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues                                  $6,873          $4,095    68%    $10,210  $8,884       15%
Operating Expenses                         5,809           3,105    87%      8,991   7,612       18%
Operating Income                           1,065             990     8%      1,219   1,272       (4%)
Other Expenses, Net(1)                       437             385    14%        546     595       (8%)
Income Taxes                                 206             200     3%        234     245       (4%)
Net Income(2)                                421             405     4%        439     432        2%
Basic Earnings Per Share                    1.66            1.66              1.56    1.48        5%
Diluted Earnings Per Share                  1.66            1.66              1.56    1.48        5%

__________

(1) Includes a $121 million unrealized accounting loss incurred in the fourth quarter of 1997 relating to the Company's 7% Automatic Common Exchange Securities (ACES). See Note 1(n) to the Company's Consolidated Financial Statements.

(2) Includes $37 million of interest income attributable to a tax refund in 1997.

                                            ACTUAL
                                        --------------
                                        TWELVE MONTHS
                                        ENDED DECEMBER
                                              31,
                                        --------------    PERCENT
                                         1996    1995     CHANGE
                                        ------  ------    -------
  Revenues............................  $4,095  $3,729      10%
  Operating Expenses..................   3,105   2,824      10%
  Operating Income....................     990     905       9%
  Other Expenses, Net.................     385     308      25%
  Income Taxes........................     200     200
  Income from Continuing Operations...     405     397       2%
  Gain from Discontinued Operations...             708
  Net Income..........................     405   1,105     (63%)
  Basic Earnings Per Share............    1.66    1.60       4%
  Diluted Earnings Per Share..........    1.66    1.60       4%


  1997 Compared to 1996 (Actual). The Company's actual consolidated net income from continuing operations for 1997 was $421 million ($1.66 per share) compared to $405 million ($1.66 per share) in 1996. Although income increased by $16 million, the Company's basic and diluted earnings per share remained the same due to the issuance of approximately 47.8 million additional shares of the Company's common stock as a portion of the consideration paid in connection with the Merger. The Company's income from continuing operations reflects net non-recurring and other after-tax charges amounting to $42 million in 1997 and $67 million in 1996. Charges in 1997 included a non-cash, unrealized accounting loss of $79 million on the ACES, which were issued in July 1997, partially offset by $37 million of interest income related to a refund of federal income taxes in 1997. For a discussion of the accounting loss in connection with the ACES, see "-- Certain Factors Affecting Future Earnings of the Company and its Subsidiaries -- Accounting Treatment of ACES." The non-recurring, after-tax charges in 1996 included a $62 million charge taken in connection with the settlement of South Texas Project Electric Generating Station (South Texas Project) litigation claims and a $5 million loss associated with Houston Industries Energy, Inc.'s (HI Energy) investment in two tire-to- energy plants in Illinois.

  After adjusting for non-recurring and other charges in both years, income from continuing operations for 1997 would have been $463 million ($1.83 per share) compared to $472 million ($1.93 per share) in 1996. The decrease is due in part to the additional amortization of certain lignite reserves by the Company's electric operations division (Electric Operations), the amortization of goodwill recorded upon the Merger and increased interest expense. The increase in interest on long-term debt and other interest on the Company's Statements of Consolidated Income reflect both (i) the $1.4 billion indebtedness incurred by the Company to fund a portion of the cost of the Merger and (ii) the consolidation of NorAm's existing indebtedness with that of the Company. Partially offsetting these effects were increased Electric Operations' sales due to customer growth, improved results at HI Energy and the additional operating income generated by the new business units acquired in the Merger.

  1997 Compared to 1996 (Pro Forma). The Company's pro forma consolidated earnings for 1997 were $439 million ($1.56 per share) compared with $432 million ($1.48 per share) in 1996.

  Excluding the non-recurring and other charges described above, the Company's 1997 pro forma income from continuing operations would have been $481 million ($1.71 per share) compared to $499 million ($1.71 per share) in 1996. This decrease in pro forma earnings, as adjusted for non-recurring and other charges, is principally the result of (i) hedging-related losses incurred in the first quarter of 1997 (prior to the Merger) by a subsidiary of NorAm, which losses are not reflected in the Company's actual results of operations since they were incurred prior to the Merger, (ii) a weather-related decline in sales volumes from the natural gas distribution segment, and (iii) increased administrative and general expenses associated with increased staffing and marketing in connection with increasing the scope of energy marketing activities.

  Pro forma consolidated net income for 1997 and 1996 exceeds actual consolidated net income for such years because purchase-related costs were more than offset on a pro forma basis by NorAm's earnings for the periods prior to the Acquisition Date. Such earnings were not part of the reported actual results.

  1996 Compared to 1995 (Actual). Consolidated income from continuing operations was $405 million ($1.66 per share) for 1996, compared to income from continuing operations of $397 million ($1.60 per share) in 1995. The Company's 1995 net income was $1.1 billion ($4.46 per share) including a one-time after-tax gain of $708 million ($2.86 per share) recorded upon the sale of the Company's cable television subsidiary.

  The Company's net income includes non-recurring, after-tax charges amounting to $67 million described above in 1996 and $24 million primarily related to the write-down of HI Energy's Illinois tire-to-energy plant investment in 1995. After adjusting for non-recurring gains and charges in both years, consolidated basic and diluted per share earnings from continuing operations rose nearly 14% to $1.93 in 1996 from $1.70 in 1995, while income from continuing operations rose to $472 million in 1996 from $422 million the previous year. The improvement in earnings resulted from increased sales at Electric Operations, improved results at HI Energy and a full year of after-tax dividend income ($37 million in 1996 compared to $18 million in 1995) from the Company's investment in Time Warner Inc. (Time Warner) securities.

                   RESULTS OF OPERATIONS BY BUSINESS SEGMENT

  In order to reflect the changes in the Company's business resulting from the acquisition of NorAm, the Company has organized its financial reporting segments into Electric Operations, Natural Gas Distribution, Interstate Pipeline, Energy Marketing, International and Corporate. The business and operations of each of these segments are described below and are shown for comparative purposes on a pro forma basis.

  All business segment data (other than data relating to Electric Operations) are presented on a pro forma basis as if the acquisition of NorAm had occurred on January 1 of the period presented. Pro forma results of operations are not necessarily indicative of the combined results of operations that actually would have occurred had the acquisition occurred on such date. The Company, however, believes that the presentation of pro forma data provides a more meaningful comparative standard for assessing changes in the results of operations of the business segments, because the pro forma presentation gives retroactive effect to the purchase-related adjustments, including amortization of goodwill and the revaluation on a preliminary basis of the fair market value of certain NorAm assets and liabilities.

  The following table presents operating income on (i) an actual basis for the year ended December 31, 1997 and (ii) a pro forma basis for each of the Company's business segments for the years ended December 31, 1997 and 1996.

                  OPERATING INCOME (LOSS) BY BUSINESS SEGMENT

                                         ACTUAL     UNAUDITED
                                       YEAR ENDED   PRO FORMA
                                      DECEMBER 31,  YEAR ENDED
                                      ------------  DECEMBER 31,
                                                  ---------------
                                         1997(1)   1997     1996
                                         ------   ------   ------
                                               (IN MILLIONS)
          Electric Operations........    $  995   $  995   $  997
          Natural Gas Distribution...        55      153      160
          Interstate Pipeline........        32      100      109
          Energy Marketing...........        16       15       49
          International..............        20       17       (1)
          Corporate..................       (53)     (61)     (42)
                                         ------   ------   ------
          Total Consolidated.........    $1,065   $1,219   $1,272
                                         ======   ======   ======
__________
(1) Includes NorAm business segments beginning on the Acquisition Date.

ELECTRIC OPERATIONS

  Electric Operations are conducted under the name "Houston Lighting & Power Company" or "HL&P" (HL&P), an unincorporated division of the Company. Electric Operations provides electric generation, transmission, distribution and sales to approximately 1.6 million customers in a 5,000 square mile area on the Texas Gulf Coast, including Houston (the nation's fourth largest city). Electric Operations constitutes the Company's largest business segment, representing 82% of the Company's consolidated pro forma operating income for 1997.

  The following table provides summary data, before income taxes, regarding the actual results of operations of Electric Operations for 1997, 1996 and 1995.

                                                YEAR ENDED
                                               DECEMBER 31,
                                              --------------  PERCENT
                                               1997    1996    CHANGE
                                              ------  ------    ----
                                                  (IN MILLIONS)
    Base Revenues(1)                          $2,839  $2,743       3%
    Reconcilable Fuel Revenues(2)              1,413   1,282      10%
    Fuel and Purchased Power Expense           1,477   1,347      10%
    Operation Expense                            737     640      15%
    Maintenance Expense                          228     249      (8%)
    Depreciation and Amortization Expense        569     546       4%
    Other Operating Expenses                     246     246      --
                                              ------  ------    ----
    Operating Income                          $  995  $  997      --
                                              ======  ======


                                               YEAR ENDED
                                               DECEMBER 31,
                                              --------------  PERCENT
                                               1996    1995   CHANGE
                                              ------  ------   -----
                                                   (IN MILLIONS)
    Base Revenues(1)                          $2,743  $2,645       4%
    Reconcilable Fuel Revenues(2)              1,282   1,035      24%
    Fuel and Purchased Power Expense           1,347   1,113      21%
    Operation Expense                            640     616       4%
    Maintenance Expense                          249     250      --
    Depreciation and Amortization Expense        546     475      15%
    Other Operating Expense                      246     246      --
                                              ------  ------
    Operating Income                          $  997  $  980       2%
                                              ======  ======   =====
__________
(1) Includes miscellaneous revenues, certain non-reconcilable fuel revenues and certain purchased power-related revenues.

(2) Includes revenues collected through a fixed fuel factor net of adjustment for over/under recovery. See "-- Operating Revenues -- Electric Operations."

OPERATING INCOME -- ELECTRIC OPERATIONS

  1997 Compared to 1996. Electric Operations' operating income (before income taxes) was $995 million in 1997 compared with $997 million the previous year. The decrease in operating income was due to increases in operations expense and depreciation and amortization expense, partially offset by increased revenues from electric sales growth and decreases in maintenance expense, as described below. Total KWH sales rose 3% during 1997, with increases of 1% in residential sales, 6% in commercial sales and 2% in firm industrial sales.

  1996 Compared to 1995. Electric Operations' operating income (before income taxes) was $997 million in 1996 compared with $980 million in 1995. Increased sales resulting from favorable weather and economic conditions helped offset the effects of the increases in operations expense and depreciation and amortization expense discussed below. Total KWH sales rose 6% during 1996, with increases of 4% in residential sales, 3% in commercial sales and 7% in firm industrial sales.

OPERATING REVENUES -- ELECTRIC OPERATIONS

  1997 Compared to 1996. Electric Operations' 3% increase in base revenues (which includes electric sales, miscellaneous revenues and certain non-reconcilable fuel) is primarily the result of newly recorded transmission revenues. Electric Operations' transmission revenues (which are considered miscellaneous revenues) in 1997 were $86 million but were offset by related transmission expenses of $88 million which are included in operation and maintenance expenses. For information regarding these transmission revenues, see "-- Certain Factors Affecting Future Earnings of the Company and its Subsidiaries -- Competition -- Electric Operations -- Competition in Wholesale Market" below.

  Electric Operations' 10% increase in reconcilable fuel revenue resulted primarily from increased natural gas prices. The Public Utility Commission of Texas (Texas Utility Commission) provides for recovery of certain fuel and purchased power costs through a fixed fuel factor included in electric rates. The fixed fuel factor is established during either a utility's general rate proceeding or its fuel factor proceeding and is generally effective for a minimum of six months. Revenues collected through such factor are adjusted monthly to equal actual fuel costs; therefore, such revenues and expenses have no effect on earnings unless fuel costs are determined not to be recoverable. The adjusted over/under recovery of fuel costs is recorded on the Company's Consolidated Balance Sheets as fuel-related credits or fuel-related debits, respectively. Fuel costs are reviewed during periodic fuel reconciliation proceedings, which are required at least every three years. Electric Operations filed a fuel reconciliation proceeding with the Texas Utility Commission on January 30, 1998 for the three year period ending July 31, 1997.

  In 1997, Electric Operations implemented (i) a $70 million temporary fuel surcharge (inclusive of interest) effective for the first six months of 1997 and
(ii) a $62 million temporary fuel surcharge (inclusive of interest) effective for the last six months of 1997. As of December 31, 1997, Electric Operations' cumulative under-recovery of fuel costs was $172 million, including interest. In December 1997, the Texas Utility Commission approved the implementation of a $102 million (inclusive of interest) temporary fuel surcharge which was implemented by Electric Operations on January 1, 1998, with recovery extending from 8 months to 16 months depending on the customer class. Electric Operations requested the surcharge in order to recover its under-recovery of fuel expenses for the period March 1997 through August 1997.

FUEL AND PURCHASED POWER EXPENSE -- ELECTRIC OPERATIONS

  Fuel costs constitute the single largest expense for Electric Operations. The mix of fuel sources for generation of electricity is determined primarily by system load and the unit cost of fuel consumed. The average cost of fuel used by Electric Operations in 1997 was $1.87 per million British Thermal Units (MMBtu) ($2.60 for natural gas, $2.02 for coal, $1.08 for lignite and $0.54 for nuclear). In 1996, the average cost of fuel was $1.82 per MMBtu ($2.31 for natural gas, $2.11 for coal, $1.11 for lignite and $0.62 for nuclear). Fuel costs are reconciled to fuel revenues resulting in no effect on earnings unless fuel costs are determined not to be recoverable.

  1997 Compared to 1996. Fuel expenses in 1997 increased by $66 million or 6% over 1996 expenses. The increase was driven by significant increases in the average unit cost of natural gas, which rose to $2.60 per MMBtu in 1997 from $2.31 per MMBtu in 1996. Purchased power expenses also increased in 1997 by $63 million or 20% over 1996 expenses. This change was primarily due to higher prices paid to qualifying facilities for purchased electric energy principally as a result of increases in gas prices, energy purchased under Electric Operations' joint dispatching agreement with the City of San Antonio (See Note 12(c) to the Company's Consolidated Financial Statements), and Electric Operations participating in the newly deregulated Texas wholesale energy market in order to buy and sell energy at lower costs to its customers.

  1996 Compared to 1995. Fuel expenses in 1996 increased by $146 million or 17% over 1995 expenses. The increase was driven by significant increases in the average unit cost of natural gas, which rose to $2.31 per MMBtu in 1996 from $1.69 per MMBtu in 1995. Purchased power expenses also increased in 1996 by $89 million over 1995 expenses. This change was driven primarily by the unit cost paid for purchased electric energy which rose as a result of the increase in natural gas prices.

OPERATION AND MAINTENANCE EXPENSES, DEPRECIATION, AMORTIZATION AND OTHER -- ELECTRIC OPERATIONS

  1997 Compared to 1996. Operation and maintenance expense increased $76 million in 1997, including $88 million due to transmission tariffs within the Electric Reliability Council of Texas (ERCOT). These expenses are largely offset by $86 million of revenue associated with wholesale transmission services. The additional expenses do not reflect a significant increase in Electric Operations' cost of providing transmission service, but only a change in the pricing and billing of wholesale transmission services among providers in Texas.

  In 1997, Electric Operations incurred $17.4 million in work force severance costs as a result of its efforts to streamline and improve certain business activities. In 1996, Electric Operations incurred severance costs of $30 million.

  Depreciation and amortization expense increased $23 million in 1997 compared to 1996. The increase is primarily due to the additional accelerated amortization of $16 million over 1996 of Electric Operations' investment in lignite reserves. In 1996, Electric Operations began amortizing its $153 million investment in these lignite reserves, which are associated with a canceled generation project. The lignite reserves will be fully amortized no later than 2002. In each of 1997 and 1996, Electric Operations wrote down its investment in the South Texas Project by $50 million in addition to ordinary depreciation associated with the South Texas Project. The additional amortization of the lignite reserves and the South Texas Project is allowed pursuant to Electric Operations' most recent rate order. For additional information regarding these amortizations, see Note 1(f) to the Company's Consolidated Financial Statements.

  1996 Compared to 1995. Operations and maintenance expense increased by $23 million or 3% in 1996. This increase is largely attributable to the implementation of an employee incentive compensation program and an increase in severance payments paid to former employees. A significant decline in employee benefits-related expenses partially offset the other increases in operations and maintenance expense.

  In 1995, Electric Operations incurred $15 million in work force severance as a result of its efforts to streamline and improve certain business activities as compared to $30 million in 1996.

NATURAL GAS DISTRIBUTION

  Domestic natural gas distribution operations (Natural Gas Distribution) are conducted through the Arkla, Entex and Minnegasco divisions of NorAm and are included in the Company's actual consolidated results of operations beginning on the Acquisition Date. These operations consist of natural gas sales to, and natural gas transportation for, residential, commercial and certain industrial customers in six states: Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma and Texas.

  The following table provides summary data regarding the unaudited pro forma financial results of operations of Natural Gas Distribution, including operating statistics, for 1997 and 1996. Results of operations data for prior periods are not presented because the Company had no operations in this segment prior to the Merger.

                                                  UNAUDITED
                                        PRO FORMA
                                        YEAR ENDED
                                        DECEMBER 31,
                                       -------------   PERCENT
                                       1997    1996     CHANGE
                                      ======  ======    ======
                                        ($ IN MILLIONS)
Operating Revenues                    $2,202  $2,113      4%
Operating Expenses:
 Natural Gas                           1,441   1,348      7%
 Operation and Maintenance               247     250     (1%)
 Depreciation and Amortization           123     120      3%
 Other Operating Expenses(1)             238     235      1%
                                      ------  ------    ------
  Total Operating Expenses             2,049   1,953      5%
                                      ------  ------    ------
Operating Income                      $  153  $  160     (4%)
                                      ======  ======    ======
Throughput Data (in Bcf):
 Residential and Commercial Sales        326     333     (2%)
 Industrial Sales                         59      58      2%
 Transportation                           42      42      -
                                      ------  ------
  Total Throughput                       427     433     (1%)
                                      ======  ======    ======
__________
(1) Before a $6 million one-time charge incurred in 1996 for early retirement and severance costs.

  1997 Compared to 1996 (Pro Forma). The increase of approximately $89 million (4%) in pro forma Natural Gas Distribution operating revenue for the year ended December 31, 1997 in comparison to the corresponding period of 1996 is principally due to the increase in purchased gas costs.

  Pro forma operating income was $153 million in 1997 compared with $160 million (before a one-time charge of $6 million for early retirement and severance) in 1996. The decrease of approximately $7 million (4%) in 1997 pro forma operating income was principally due to decreased Minnegasco customer usage due to warmer weather and customer conservation, decreased Arkla customer usage due to warmer weather (primarily in the first quarter of 1997) and Arkla's charges associated with the applicable state regulatory commission's methodology of calculating the price of gas charged to customers (the purchased gas adjustment) primarily in Louisiana. Partially offsetting the decrease is an increase in Minnegasco's performance based rate incentive recoveries and customer growth and increased revenues from Entex due to rate relief granted in 1996 and fully reflected in 1997.

  The $93 million (7%) increase in gas purchased costs in 1997 compared to 1996 primarily reflects the increase in Natural Gas Distribution's average cost of gas in 1997 (consistent with the overall increase in the market price of gas) along with the purchased gas adjustment described above.

INTERSTATE PIPELINE

  Interstate natural gas pipeline operations (Interstate Pipeline) are conducted through NorAm Gas Transmission Company (NGT) and Mississippi River Transmission Corporation (MRT), two wholly owned subsidiaries of NorAm. The NGT system consists of approximately 6,200 miles of natural gas transmission lines located in portions of Arkansas, Kansas, Louisiana, Mississippi, Missouri, Oklahoma, Tennessee and Texas. The MRT system consists of approximately 2,000 miles of pipeline serving principally the greater St. Louis metropolitan area in Illinois and Missouri. The results of operations of Interstate Pipeline are included in the Company's actual consolidated results of operations beginning on the Acquisition Date.

  The following table provides summary data regarding the unaudited pro forma results of operations of Interstate Pipeline including operating statistics for 1997 and 1996. Results of operations data for prior periods are not presented because the Company had no operations in this segment prior to the Merger.

                                             UNAUDITED
                                             PRO FORMA
                                               YEAR ENDED
                                              DECEMBER 31,
                                           -----------------    PERCENT
                                            1997        1996     CHANGE
                                           ----         ----     ------
                                                 ($ IN MILLIONS)
Operating Revenues                         $ 295       $ 347      (15%)
Operating Expenses:
 Natural Gas                                  42          76      (45%)
 Operation and Maintenance                    45          49       (8%)
 Depreciation and Amortization                46          45        2%
 Other Operating Expenses(1)                  62          68       (9%)
                                           -----       -----      -----
   Total Operating Expenses                  195         238      (18%)
                                           -----       -----      -----
Operating Income                           $ 100       $ 109       (9%)
                                           =====       =====      =====
Throughput Data (in million MMBtu):
Natural Gas Sales                             18          33      (45%)
Transportation                               911         952       (4%)
  Elimination(2)                             (17)        (31)      45%
                                           -----       -----
Total Throughput                             912         954       (4%)
                                           =====       =====      =====
__________
(1) Before a $17 million one-time charge incurred in 1996 for early retirement and severance costs.

(2)  Elimination of volumes both transported and sold.
  1997 Compared to 1996 (Pro Forma). Pro forma operating revenues for Interstate Pipeline decreased by $52 million (15%) for the year ended December 31, 1997 in comparison to the corresponding period of 1996. The decrease in revenues primarily reflects a decline in natural gas sales revenue resulting from the expiration in 1996 of an unbundled natural gas sales contract between Interstate Pipeline and Arkla. Natural gas sales to Natural Gas Distribution were $60 million in 1996 and none in 1997. It is anticipated that substantially all future revenues for Interstate Pipeline will be from natural gas transportation only.

  Pro forma operating income was $100 million in 1997 compared to $109 million (before a one-time charge of $17 million for early retirement and severance) in 1996. This decrease of approximately $9 million (9%) in Interstate Pipeline's pro forma operating income between 1997 and 1996 results primarily from three factors: (i) a 6% decrease in transportation revenues, (ii) a 43% decrease in natural gas sales revenue (as described above) and (iii) lower demand for natural gas transportation as a result of lower natural gas consumption (primarily weather-related) in the eastern markets served by the segment. These factors were offset partially by an approximately 18% decline in operating expenses primarily due to decreases in gas purchased.

  The decline in transportation revenues are largely attributable to price differentials between the average spot price for Mid-continent natural gas (Interstate Pipeline's primary supply area) and Gulf Coast natural gas in 1997. When prices of Gulf Coast gas decrease significantly relative to Mid-continent gas, downward pressure on transportation prices occurs when selling in west to east markets like those of NGT. This competitive pressure, in turn, results in a decline in average transportation rates under contracts that contain market-sensitive pricing provisions.

  The $34 million (45%) decrease in gas purchased costs in 1997 compared to 1996 is largely attributable to the expiration of long-term supply contracts entered into prior to unbundling, as discussed above. Other operating expenses decreased $4 million (9%) in 1997 compared to 1996 primarily due to the elimination of non-recurring costs combined with cost reductions related to the 1996 early retirement and severance program and reductions in costs allocated from NorAm.

  During 1997, Interstate Pipeline's largest unaffiliated customer was a natural gas utility that serves the greater St. Louis metropolitan area. Revenues from this customer are generated pursuant to several long-term firm transportation and storage contracts that currently are scheduled to expire at various dates between October 1999 and May 2000. Interstate Pipeline is currently negotiating with the natural gas utility to renew these agreements.

ENERGY MARKETING

  Energy marketing and gathering business (Energy Marketing) includes the operations of the Company's wholesale and selected retail energy marketing businesses and natural gas gathering activities conducted, respectively, by NorAm Energy Services, Inc. (NES), NorAm Energy Management, Inc. (NEM) and NorAm Field Services Corp. (NFS), three wholly owned subsidiaries of NorAm.

  The following table provides summary data regarding the unaudited pro forma results of operations of Energy Marketing, including operating statistics for 1997 and 1996. Results of operations data for prior periods are not presented because the Company had no operations in this segment prior to the Merger.


                                          UNAUDITED PRO
                                             FORMA
                                           YEAR ENDED
                                           DECEMBER 31
                                         --------------- PERCENT
                                           1997    1996  CHANGE
                                         -------  ------ ------
    (IN MILLIONS)
Operating Revenues                       $ 3,589  $2,645   36%
Operating Expenses:
 Natural Gas and Purchased Power, net      3,477   2,489   40%
 Operation and Maintenance                    46      68  (32%)
 Depreciation and Amortization                11      10   10%
 Other Operating Expenses                     40      29   38%
                                         -------  ------
   Total Operating Expenses                3,574   2,596   38%
                                         -------  ------
Operating Income                         $    15  $   49  (69%)
                                         =======  ======
Operations Data:
 Natural Gas (in Bcf):
  Sales                                    1,185   1,076   10%
  Transportation                              24      26   (8%)
  Gathering                                  242     231    5%
                                         -------  ------
   Total                                   1,451   1,333    9%
                                         =======  ======
 Electricity (in thousand MWH):
  Wholesale Power Sales                   24,997   2,776  800%
                                         =======  ======

  1997 Compared to 1996 (Pro Forma). Pro forma operating revenues for Energy Marketing increased by $944 million (36%) for 1997 in comparison to 1996 due to increased natural gas and electricity trading volumes. Increased volumes in 1997 had minimal effect on operating income due to low operating margins in both periods.

  Pro forma operating income for 1997 was $15 million compared to $49 million in 1996. This decrease of approximately $34 million (69%) was primarily attributed to: (i) hedging losses associated with anticipated first quarter 1997 sales under peaking contracts and (ii) losses from the sale of natural gas held in storage and unhedged in the first quarter of 1997 totaling $17 million. In addition, other operating expenses increased $11 million largely due to increased staffing and marketing activities made in support of the increased sales and expanded marketing efforts. Partially offsetting these unfavorable impacts were increased margins from natural gas gathering activities.

  Natural gas and purchased power expense increased $988 million (40%) in 1997 compared to 1996 primarily due to increased gas and electricity marketing activities but also included hedging losses and losses from the sale of natural gas, as discussed above.

  To minimize fluctuations in the price of natural gas and transportation, NorAm, primarily through NES, enters into futures transactions, swaps and options in order to hedge against market price changes affecting (i) certain commitments to buy, sell and transport natural gas, (ii) existing gas storage inventory and (iii) certain anticipated transactions, some of which carry off-balance sheet risk. NES also enters into natural gas derivatives for trading purposes and electricity derivatives for hedging and trading purposes. For a discussion about the Company's accounting treatment of derivative instruments, see Note 2 to the Company's Consolidated Financial Statements and "Quantitative and Qualitative Disclosures About Market Risk" below.

  The Company believes that NES' energy marketing and risk management services have the potential of complementing the Company's strategy of developing and/or acquiring unregulated generation assets in other markets. As a result, the Company has made, and expects to continue to make, significant investments in developing NES' internal software, trading and personnel resources.

INTERNATIONAL

  The Company's international business segment (International) includes the results of operations of HI Energy, a wholly owned subsidiary of the Company that participates in the development and acquisition of foreign independent power projects and the privatization of foreign generation and distribution facilities, and of the international operations of NorAm. Substantially all of the Company's International operations to date have been in Central and South America.

  Results of operations data for International are presented in the following table on an unaudited pro forma basis as if the Merger had occurred as of January 1, 1997 and 1996, as applicable. The primary pro forma adjustment made to this segment in connection with the Merger is to give effect to the development costs and other expenditures incurred by certain NorAm subsidiaries on international projects prior to the Acquisition Date. The adjustment had no effect on operating revenues. Results of operations for International for the years ended December 31, 1996 and 1995 are presented on an actual basis as the related NorAm operations for such years were immaterial.


                                                UNAUDITED
                                                PRO FORMA                    ACTUAL
                                               YEAR ENDED                  YEAR ENDED
                                          ------------------    PERCENT  --------------    PERCENT
                                           1997         1996    CHANGE    1996     1995     CHANGE
                                          -----        -----    -----    -----    -----     -----
                                           (IN MILLIONS)                  (IN MILLIONS)
     Operating Revenues                   $  92        $  62      48%    $  62    $  47       32%
     Operating Expenses:(1)
       Fuel                                  21           19      11%       19       18        6%
       Operation and Maintenance             50           42      19%       39       76      (49%)
       Depreciation and Amortization          4            2     100%        2        1      100%
                                          -----        -----             -----    -----
           Total Operating Expenses          75           63      19%       60       95      (37%)
                                          -----        -----             -----    -----
     Operating Income (Loss)              $  17        $  (1)            $   2    $ (48)
                                          =====        =====             =====    =====

----------
(1) International operating expenses are included in other operating expenses on the Company's Statements of Consolidated Income. The above detail is provided for informational purposes only.

  1997 Compared to 1996 (Pro Forma). Pro forma operating income for 1997 was $17 million compared to an operating loss of approximately $1 million for the same period in 1996. The first quarter of 1996 includes an $8 million pre-tax non-recurring charge related to the write-off of a portion of HI Energy's investment in two tire-to-energy plants in 1996. Excluding non-recurring charges, International would have had operating income in 1996 of $7 million. The increase in 1997 operating income is due to increased equity earnings of $32 million partially offset by higher operation expenses resulting from increased corporate and project development costs. Equity earnings increased primarily due to investments in Brazil and Colombia. Light Servicos de Eletricidade S.A. (Light) reported enhanced results in 1997 and a full year of operations compared to only eight months in 1996. HI Energy's investment in EPSA, a Colombian electric utility, in which HI Energy acquired a 28% interest in June 1997, also contributed to the increase in equity income.

  Excluding after-tax nonrecurring charges of $5 million for 1996, International's pro forma net income was $23 million and $3 million for 1997 and 1996, respectively. Generally, HI Energy's net income exceeds its operating income because of tax benefits and because equity income is reflected net of tax. However, in 1996 net income did not exceed operating income primarily due to lower equity earnings in 1996.

  1996 Compared to 1995 (Actual). Operating income for the year ended December 31, 1996 was $2 million compared to an operating loss of $48 million for the same period in 1995. The increase is primarily due to (i) equity earnings of approximately $16 million from Light which was acquired in May 1996, (ii) a $20 million reduction in non-recurring charges associated with the investment in two tire-to-energy plants (included in operation and maintenance expenses) and (iii) reduced project development costs (included in operation and maintenance expenses). International's actual net income in 1996 was $.2 million compared to a loss of $33 million in 1995.

  International intends to evaluate and consider a wide array of potential business strategies, including possible acquisitions, restructurings, reorganizations and/or dispositions of currently owned properties or investments. Pursuit of any of the above strategies, or any combination thereof could have a significant impact on the business operations and financial condition of International.

  For additional information about the accounting treatment of certain of HI Energy's foreign investments, see Note 5 to the Company's Consolidated Financial Statements.

CORPORATE

  Corporate. The Company's corporate and other business segment (Corporate) includes the operations of HI Power Generation, Inc. (HIPG), which is engaged in the acquisition, development, and operation of domestic non-rate regulated power generation facilities, the Company's unregulated retail electric services business, certain real estate holdings of the Company, corporate costs and inter-unit eliminations.

  In 1997, Corporate's pro forma operating loss of $61 million which reflects an increase of $19 million when compared to 1996. The increase in pro forma operating losses was primarily due to (i) losses associated with the Company's non-regulated utility services business; (ii) consumer services business; (iii) unregulated retail electric services business; and (iv) expenses related to the development of domestic power generation projects.

  HIPG. HIPG was formed in March 1997 to pursue the acquisition of domestic electric generation assets as well as the development of new domestic non-rate regulated power generation facilities. The Company has invested approximately $3 million in HIPG development activities since its formation. HIPG currently has entered into commitments associated with various generation projects amounting to $338 million, including certain commitments that remain subject to due diligence and other conditions. The Company currently expects to finance these commitments primarily with the proceeds from bank borrowings obtained by one or more subsidiaries of the Company. The Company expects that HIPG will continue to participate as a bidder in future sales of generating assets. Depending on the timing and success of HIPG's future bidding efforts resulting expenditures could be substantial.

                   CERTAIN FACTORS AFFECTING FUTURE EARNINGS
                      OF THE COMPANY AND ITS SUBSIDIARIES

  Earnings for the past three years are not necessarily indicative of future earnings and results. The level of future earnings depends on numerous factors including (i) the Company's ability to successfully integrate the operations of NorAm into the Company's operations; (ii) the future growth in the Company and its subsidiaries' energy sales; (iii) weather; (iv) the success of the Company's and its subsidiaries' entry into non-rate regulated businesses such as energy marketing and international and domestic power projects; (v) the Company's and its subsidiaries' ability to respond to rapid changes in a competitive environment and in the legislative and regulatory framework under which it has traditionally operated; (vi) rates of economic growth in the Company's and its subsidiaries' service areas; (vii) the ability of the Company and its subsidiaries to control costs and to maintain pricing structures that are both attractive to customers and profitable; (viii) the outcome of future rate proceedings; and (ix) future legislative initiatives.

  In order to adapt to the increasingly competitive environment in which the Company and its subsidiaries operate, the Company intends to evaluate and consider a wide array of potential business strategies. These may include business combinations or acquisitions involving other utility or non-utility businesses or properties, internal restructuring, and reorganizations or dispositions of currently owned properties or currently operating business units. Pursuit of any of the above strategies, or any combination thereof, may significantly affect the business operations and financial condition of the Company.

RATE PROCEEDINGS -- ELECTRIC OPERATIONS

  The Texas Utility Commission has jurisdiction (or, in some cases, appellate jurisdiction) over the electric rates of Electric Operations and as such monitors Electric Operations' earnings to ensure that Electric Operations is not earning in excess of a reasonable rate of return.

  In 1997, the Texas legislature considered but did not pass legislation intended to address various issues concerning the restructuring of the electric utility industry, including proposals that would permit Texas retail electric customers to choose their own electric suppliers beginning on December 31, 2001. The legislative proposals included provisions relating to full stranded cost recovery; rate reductions; rate freezes; the unbundling of generation operations, transmission and distribution and customer service operations; securitization of regulatory assets; and consumer protections. Although the Company and certain other parties (including the Texas Utility Commission) supported the bill, it was not enacted prior to the expiration of the legislative session.

  In October 1997, the Company presented a proposed transition to competition plan intended to address certain aspects of the proposals contained in the legislation formerly pending before the Texas legislature. By mid-December 1997, negotiations resulted in a settlement agreement (Settlement Agreement) among the Company and representatives of the state's consumer and industrial groups, the staffs of the City of Houston, the Texas Utility Commission and others that was presented to the Texas Utility Commission, where it is currently under consideration.

  Under the terms of the proposal, residential customers will receive a 4% credit to the base cost of electricity in 1998, increasing to 6% in 1999. Small and mid-sized businesses will receive a 2% credit to their base costs beginning in 1998. The combined effect of these reductions is expected to be a $166 million decrease in base revenues over a two year period. In addition, the Company (over the next two years) will be permitted to mitigate its potentially stranded costs by (i) redirecting to production property all of its current depreciation expenses that would otherwise be credited to accumulated depreciation for transmission and distribution property, and (ii) applying any and all earnings above a rate of return cap of 9.95% to additional depreciation of production property. The Company estimates that redirected depreciation over the two-year period of 1998 and 1999 will be approximately $364 million. As part of the Settlement Agreement, the Company will support proposed legislation in the 1999 Texas legislative session that includes provisions providing for retail customer choice effective December 31, 2001 and other provisions consistent with those in the 1997 proposed legislation.

  The Settlement Agreement is currently under consideration by the Texas Utility Commission, the City of Houston and other cities served by HL&P. In December 1997, the Texas Utility Commission approved the petition filed by the Company to implement the requested base rate credits on a temporary basis beginning January 1, 1998, pending final Texas Utility Commission consideration. The approval also included the accounting order necessary to permit the Company to begin redirecting depreciation from its transmission and distribution facilities to production property on a temporary basis pending final Texas Utility Commission consideration. A procedural schedule has been developed by the Texas Utility Commission whereby a final decision regarding the Settlement Agreement would be reached by the end of March 1998.

  Although the Company believes that the proposal has strong support from many groups active in the debate over deregulation of the electric industry, it is not in a position at this time to predict whether the proposal will be adopted, and if adopted, what form it ultimately may take.

COMPETITION -- ELECTRIC OPERATIONS

  Due to changing government regulations, technological developments and the availability of alternative energy sources, the U.S. electric utility industry has become increasingly competitive.

  Long-Term Trends in Electric Utility Industry. Based on a strategic review of the Company's business and of ongoing developments in the electric utility and related industries regarding competition, regulation and consolidation, the Company's management believes that the pace of change affecting the electric utility industry is likely to accelerate, albeit on a state-by-state basis. As of December 31, 1997, 16 states are considering legislative proposals to restructure electricity markets. The Company's management also believes the businesses of electricity and natural gas are converging and consolidating and these trends will alter the structure and business practices of companies serving these markets in the future. In particular, the Company's management has observed a trend toward performance based ratemaking for regulated transmission and distribution operations. This trend should provide incentives for electric utilities to become more efficient.

  Competition in Wholesale Market. The Energy Policy Act of 1992 and the Texas Public Utility Regulatory Act of 1995 (PURA) both contain provisions intended to facilitate the development of a wholesale energy market. Although HL&P's wholesale sales traditionally have accounted for less than 1% of its total revenues, the expansion of competition in the wholesale electric market is significant in that it has increased the range of nonutility competitors, such as exempt wholesale generators (EWGs) and power marketers, in the Texas electric market as well as resulted in fundamental changes in the operation of the state transmission grid.

  In February 1996, the Texas Utility Commission adopted rules granting third-party users of transmission systems open access to such systems at rates, terms and conditions comparable to those available to utilities owning such transmission assets. Under the Texas Utility Commission order implementing the rule, HL&P was required to separate, on an operational basis, its wholesale power marketing operations from the operations of the transmission grid and, for purposes of transmission pricing, to disclose each of its separate costs of generation, transmission and distribution.

  In January 1997, the Texas Utility Commission approved interim transmission cost of service rates under the new transmission access pricing rules. The associated 1997 revenue was $86 million offset by transmission expenses of $88 million.

  In August 1996, the Texas Utility Commission approved the creation of an Independent System Operator (ISO) to manage the electric grid of the Electric Reliability Council of Texas (ERCOT). The ISO is a key component of implementing the Texas Utility Commission's overall strategy to create a competitive wholesale market. The ISO is responsible for ensuring that all power producers and traders have fair access to the ERCOT electric transmission system. The ERCOT ISO plan is the first ISO proposal to be implemented in the U.S. The ISO is governed by an equal number of representatives from each of six wholesale market groups: investor owned utilities, municipally owned utilities, electric cooperatives and river authorities, transmission dependent utilities, independent power producers and power marketers.

  Competition in Retail Market. The Company has agreed pursuant to the Settlement Agreement to support legislation in 1999 that is intended to permit Texas retail electric customers to choose their own suppliers beginning on December 31, 2000.

  In January 1997, the Texas Utility Commission delivered a report to the Texas legislature on the scope of competition in Texas electric markets and the impact of competition and industry restructuring on customers in both competitive and non-competitive markets (including legislative recommendations to promote the public interest in such markets). In its report, the Texas Utility Commission recommended that the Texas legislature enact legislation to implement retail competition in Texas but recommended against any legislation that would introduce broad-based retail competition before 2000. The Texas Utility Commission is currently updating this report for the 1999 legislative session.

  For information about the Company's proposed transition to competition plan, see "-- Certain Factors Affecting Future Earnings of the Company and its Subsidiaries -- Rate Proceedings -- Electric Operations."

  Stranded Costs. As the U.S. electric utility industry continues its transition to a more competitive environment, a substantial amount of fixed costs previously approved for recovery under traditional utility regulatory practices (including regulatory assets and liabilities) may become "stranded," i.e., unrecoverable at competitive market prices. The issue of stranded costs could be particularly significant with respect to fixed costs incurred in connection with the past construction of generation plants, such as nuclear power plants, which would not command the same price for their output as they have in a regulated environment.

  In January 1997, the Texas Utility Commission delivered a report to the Texas legislature on stranded investments in the electric utility industry in Texas. The report estimated that the total amount of stranded costs for all Texas utilities could be as high as $21 billion, based on one set of assumptions, and alternatively projected that such costs could be minimal or non-existent, based on another set of assumptions. Electric Operations' estimated stranded costs as set forth in the Texas Utility Commission report, calculated based on various sets of assumptions provided by the Texas Utility Commission, ranged from non-existent to $6 billion. The broad range of estimates illustrates the inherent uncertainty in calculating these costs. The Texas Utility Commission is currently updating this report for the 1999 legislative session.

  Regulatory Assets and Liabilities. Electric Operations applies the accounting policies established in SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation" (SFAS No. 71). In general, SFAS No. 71 permits a company with cost-based rates to defer certain costs that would otherwise be expensed to the extent that the utility is recovering or expects to recover such costs in rates charged to customers. If, as a result of changes in regulation or competition, Electric Operations' ability to recover these assets and/or liabilities would not be assured, then pursuant to SFAS No. 101, "Accounting for Discontinuation of Application of SFAS No. 71 (SFAS No. 101) and SFAS No. 121, "Accounting for the Impairment of Long- Lived Assets and for Long-Lived Assets to be Disposed of" (SFAS No. 121), Electric Operations would be required to write off or write down such net regulatory assets to the extent that they ultimately were determined not to be recoverable. For further information concerning regulatory assets or the Company's balance sheet and discussion of the accounting for regulatory assets and liabilities, see Note 1(c) to the Company's Consolidated Financial Statements.

COMPETITION -- OTHER OPERATIONS

  Natural Gas Distribution competes primarily with alternate energy sources such as electricity and other fuel sources as well as with providers of energy conservation products. In addition, as a result of federal regulatory changes affecting interstate pipelines, it has become possible for other natural gas suppliers and distributors to bypass Natural Gas Distribution's facilities and market, sell and/or transport natural gas directly to small commercial and/or large volume customers.

  Interstate Pipeline competes with other interstate and intrastate pipelines in the transportation and storage of natural gas. The principal elements of competition among pipelines are rates, terms of service, and flexibility and reliability of service. Interstate Pipeline competes indirectly with other forms of energy available to its customers, including electricity, coal and fuel oils. The primary competitive factor is price. Changes in the availability of energy and pipeline capacity, the level of business activity, conservation and governmental regulations, the capability to convert to alternative fuels, and other factors, including weather, affect the demand for natural gas in areas served by Interstate Pipeline and the level of competition for transport and storage services.

  Energy Marketing competes for sales in its gas marketing business with other natural gas merchants, producers and pipelines based on its ability to aggregate supplies at competitive prices from different sources and locations and to utilize efficiently transportation from third-party pipelines. Energy Marketing also competes against other energy marketers on the basis of its relative financial position and access to credit sources. This competitive factor reflects the tendency of energy customers, natural gas suppliers and natural gas transporters to seek financial guarantees and other assurances that their energy contracts will be satisfied. As pricing information becomes increasingly available in the energy marketing business and as deregulation in the electricity markets continues to accelerate, the Company anticipates that Energy Marketing will experience greater competition and downward pressure on per-unit profit margins in the energy marketing industry.

  Competition for acquisition of international and domestic non-rate regulated power projects is intense. HI Energy and HIPG compete against a number of other participants in the non-utility power generation industry, some of which have greater financial resources and have been engaged in non-utility power projects for periods longer than the Company and have accumulated greater portfolios of projects. Competitive factors relevant to the non-utility power industry include financial resources, access to non-recourse funding and regulatory factors.

FLUCTUATIONS IN COMMODITY PRICES AND DERIVATIVE INSTRUMENTS

  For information regarding the Company's exposure to risk as a result of fluctuations in commodity prices and derivative instruments, see Item 7A below.

ACCOUNTING TREATMENT OF ACES

  The Company accounts for its investment in Time Warner Convertible Preferred Stock (TW Preferred) under the cost method. As a result of the Company's issuance of the ACES, certain increases in the market value of Time Warner common stock (the security into which the TW Preferred is convertible) could result in an accounting loss to the Company, pending the conversion of the Company's TW Preferred into Time Warner common stock.

  Prior to the conversion of the TW Preferred into Time Warner common stock, when the market price of Time Warner common stock increases above $55.5844, the Company records in Other Income (Expense) an accounting loss equal to the aggregate amount of such increase as applicable to all ACES multiplied by
0.8264. In accordance with generally accepted accounting principles, this accounting loss (which reflects the unrealized increase in the Company's indebtedness with respect to the ACES) may not be offset by accounting recognition of the increase in the market price of the Time Warner common stock that underlies the TW Preferred. Upon conversion of the TW Preferred, the Company will begin recording unrealized net changes in the market prices of the Time Warner common stock and the ACES as a component of common stock equity.

  As of December 31, 1997, the market price of Time Warner common stock was $62.00 per share. Accordingly, the Company recognized an increase of $121 million in the unrealized liability relating to its ACES indebtedness (which resulted in an after tax earnings reduction of $79 million or $.31 per share). The Company believes that this unrealized loss for the ACES is more than economically hedged by the approximately $430 million unrecorded unrealized gain at December 31, 1997 relating to the increase in the fair value of the Time Warner common stock underlying the investment in TW Preferred since the date of its acquisition. Any gain related to the increase in the fair value of Time Warner Common Stock would be recognized upon the sale of the TW Preferred or the shares of common stock into which such TW Preferred is converted. As of February 28, 1998, the price of Time Warner common stock was $67.50 per share which would have resulted in the Company recognizing an additional increase of $104 million in the unrealized liability represented by its indebtedness under the ACES. The related unrecorded unrealized gain as of February 28, 1998 would have been computed as an additional $126 million.

IMPACT OF THE YEAR 2000 ISSUE AND OTHER SYSTEM IMPLEMENTATION ISSUES

  The Company is currently evaluating its computer and software requirements in light of changes in the electric utility and energy services industries and the acquisition of NorAm and resulting expansions of the Company into energy trading activities.

  In September 1997, the Company entered into an agreement with SAP America, Inc. (SAP) to license SAP's proprietary R/3 enterprise software. The licensed software includes finance and accounting, human resources, materials management and service delivery components. Based on the current timetable for completion of the SAP implementation and integration project (Project), the Company estimates that the third-party cost (including software license fees, fees for consulting and other services and hardware acquisition costs) plus internal costs of the Project will be approximately $130 million. It is currently projected that these costs would be incurred over a three-year period. All business process reengineering costs associated with the Project will be expensed by the Company when incurred. It is anticipated that the implementation of SAP will negate the need to modify many of the Company's computer systems to accommodate the year 2000. The Company is also considering installing a new customer information system; expenditures for the installation of such a system have not been determined but could be significant.

  The Company is also evaluating various alternatives intended to permit its existing computer programs (those not anticipated to be replaced by SAP) to accommodate the year 2000 and beyond. Based on current internal cost and productivity studies as well as bids recently solicited from various computer software contractors, the Company estimates that the cost of resolving the year 2000 issue for its current operations (other than those anticipated to be replaced by SAP) will range between $20 million to $25 million.

  The costs of becoming year 2000 compliant and the dates by which the Company plans to complete the year 2000 modifications are based on management's estimates, which were derived utilizing numerous assumptions regarding future events, including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these cost or time estimates will be achieved, and actual results could differ materially. Specific factors that might cause such material differences include, but are not limited to, the availability of personnel trained in this area and the ability to locate and correct all relevant computer codes.

RISKS OF OVERSEAS OPERATIONS

  As of December 31, 1997, the Company's Consolidated Balance Sheets reflected $803 million of foreign investments, a substantial portion of which represent equity investments in foreign utility companies.

  Foreign power projects entail certain political and financial risks, distinct from those associated with domestic power projects. Such risks include (i) expropriation, (ii) political instability, (iii) currency exchange rate fluctuations and repatriation restrictions and (iv) regulatory and legal uncertainties. Although HI Energy seeks to minimize these risks in a variety of ways, including co-investing with local partners, financing investments with nonrecourse debt and reviewing the potential return of any investment against related political and other risks, there can be no assurance that HI Energy's efforts to minimize overseas operational risks will be successful.

  As of December 31, 1997, HI Energy held a 11.35% ownership interest in Light. Equity earnings from Light constitute a substantial portion of International's operating income. In December 1997, Light experienced numerous power outages in its service territory during a period of record peaks in electrical demand. The Brazilian electricity service regulatory agency (ANEEL) in February 1998 assessed against Light a $1.2 million penalty because of these outages. Light has protested the assessment of the fines.

  In February 1998, HI Energy and certain of its Argentine subsidiaries initiated an arbitration proceeding before the International Centre for Settlement of Investment Disputes against the Republic of Argentina, relating to alleged violations by the Province of Santiago del Estero and others of certain provisions of the concession contract held by EDESE. HI Energy and its subsidiaries are seeking recovery of damages in an amount to be determined, but estimated to be no less than $10 million.

ENVIRONMENTAL EXPENDITURES

  The Federal Clean Air Act (Clean Air Act) and other federal and state laws and regulations have required, and will continue to require, the Company to make significant expenditures in order to comply with environmental standards.

  Clean Air Act Expenditures. In 1996, the Company incurred costs of approximately $1 million and less than $1 million in 1997, in order to comply with requirements applicable to Electric Operations under the Clean Air Act, which requirements mandate that electric utilities install continuous emission monitoring equipment. Installation of the new systems was completed in 1996, and, based on existing regulatory requirements, the Company forecasts no additional significant expenditures for the installation of continuous emissions monitoring systems for 1998.

  The Clean Air Act also requires establishing new emission limitations for oxides of nitrogen (NOx). However, implementation of these limitations has been delayed until 1999. The Company did not incur NOx reduction costs in 1997 but it estimates that it will expend up to $10 million between 1998 and 1999 for NOx reductions. Current Texas Natural Resource Conservation Commission evaluations indicate NOx reductions will be required subsequent to 1999, however the magnitude and timing of such reductions have not been established.

  Expenditures Associated with Planned HIPG Acquisitions. The California South Coast Air Quality Management District updated the Air Quality Management Plan for attainment of the federal ozone standard in 1997. The plan included provisions for future year reductions in NOx emissions. Various emission reduction initiatives and emission credit purchases are being evaluated in association with the proposed acquisitions of generation assets by HIPG in California. The estimated capital expenditures associated with such reductions and/or purchases have not yet been determined.

  EPA Proceedings. In 1992, the EPA (i) identified the Company, along with several other parties, as "potentially responsible parties" (PRP) under the Comprehensive Environmental Response, Compensation and Liability Act for the costs of cleaning up a site located adjacent to one of the Company's transmission lines and (ii) issued an administrative order for the remediation of the site. The Company believes that the EPA took this action solely on the basis of information indicating that the Company in the 1950s acquired record title to a portion of the land on which the site is located. The Company does not believe that it now or previously held any ownership interest in the site covered by the order and has obtained a judgment to that effect from a court in Galveston County, Texas. Based on this judgment and other defenses that the Company believes to be meritorious the Company has elected not to adhere to the EPA's administrative order, even though the Company understands that other PRPs are proceeding with site remediation. To date, neither the EPA nor any other PRP has instituted a claim against the Company for any share of the remediation costs for the site. However, if the Company was determined to be a responsible party, the Company could be found to be jointly and severally liable along with the other PRPs, for the aggregate remediation costs of the site (which the Company estimates to be approximately $80 million in the aggregate) and could be subjected to substantial fines and damage claims. Although the ultimate outcome of this proceeding cannot be predicted at this time, the Company does not believe that this case will have a material adverse effect on the Company's financial condition, liquidity or results of operations.

  Litigation Involving Site Remediation. The Company is a defendant in litigation arising out of the environmental remediation of a site in Corpus Christi, Texas. The site was operated by third parties as a metals reclaiming operation. Although the Company neither operated nor owned the site, certain transformers and other equipment originally sold by the Company may have been delivered to the site by third parties. The Company and others have remediated the site pursuant to a plan approved by appropriate state agencies and a federal court. To date, the Company has recovered, or has commitments to recover from other responsible parties $2.2 million of the more than $3 million it has spent on remediation.

  In Dumes, et al. v. Company, et al. (filed in December 1991 and pending in the U.S. District Court for the Southern District of Texas, Corpus Christi Division), landowners near the Corpus Christi site have asserted claims that their property has been contaminated as a result of the remediation effort and are seeking approximately $70 million in compensatory damages, in addition to punitive damages of $51 million. The Dumes case is currently scheduled for trial in June 1998. Although the ultimate outcome of this case cannot be predicted at this time, the Company does not believe that this case will have a material adverse effect on the Company's financial condition, liquidity or results of operations.

  Manufactured Gas Plant Sites. NorAm and its predecessors operated a manufactured gas plant (MGP) adjacent to the Mississippi River in Minnesota formerly known as Minneapolis Gas Works (FMGW) until 1960. NorAm has completed remediation of the main site other than ongoing water monitoring and treatment. There are six other former MGP sites in the Minnesota service territory. Remediation has been completed on one site. Of the remaining five sites, NorAm believes that two were neither owned nor operated by NorAm; two were owned by NorAm at one time but were operated by others and are currently owned by others; and one site was previously operated by NorAm but was owned by others. NorAm believes it has no liability with respect to the sites it neither owned nor operated.

  At December 31, 1997, NorAm had estimated a range of $15 million to $77 million for possible remediation of the Minnesota sites. The low end of the range was determined based on only those sites presently owned or known to have been operated by NorAm, assuming use of NorAm's proposed remediation methods. The upper end of the range was determined based on the sites once owned by NorAm, whether or not operated by NorAm. The cost estimates for the FMGW site are based on studies of that site. The remediation costs for other sites are based on industry average costs for remediation of sites of similar size. The actual remediation costs will be dependent upon the number of sites remediated, the participation of other potentially responsible parties, if any, and the remediation methods used.

  In its 1995 rate case, NorAm's Minnegasco division was allowed to recover approximately $7 million annually for remediation costs. Such costs are subject to a true-up mechanism whereby any over or under recovered amounts, net of certain insurance recoveries, plus carrying charges, would be deferred for recovery or refund in the next rate case. At December 31, 1997 and 1996, Minnegasco had recorded a liability of $20.6 million and $35.9 million, respectively, to cover the cost of future remediation. In addition, at December 31, 1997, Minnegasco had receivables from insurance settlements of $2.9 million. These insurance settlements will be collected through 1999. Minnegasco expects that approximately half of its accrual as of December 31, 1997 will be expended within the next five years. The remainder will be expended on an ongoing basis for an estimated 40 years. In accordance with the provisions of SFAS No. 71, a regulatory asset has been recorded equal to the liability accrued. Minnegasco is continuing to pursue recovery of at least a portion of these costs from insurers. Minnegasco believes the difference between any cash expenditures for these costs and the amount recovered in rates during any year will not be material to the Company's or NorAm's overall cash requirements, results of operations or cash flows.

  Issues relating to the identification and remediation of MGPs are common in the utility industry. NorAm has received notices from the EPA and others regarding its status as a potentially responsible party for other sites. The Company and NorAm have not been able to quantify a range of environmental expenditures for potential remediation expenditures with respect to other MGP sites.

  Mercury Contamination. Like other natural gas pipelines, NorAm's pipeline operations have in the past employed elemental mercury in meters used on its pipelines. Although the mercury has now been removed from the meters, it is possible that small amounts of mercury have been spilled at some of those sites in the course of normal maintenance and replacement operations and that such spills have contaminated the immediate area around the meters with elemental mercury. Such contamination has been found by NorAm at some sites in the past, and NorAm has conducted remediation at sites found to be contaminated. Although NorAm is not aware of additional specific sites, it is possible that other contaminated sites exist and that remediation costs will be incurred for such sites. Although the total amount of such costs cannot be known at this time, based on experience by NorAm and others in the natural gas industry to date and on the current regulations regarding remediation of such sites, the Company and NorAm believe that the cost of any remediation of such sites will not be material to the Company or NorAm's financial position, results of operation or cash flows.

  Other. From time to time the Company and/or its subsidiaries have received notice from regulatory authorities or others that they are considered to be potentially responsible parties in connection with sites found to require remediation due to the presence of environmental contaminants. In addition, the Company has been named as a defendant in litigation related to such sites and in recent years has been named, along with numerous others, as a defendant in several lawsuits filed by a large number of individuals who claim injury due to exposure to asbestos while working at sites along the Texas Gulf Coast. Most of these claimants have been workers who participated in construction of various industrial facilities, including power plants, and some of the claimants have worked at locations owned by the Company. The Company anticipates that additional claims like those received may be asserted in the future and intends to continue its practice of vigorously contesting claims which it does not consider to have merit. Although their ultimate outcome cannot be predicted at this time, the Company does not believe, based on its experience to date, that these matters, either individually or in the aggregate, will have a material adverse effect on the Company's financial position, results of operation or cash flows.

  There exists the possibility that additional legislation related to global climate change, electromagnetic fields and other environmental and health issues may be enacted. Compliance with such legislation could significantly affect the Company and its subsidiaries. The precise impact of new legislation, if any, will depend on the form of the legislation and the subsequent development and implementation of applicable regulations.

OTHER CONTINGENCIES

  For a description of certain other legal and regulatory proceedings affecting the Company and its subsidiaries, see Notes 3, 4, 5 and 12 to the Company's Consolidated Financial Statements, which notes are incorporated herein by reference.

                        LIQUIDITY AND CAPITAL RESOURCES

COMPANY CONSOLIDATED CAPITAL REQUIREMENTS

  The liquidity and capital requirements of the Company and its subsidiaries are affected primarily by capital programs and debt service requirements. The capital requirements for 1997 were, and as estimated for 1998 through 2000 are, as follows:

                                                     MILLIONS OF DOLLARS
                                                  ------------------------------
                                                   1997    1998    1999    2000
                                                  ------  ------  ------  ------
Electric capital and nuclear fuel (excluding
 Allowance for funds used during construction)
 (AFUDC)                                          $  234  $  331  $  343  $  308
Natural Gas Distribution(1)                           61     138     146     150
Interstate Pipeline(1)                                16      73      17      17
Energy Marketing(1)                                   14       8       7       8
International project expenditures (excluding
 capitalized
 interest)(2)                                        224       8       2       4
Corporate (excluding HIPG)                            20      13      16      12
HIPG project expenditures (excluding capitalized
 interest)(2)                                          3     311      26
Maturities of long-term debt, preferred stock and
 minimum capital lease payments                      282     233     380   1,430
                                                  ------  ------  ------  ------
Total(3)                                          $  854  $1,115  $  937  $1,929
                                                  ======  ======  ======  ======
__________
(1) The 1997 capital expenditures for Natural Gas Distribution, Interstate Pipeline and Energy Marketing are reported on an actual basis and reflect expenditures only for the period from the effective date of the Merger, August 6, 1997, through December 31, 1997. On a pro forma basis after giving effect to the Merger on January 1, 1997, the capital expenditures for these business segments would have been: Natural Gas Distribution ($131 million), Interstate Pipeline ($26 million) and Energy Marketing ($24 million).

(2) Expenditures in the table reflect only expenditures made or to be made under existing contractual commitments entered into by International and HIPG. International and HIPG capital requirements are expected to be met through advances from the Company, the proceeds of project financings and the proceeds of borrowings at the Company's financial subsidiaries. Additional capital expenditures are dependent upon the nature and extent of future project commitments (some of which may be substantial). Expenditures for 1998 include a $237 million commitment by HIPG to purchase four power plants from Southern California Edison, which commitment was entered into in the fourth quarter of 1997.

(3) Expenditures in the table do not reflect expenditures associated with the Year 2000 issue and other system integration issues. For a discussion of these expenditures, see "-- Certain Factors Affecting Future Earnings of the Company and its Subsidiaries -- Impact of Year 2000 Issue and Other System Implementation Issues."

  The foregoing estimates are forward looking statements and are based on numerous assumptions, some of which may prove to be incorrect. Actual liquidity and capital requirements will also vary because of changes in governmental regulations, the resolution of various litigation and other contingencies and changes in economic conditions.

  The Company and its subsidiaries generated $1.1 billion in cash flow from operations in 1997. Substantially all of the Company's and its subsidiaries' cash flow resulted from $421 million of income from continuing operations and $652 million of non-cash depreciation and amortization expense. The Company used this cash flow to reinvest in its existing businesses, to meet its dividend requirements and to contribute to the financing of business expansion.

  Overall, the Company's cash flow from operating activities in 1997 exceeded its cash flow from non-acquisition investing activities by $787 million. With respect to acquisition activities, the Company invested $1.4 billion of cash in the acquisition of NorAm and $235 million of cash in non-rate regulated electric power project expenditures in 1997.

  In the first quarter of 1997, the Company repaid at maturity $40 million aggregate principal amount of its 5 1/4% first mortgage bonds and $150 million aggregate principal amount of its 7 5/8% first mortgage bonds.

  In April 1997, the Company redeemed all remaining 257,000 shares of its $9.375 cumulative preferred stock pursuant to mandatory sinking fund requirements at a cost of $25.7 million, plus accrued dividends. For additional information, see
Note 7(a) to the Company's Consolidated Financial Statements.

  In June 1997, the Company purchased $57.6 million aggregate principal amount of its 9.15% first mortgage bonds due 2021 for a total price of $69.6 million, plus accrued interest. In November 1997, the Company repaid at maturity $35 million aggregate principal amount of its 6 3/4% first mortgage bonds.

  In the fourth quarter of 1997, NorAm purchased $101.4 million aggregate principal amount of its 10% Debentures due 2019 at an average price of 111.976% plus accrued interest. In December 1997, NorAm repaid at maturity $52 million aggregate principal amount of its medium term notes.

COMPANY CONSOLIDATED SOURCES OF CAPITAL RESOURCES AND LIQUIDITY

  In 1997, two Delaware business trusts established by the Company issued capital securities and preferred securities aggregating $350 million. The trusts sold securities to the public ($100 million of 8.257% capital securities and $250 million of 8.125% preferred securities) and used the proceeds to purchase subordinated debentures from the Company. The Company used the proceeds from the sale of the subordinated debentures for general corporate purposes, including the repayment of short-term debt and the redemption of three series of cumulative preferred stock having an aggregate liquidation value of $125 million. For further discussion, see Note 9(a) to the Company's Consolidated Financial Statements.

  In 1997, the Company sold in open market transactions 550,000 shares of Time Warner common stock for approximately $25 million and transferred the remaining 450,000 shares of its Time Warner common stock

(having a market value of $21.9
million) to Houston Industries Incorporated Foundation, a charitable foundation not included in the Company's consolidated results, which was formed to fund certain charitable activities in communities where the Company conducts its business.

  In April 1997, a subsidiary of HI Energy borrowed $162.5 million under a $167.5 million five-year term loan facility. The proceeds of the loan, net of a $17.5 million debt reserve account established for the benefit of the lenders, were used to refinance a portion of the acquisition costs of Light.

  In July 1997, the Company issued $1.052 billion aggregate face amount of ACES. The Company used the proceeds from the sale of ACES for general corporate purposes, including the retirement of then outstanding commercial paper. For additional information regarding the ACES, see Note 8(e) to the Company's Consolidated Financial Statements.

  In August 1997, FinanceCo, a limited partnership subsidiary of the Company, entered into a five-year, $1.6 billion revolving credit facility (FinanceCo Facility). At December 31, 1997, the FinanceCo Facility supported $1.4 billion in commercial paper borrowings having a weighted average interest rate of 6.15%. Proceeds from the initial issuances of commercial paper by FinanceCo were used to fund the cash portion of the consideration paid to stockholders of NorAm under the terms of the Merger. For additional information regarding the FinanceCo Facility, see Note 8(c) to the Company's Consolidated Financial Statements.

  At December 31, 1997, the Company, exclusive of NorAm and other subsidiaries, had a revolving credit facility of $200 million with no borrowings outstanding. In addition, at December 31, 1997, the Company had shelf registration statements providing for the future issuance, subject to market and other conditions, of $230 million aggregate liquidation value of its preferred stock and $580 million aggregate principal amount of its debt securities.

  At December 31, 1997, NorAm had (i) a $400 million revolving credit facility under which loans of $340 million were outstanding, (ii) uncommitted lines of credit under which loans of $50 million were outstanding, (iii) a trade receivables facility of $300 million under which receivables of $300 million had been sold and (iv) a shelf registration statement, filed with the Securities and Exchange Commission in November 1997, providing for the future issuance of debt securities of up to $500 million (NorAm Shelf Registration). For information regarding the Company's maturing long-term debt (including NorAm's long-term debt), see Note 8 to the Company's Consolidated Financial Statements.

  In January 1998, pollution control revenue bonds aggregating $104.7 million were issued on behalf of the Company by the Matagorda County Navigation District Number One (MCND). Proceeds from the issuance were used in February 1998 to redeem, at 102% of the aggregate principal amount, pollution control revenue bonds aggregating $104.7 million.

  In February 1998, pursuant to the NorAm Shelf Registration, NorAm issued $300 million of 6.5% debentures due February 1, 2008. The proceeds from the sale of the debentures were used to repay short-term indebtedness of NorAm, including the indebtedness incurred in connection with the purchase of $101.4 million of its 10% debentures and the repayment of $53 million aggregate principal amount of NorAm debt that matured in December 1997 and January 1998.

  In February 1998, pollution control revenue bonds aggregating $290 million were issued on behalf of the Company by the Brazos River Authority (BRA). Proceeds from the issuance will be used to redeem, at 102% of the aggregate principal amount, pollution control revenue bonds aggregating $290 million.

  The Company owns 11 million shares of non-publicly traded TW Preferred. The TW Preferred, which is entitled to cumulative annual dividends of $3.75 per share until July 6, 1999, is currently convertible at the option of the Company into
22.9 million shares of Time Warner common stock. The Company's ability to transfer, sell or pledge the shares of TW Preferred is not restricted pursuant to the terms of the ACES. The Company reviews its investment in Time Warner on a regular basis and does not expect to maintain its investment in Time Warner indefinitely. For additional information regarding the Company's investment in Time Warner securities, see Notes 1(n) and 8(e) to the Company's Consolidated Financial Statements.

  The Company has consolidated its financing activities in order to provide a coordinated, cost-effective method of meeting short- and long-term capital requirements. As part of the consolidated financing program, the Company has established a "money fund" through which its subsidiaries can borrow or invest on a short-term basis. The funding requirements of individual subsidiaries are aggregated and borrowing or investing is based on the net cash position. In 1997, net funding requirements under the money fund were met with commercial paper.

  Although the Company believes that its current level of cash and borrowing capability along with future cash flows from operations are sufficient to meet the needs of its existing businesses, the Company may, when it deems necessary, supplement its available cash resources by seeking funds in the equity or debt markets.

                             NEW ACCOUNTING ISSUES

  In February 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128, "Earnings per Share" (SFAS No. 128) which is required to be implemented for financial statements issued for fiscal years ending after December 15, 1997. In 1997, the Company adopted SFAS No. 128 and retroactively restated prior periods. For further discussion, see Note 1(j) to the Company's Consolidated Financial Statements.

  The FASB recently issued SFAS No. 130, "Reporting Comprehensive Income" (SFAS No. 130), SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131) and SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" (SFAS No. 132) effective for financial statements issued for fiscal periods beginning after December 15, 1997. SFAS No. 130 requires that all items that meet the definition of a component of comprehensive income be reported in a financial statement for the period in which they are recognized and the total amount of comprehensive income be prominently displayed in that same financial statement. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Currently, the Company does not have any material items which require reporting of comprehensive income. SFAS No. 131 requires that companies report financial and descriptive information about reportable operating segments in financial statements. Segments are to be defined based upon the way in which management reviews its operations in order to assess performance and allocate its resources. SFAS No. 132 revises employers' disclosures about pension and other postretirement benefit plans. The Company will adopt SFAS No. 130, SFAS No. 131 and SFAS No. 132 in 1998.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

  The following discussion of the Company and its subsidiaries' exposure to various market risks contains "forward looking statements" that involve risks and uncertainties. These projected results have been prepared utilizing certain assumptions considered reasonable in the circumstances and in light of information currently available to the Company and its subsidiaries. Nevertheless, because of the inherent unpredictability of interest rates, equity market prices and energy commodity prices as well as other factors, actual results could differ materially from those projected in such forward-looking information. For a description of the Company's significant accounting policies associated with these activities, see Notes 1 and 2 to the Company's Consolidated Financial Statements.

INTEREST RATE RISK

  The Company and its subsidiaries have long-term debt, Company/NorAm obligated mandatorily redeemable securities of subsidiary trusts holding solely subordinated debentures of the Company/NorAm (Trust Securities), securities held in the Company's nuclear decommissioning trust, short-term credit lines and facilities, certain lease obligations and interest rate swaps which subject the Company and certain of its subsidiaries to the risk of loss associated with movements in market interest rates.

  At December 31, 1997, the Company and certain of its subsidiaries had fixed-rate long-term debt (excluding ACES) and Trust Securities aggregating $4.2 billion in principal amount and having a fair value of $4.4 billion. These instruments are fixed-rate and, therefore, do not expose the Company and its subsidiaries to the risk of earnings loss due to changes in market interest rates (see Notes 8 and 9 to the Company's Consolidated Financial Statements). However, the fair value of these instruments would increase by approximately $247.5 million if interest rates were to decline by 10% from their levels at December 31, 1997. In general, such an increase in fair value would impact earnings and cash flows only if the Company and its subsidiaries were to reacquire all or a portion of these instruments in the open market prior to their maturity.

  The Company and certain of its subsidiaries' floating-rate obligations aggregated $2.6 billion at December 31, 1997 (see Note 8 to the Company's Consolidated Financial Statements), inclusive of (i) amounts borrowed under short-term and long-term credit lines and facilities of the Company and its subsidiaries, (ii) borrowings underlying NorAm's receivables facility and (iii) amounts subject to a master leasing agreement under which lease payments vary depending on short-term interest rates, which expose the Company and its subsidiaries to the risk of increased interest and lease expense in the event of increases in short-term interest rates. If the floating rates were to increase by 10% from December 31, 1997 levels, the Company's consolidated interest expense and expense under operating leases would increase by a total of approximately $1.4 million each month in which such increase continued.

  As discussed in Notes 1, 4 and 13 to the Company's Consolidated Financial Statements, the Company contributes $14.8 million per year to a trust established to fund the Company's share of the decommissioning costs for the South Texas Project. The securities held by the trust for decommissioning costs had an estimated fair value of $92.9 million as of December 31, 1997, of which approximately 50 percent were fixed-rate debt securities that subject the Company to risk of loss of fair value with movements in market interest rates. If interest rates were to increase by 10% from their levels at December 31, 1997, the decrease in fair value of the fixed-rate debt securities would not be material to the Company. In addition, the risk of an economic loss is mitigated as a result of the Company's regulated status. Any unrealized gains or losses are accounted for in accordance with SFAS No. 71 as a regulatory asset/liability because the Company believes that its future contributions which are currently recovered through the rate making process will be adjusted for these gains and losses.

  Certain subsidiaries of the Company have entered into interest rate swaps for the purpose of decreasing the amount of debt subject to interest rate fluctuations. At December 31, 1997, these interest rate swaps had an aggregate notional amount of $281.1 million, which the Company could terminate at a cost of $2.4 million (see Notes 2 and 13 to the Company's Consolidated Financial Statements). An increase of 10% in the December 31, 1997 level of interest rates would not increase the cost of termination of the swaps by a material amount to the Company. Swap termination costs would impact the Company and its subsidiaries' earnings and cash flows only if all or a portion of the swap instruments were terminated prior to their expiration.

EQUITY MARKET RISK

  The Company holds an investment in TW Preferred which is convertible into Time Warner common stock as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Factors Affecting Future Earnings of the Company and its Subsidiaries -- Accounting Treatment of ACES". As a result, the Company is exposed to losses in the fair value of this security. For purposes of analyzing market risk in this Item 7A, the Company assumed that the TW Preferred was converted into Time Warner common stock. In addition, NorAm's investment in the common stock of Itron, Inc. (Itron) exposes the Company and NorAm to losses in the fair value of Itron Common Stock. A 10% decline in the per share price of Itron and Time Warner common stock from the December 31, 1997 levels would result in a loss of approximately $2.7 million and $142.0 million, respectively, in fair value.

  The Company and its subsidiaries' ability to realize gains and losses related to TW Preferred and Itron is limited by the following: (i) the TW Preferred is not publicly traded and its sale is subject to certain limitations and (ii) the market for the common stock of Itron is fairly illiquid.

  The ACES expose the Company to accounting losses as the accounting for the ACES requires the Company to record in Other Income (Expense) an unrealized accounting loss equal to (i) the aggregate amount of the increase in the market price of Time Warner common stock above $55.5844 as applicable to all ACES multiplied by (ii) 0.8264. Prior to the conversion of the TW Preferred into Time Warner common stock, such loss would effect earnings. After conversion such loss would be recognized as an adjustment to common stock equity. See further discussion of the accounting for the ACES in Notes 1 and 8 to the Company's Consolidated Financial Statements. An increase of 15% in the price of the Time Warner common stock above its December 31, 1997 market value of $62.00 per share, would result in the recognition of an additional unrealized accounting loss (net of tax) of approximately $114.4 million. The Company believes that this additional unrealized loss for the ACES would be more than economically hedged by the unrecorded unrealized gain relating to the increase in the fair value of the Time Warner common stock underlying the investment in TW Preferred since the date of its acquisition.

  As discussed above under "Interest Rate Risk," the Company contributes to a trust established to fund the Company's share of the decommissioning costs for the South Texas Project which held debt and equity securities in approximately equal proportions as of December 31, 1997. The equity securities expose the Company to losses in fair value. If the market prices of the individual equity securities were to decrease by 10% from their levels at December 31, 1997, the resulting loss in fair value of these securities would not be material to the Company. Currently, the risk of an economic loss is mitigated as a result of the Company's regulated status as discussed above under "Interest Rate Risk."

ENERGY COMMODITY PRICE RISK

  As further described in Note 2 to the Company's Consolidated Financial Statements, certain of the Company's subsidiaries utilize a variety of derivative financial instruments (Derivatives), including swaps and exchange-traded futures and options, as part of the Company's overall risk management strategies and for trading purposes. To reduce the risk from the adverse effect of market fluctuations in the price of electric power, natural gas and related transportation, NorAm and certain of its subsidiaries enter into futures transactions, swaps and options (Energy Derivatives) in order to hedge certain natural gas in storage, as well as certain expected purchases, sales and transportation of natural gas and electric power (a portion of which are firm commitments at the inception of the hedge). The Company's policies prohibit the use of leveraged financial instruments. In addition, a subsidiary of NorAm maintains a portfolio of Energy Derivatives for trading purposes (Trading Derivatives).

  The Company uses a sensitivity analysis method for determining the market risk of its Energy Derivatives, except for its Trading Derivatives, for which it uses a value-at-risk method.

  With respect to the Energy Derivatives (other than for trading purposes) held by subsidiaries of NorAm as of December 31, 1997, a decrease of 10% in the market price of natural gas from the December 31, 1997 levels would decrease the fair value of these instruments by approximately $7.0 million.

  The above analysis of the Energy Derivatives utilized for risk management purposes does not include the favorable impact that the same hypothetical price movement would have on the Company and its subsidiaries' physical purchases and sales of natural gas and electric power. The portfolio of Energy Derivatives held for risk management purposes approximates the notional quantity of the expected or committed transaction volume of physical commodities with commodity price risk for the same time periods. Furthermore, the Energy Derivative portfolio is managed to complement the physical transaction portfolio, reducing overall risks within limits. Therefore, the adverse impact to the fair value of the portfolio of Energy Derivatives held for risk management purposes associated with the hypothetical changes in commodity prices referenced above would be offset by a favorable impact on the underlying hedged physical transactions, assuming (i) the Energy Derivatives are not closed out in advance of their expected term, (ii) the Energy Derivatives continue to function effectively as hedges of the underlying risk, and (iii) as applicable, anticipated transactions occur as expected.

  The disclosure with respect to the Energy Derivatives relies on the assumption that the contracts will exist parallel to the underlying physical transactions. If the underlying transactions or positions are liquidated prior to the maturity of the Energy Derivatives, a loss on the financial instruments may occur, or the options might be worthless as determined by the prevailing market value on their termination or maturity date, whichever comes first.

  With respect to the Trading Derivatives held by a subsidiary of NorAm, consisting of natural gas and electric power swaps, options and exchange-traded futures, this subsidiary is exposed to losses in fair value due to price movement. During the year ended December 31, 1997, the highest, lowest and average quarterly value-at-risk in the Trading Derivative portfolio was less than $5.0 million at a 95-percent confidence level and for a holding period of one business day. The Company uses the variance/covariance method for calculating the value-at-risk and includes the delta approximation for options positions.

  The Company has established a Corporate Risk Oversight Committee that oversees all corporate price and credit risk, including derivative trading activities discussed above. The committee's duties are to establish the Company's policies and to monitor and ensure compliance with risk management limitations, policies and procedures.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

               HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES

                       STATEMENTS OF CONSOLIDATED INCOME
                            (THOUSANDS OF DOLLARS)

                                                        YEAR ENDED DECEMBER 31,
                                                  -------------------------------------
                                                     1997        1996          1995
                                                  ----------   ----------    ----------
Revenues:
 Electric Operations                              $4,251,243   $4,025,027  $3,680,297
 Natural Gas Distribution                            892,569
 Interstate Pipeline                                 108,333
 Energy Marketing                                  1,604,999
 International                                        92,028       62,059      46,789
 Other                                                47,851        8,191       2,185
 Eliminations                                       (123,638)
                                                  ----------   ----------   ---------
         Total                                     6,873,385    4,095,277   3,729,271
                                                  ----------   ----------   ---------
Expenses:
 Electric and natural gas utilities:
  Fuel and cost of gas sold                        2,819,512    1,024,945     879,148
  Purchased power                                    698,823      322,263     233,494
  Operation and maintenance                        1,205,993      888,699     866,170
  Taxes other than income taxes                      296,668      246,288     245,890
 Depreciation and amortization                       651,875      550,038     478,034
 Other operating expenses                            136,014       72,578     121,085
                                                  ----------   ----------   ---------
         Total                                     5,808,885    3,104,811   2,823,821
                                                  ----------   ----------   ---------
 Operating Income                                  1,064,500      990,466     905,450
                                                  ----------   ----------   ---------
 Other Income (Expense):
  Unrealized loss on ACES                           (121,402)
  Litigation settlements                             (95,000)
  Time Warner dividend income                         41,340       41,610       20,132
  Interest income                                      6,636        6,246        9,774
  Interest income -- IRS refund                       56,269
  Other -- net                                         3,711       (8,268)     (12,061)
                                                  ----------   ----------   ----------
         Total                                       (13,446)     (55,412)       17,845
                                                  ----------   ----------   ----------
 Interest and Other Charges:
  Interest on long-term debt                         320,845      276,242       279,491
  Other interest                                      77,112       33,738        21,586
  Distribution on trust securities                    26,230
  Allowance for borrowed funds used during
   construction                                       (2,872)      (2,598)       (4,692)
  Preferred dividends of subsidiary                    2,255       22,563        29,955
                                                  ----------   ----------    ----------
         Total                                       423,570      329,945       326,340
                                                  ----------   ----------    ----------
 Income from Continuing Operations Before Income
  Taxes                                              627,484      605,109       596,955
 Income Taxes                                        206,374      200,165       199,555
                                                  ----------   ----------    ----------
 Income from Continuing Operations                   421,110      404,944       397,400
 Discontinued Operations (Net of Income Taxes):
  Gain on sale of cable television subsidiary                                   708,124
 Preferred Dividends                                     162
                                                  ----------   ----------    ----------
 Net Income                                       $  420,948   $  404,944    $1,105,524
                                                  ==========   ==========    ==========

                                                                (continued on next page)

               HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES

                       STATEMENTS OF CONSOLIDATED INCOME
                                  (CONTINUED)

                                                                       YEAR ENDED DECEMBER 31,
                                                                       -----------------------
                                                                          1997   1996   1995
                                                                         -----  -----  -----
   Basic Earnings Per Common Share:
     Continuing Operations                                               $1.66  $1.66  $1.60
     Discontinued Operations:
        Gain on sale of cable television subsidiary                                     2.86
                                                                         -----  -----  -----
   Basic Earnings Per Common Share                                       $1.66  $1.66  $4.46
                                                                         =====  =====  =====
   Diluted Earnings Per Common Share:
     Continuing Operations                                               $1.66  $1.66  $1.60
     Discontinued Operations:
        Gain on sale of cable television subsidiary                                     2.86
                                                                         -----  -----  -----
   Diluted Earnings Per Common Share                                     $1.66  $1.66  $4.46
                                                                         =====  =====  =====

         See Notes to the Company's Consolidated Financial Statements.

               HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES

                 STATEMENTS OF CONSOLIDATED RETAINED EARNINGS
               (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                               YEAR ENDED DECEMBER 31,
                                                                         ------------------------------------
                                                                            1997         1996        1995
                                                                         ----------   ----------   ----------
  Balance at Beginning of Year                                           $1,997,490   $1,953,672   $1,221,221
  Add -- Net Income                                                         420,948      404,944    1,105,524
                                                                         ----------   ----------   ----------
            Total                                                         2,418,438    2,358,616    2,326,745
  Common Stock Dividends:
       1997, $1.50; 1996, $1.50; 1995, $1.50 (per share)                   (405,383)    (361,126)    (371,760)
  Stock Dividend Distribution                                                                          (1,313)
                                                                         ----------   ----------   ----------
  Balance at End of Year                                                 $2,013,055   $1,997,490   $1,953,672
                                                                         ==========   ==========   ==========

         See Notes to the Company's Consolidated Financial Statements.

               HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                            (THOUSANDS OF DOLLARS)

                                    ASSETS

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1997         1996
                                                              -----------  -----------
 Property, Plant and Equipment -- At Cost:
   Electric plant:
     Plant in service                                         $12,614,000  $12,387,375
     Construction work in progress                                224,959      251,497
     Nuclear fuel                                                 255,567      241,001
     Plant held for future use                                     48,631       48,631
   Gas plant and pipelines:
     Natural gas distribution                                   1,326,442
     Interstate pipelines                                       1,258,087
     Energy marketing                                             162,519
   Other property                                                 149,019       86,969
                                                              -----------  -----------
      Total                                                    16,039,224   13,015,473
   Less accumulated depreciation and amortization               4,770,179    4,259,050
                                                              -----------  -----------
      Property, plant and equipment -- net                     11,269,045    8,756,423
                                                              -----------  -----------
 Current Assets:
   Cash and cash equivalents                                       51,712        8,001
   Accounts receivable -- net                                     962,974       36,277
   Accrued unbilled revenues                                      205,860       77,853
   Time Warner dividends receivable                                10,313       10,313
   Fuel stock and petroleum products                               88,819       61,795
   Materials and supplies, at average cost                        156,160      130,380
   Prepayments and other current assets                            42,169       19,301
                                                              -----------  -----------
      Total current assets                                      1,518,007      343,920
                                                              -----------  -----------
 Other Assets:
   Goodwill -- net                                              2,026,395
   Investment in Time Warner securities                           990,000    1,027,500
   Deferred plant costs -- net                                    561,569      587,352
   Fuel-related debits                                            197,304       84,435
   Deferred debits                                                510,686      306,473
   Unamortized debt expense and premium on reacquired debt        202,453      153,823
   Regulatory tax asset -- net                                    356,509      362,310
   Recoverable project costs -- net                                78,485      163,630
Equity investments in foreign and non-rate regulated
  affiliates -- net                                               704,102      501,991
                                                              -----------  -----------
      Total other assets                                        5,627,503    3,187,514
                                                              -----------  -----------
       Total                                                  $18,414,555  $12,287,857
                                                              ===========  ===========

         See Notes to the Company's Consolidated Financial Statements.

               HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                            (THOUSANDS OF DOLLARS)

                        CAPITALIZATION AND LIABILITIES

                                                             DECEMBER 31,
                                                       ------------------------
                                                          1997         1996
                                                       -----------  -----------
   Capitalization (statements on following pages):
     Common stock equity                                $4,886,805   $3,827,961
     Preference stock, none outstanding
     Cumulative preferred stock, not subject to
      mandatory redemption                                   9,740      135,179
     Company/NorAm obligated mandatorily redeemable
      preferred securities of subsidiary trusts holding
      solely junior subordinated debentures of
      Company/NorAm                                        362,172

  Long-term debt                                         5,218,015    3,025,650
                                                       -----------  -----------
    Total capitalization                                10,476,732    6,988,790
                                                       -----------  -----------
 Current Liabilities:
  Notes payable                                          2,124,956    1,337,872
  Accounts payable                                         879,612      157,682
  Taxes accrued                                            240,739      191,011
  Interest accrued                                         109,901       67,707
  Dividends declared                                       110,716       92,515
  Customer deposits                                         82,437       53,633
  Current portion of long-term debt and preferred stock    251,169      254,463
  Other                                                    193,384       89,238
                                                       -----------  -----------
    Total current liabilities                            3,992,914    2,244,121
                                                       -----------  -----------
 Deferred Credits:
  Accumulated deferred income taxes                      2,792,781    2,265,031
  Benefit liabilities                                      397,586      249,875
  Unamortized investment tax credit                        349,072      373,749
  Fuel-related credits                                      75,956       74,639
  Other                                                    329,514       91,652
                                                       -----------  -----------
    Total deferred credits                               3,944,909    3,054,946
                                                       -----------  -----------
Commitments and Contingencies (Note 12)
    Total                                              $18,414,555  $12,287,857
                                                       ===========  ===========

         See Notes to the Company's Consolidated Financial Statements

               HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF CAPITALIZATION
                            (THOUSANDS OF DOLLARS)

                                                                                  DECEMBER 31,
                                                                        ---------------------------------
                                                                            1997                1996
                                                                        -------------      --------------
 Common Stock Equity:
  Common stock, no par; authorized, 700,000,000 shares; issued,
     295,357,276 and 262,748,447 shares at December 31, 1997 and
     1996, respectively                                                  $ 3,112,098          $ 2,447,117
   Foreign currency translation loss                                            (821)                (363)
  Treasury stock, at cost; 93,459 and 16,042,027 shares at December
     31, 1997 and 1996, respectively                                          (2,066)            (361,196)
  Unearned ESOP shares, 12,388,551 and 13,370,939 shares at
     December 31, 1997 and 1996, respectively                               (229,827)            (251,350)
   Retained earnings                                                       2,013,055            1,997,490
   Unrealized loss on marketable equity securities                            (5,634)              (3,737)
                                                                         -----------          -----------
           Total common stock equity                                       4,886,805            3,827,961
                                                                         -----------          -----------
Preference Stock, no par; authorized, 10,000,000 shares; none outstanding
 Cumulative Preferred Stock, no par; authorized, 10,000,000 shares;
   outstanding, 97,397 and 1,604,397 shares at December 31, 1997 and
   1996, respectively (entitled upon involuntary liquidation to $100 per share):
   Not subject to mandatory redemption:
      $4.00 series, 97,397 shares                                              9,740                9,740
      $6.72 series, 250,000 shares                                                                 25,115
      $7.52 series, 500,000 shares                                                                 50,226
      $8.12 series, 500,000 shares                                                                 50,098
                                                                         -----------          -----------
           Total                                                               9,740              135,179
                                                                         -----------          -----------
   Subject to mandatory redemption:
      $9.375 series, 257,000 shares at December 31, 1996                                           25,700
      Current redemptions                                                                         (25,700)
                                                                         -----------          -----------
           Total
                                                                         -----------          -----------
           Total cumulative preferred stock                                    9,740              135,179
                                                                         -----------          -----------
 Company/NorAm obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely junior subordinated
   debentures of Company/NorAm:
      8.125% Trust Preferred Securities, Series A                            250,000
      8.257% Trust Capital Securities, Series B                              100,000
      6  1/4% Convertible Trust Originated Preferred Securities               21,730
      Unamortized Issuance Costs                                              (9,558)
                                                                         -----------          -----------
          Total Company/NorAm obligated mandatorily redeemable
            preferred securities of subsidiary trusts holding
            solely junior subordinated debentures of
            Company/NorAm-net                                                362,172
                                                                         -----------          -----------
 Long-Term Debt:
   7% Automatic common exchange securities, due 2000                       1,173,786
                                                                         -----------          -----------

                                                                             (continued on next page)


  Debentures:
      9 3/8% series, due 2001                                            $   250,000          $   250,000
      7 7/8% series, due 2002                                                100,000              100,000
      8.9% series, due 2006                                                  165,055
      6% convertible subordinated, due 2012                                  107,180
      10% series, due 2019                                                    47,773
      Unamortized discount                                                      (717)                (902)
                                                                         -----------          -----------
           Total debentures                                                  669,291              349,098
                                                                         -----------          -----------
   First Mortgage Bonds:
      5  1/4% series, due 1997                                                                     40,000
      7 5/8% series, due 1997                                                                     150,000
      6  3/4% series, due 1997                                                                     35,000
      9.15% series, due 2021                                                 102,442              160,000
      8  3/4% series, due 2022                                                62,275               62,275
      7  3/4% series, due 2023                                               250,000              250,000
      7  1/2% series, due 2023                                               200,000              200,000
      4.90% pollution control series, due 2003                                16,600               16,600
      7% pollution control series, due 2008                                   19,200               19,200
      6 3/8% pollution control series, due 2012                               33,470               33,470
      6 3/8% pollution control series, due 2012                               12,100               12,100
      8  1/4% pollution control series, due 2015                              90,000               90,000
      5.80% pollution control series, due 2015                                91,945               91,945
      7  3/4% pollution control series, due 2015                              68,700               68,700
      5.80% pollution control series, due 2015                                58,905               58,905
      7 7/8% pollution control series, due 2016                                                    68,000
      6.70% pollution control series, due 2017                                43,820               43,820
      5.60% pollution control series, due 2017                                83,565               83,565
      7 7/8% pollution control series, due 2018                                                    50,000
      7.20% pollution control series, due 2018                                75,000               75,000
      7.20% pollution control series, due 2018                               100,000              100,000
      7 7/8% pollution control series, due 2019                               29,685               29,685
      7.70% pollution control series, due 2019                                75,000               75,000
      8  1/4% pollution control series, due 2019                             100,000              100,000
      8.10% pollution control series, due 2019                               100,000              100,000
      7 5/8% pollution control series, due 2019                              100,000              100,000
      7 1/8% pollution control series, due 2019                              100,000              100,000
      7.60% pollution control series, due 2019                                70,315               70,315
      6.70% pollution control series, due 2027                                56,095               56,095
      Medium-term notes, series A, 9.80%-9.85%, due 1999                     170,500              170,500
      Medium-term notes, series C, 6.10%, due 2000                           150,000              150,000
      Medium-term notes, series B, 8.15%, due 2002                           100,000              100,000
      Medium-term notes, series C, 6.50%, due 2003                           150,000              150,000
      Unamortized discount                                                   (14,158)             (15,134)
                                                                         -----------          -----------
           Total first mortgage bonds                                      2,495,459            2,895,041
                                                                         -----------          -----------


                                                                                                            (Continued on next page)

 Pollution Control Revenue Bonds:
   Gulf Coast 1980-T series, floating rate, due 1998                     $     5,000           $    5,000
   1997 pollution control series, variable rate revenue due 2028              68,000
   1997 pollution control series, variable rate revenue due 2018              50,000
                                                                         -----------          -----------
           Total pollution control revenue bonds                             123,000                5,000
                                                                         -----------          -----------
 Medium-Term Notes:
   Series A, 9.30%-9.39%, due 1998-2000                                       24,838
   Series B, 8.43%-9.23%, due 1998-2001                                      236,367
                                                                         -----------          -----------
           Total medium-term notes                                           261,205
                                                                         -----------          -----------
Capitalized lease obligations, discount rates of 5.2%-11.7%, due
  1998-2018                                                                   16,166                4,418
 Notes payable                                                               730,277                  856
                                                                         -----------          -----------
      Subtotal                                                               746,443                5,274
                                                                         -----------          -----------
           Total                                                           5,469,184            3,254,413
           Current maturities                                               (251,169)            (228,763)
                                                                         -----------          -----------
           Total long-term debt                                            5,218,015            3,025,650
                                                                         -----------          -----------
                Total capitalization                                     $10,476,732          $ 6,988,790
                                                                         ===========          ===========

         See Notes to the Company's Consolidated Financial Statements.

               HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

               INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                            (THOUSANDS OF DOLLARS)

                                                                           YEAR ENDED DECEMBER 31,
                                                                     --------------------------------
                                                                        1997        1996      1995
                                                                     ----------  --------- ----------
 Cash Flows from Operating Activities:
   Income from continuing operations                                   $421,110   $404,944   $397,400
   Adjustments to reconcile income from continuing
      operations to net cash provided by operating
      activities:
      Depreciation and amortization                                     651,875    550,038    478,034
      Amortization of nuclear fuel                                       28,237     33,875     28,545
      Deferred income taxes                                              35,523     54,098     78,382
      Investment tax credit                                             (19,777)   (18,404)   (19,427)
      Unrealized loss on ACES                                           121,402
     Contribution of marketable equity securities to
      charitable trust                                                   19,463
      Fuel (refund)/surcharge                                           128,864              (189,571)
     Fuel cost over (under) recovery                                   (212,683)  (137,362)    76,970
    Net cash provided by discontinued cable television
      operations                                                                               16,391
      Changes in other assets and liabilities, net of the
        effects of the acquisition:
        Accounts receivable -- net                                     (436,580)   (15,478)   (46,299)
        Inventory                                                        55,111     21,624     13,901
        Other current assets                                              6,966       (306)   (14,900)
        Accounts payable                                                191,840     21,674    (23,217)
        Interest and taxes accrued                                       18,425      4,413     11,088
        Other current liabilities                                         2,985     (4,135)    (9,215)
        Other -- net                                                     97,998       (661)    46,813
                                                                     ----------  --------- ----------
           Net cash provided by operating activities                  1,110,759    914,320    844,895
                                                                     ----------  --------- ----------
 Cash Flows from Investing Activities:
 Capital expenditures (including allowance for borrowed
    funds used during construction)                                    (328,724)  (317,532)  (301,327)
  Purchase of NorAm net of cash acquired                             (1,422,672)
 Non-rate regulated electric power project expenditures
    (including capitalized interest)                                   (234,852)  (495,379)   (49,835)
 Settlement of subsidiary debt in connection with sale
    of cable television subsidiary                                                            619,345
  Sale of investment in Time Warner common stock                         25,043
 Corporate headquarters expenditures (including
    capitalized interest)                                                           (6,543)   (96,469)
 Net cash used in discontinued cable television
    operations                                                                                (47,601)
  Other -- net                                                          (20,248)   (13,446)    (4,643)
                                                                     ----------  --------- ----------
        Net cash provided by (used in) investing
          activities                                                 (1,981,453)  (832,900)   119,470
                                                                     ----------  --------- ----------


 Cash Flows from Financing Activities:
  Proceeds from sale of ACES -- net                                  $1,020,777
 Proceeds from sale of Company obligated mandatorily
    redeemable preferred securities of subsidiary trusts
    holding solely junior subordinated debentures of
    Company -- net                                                      340,785
  Purchase of treasury stock                                                     $(361,196)
  Proceeds from issuance of pollution control bonds                     115,739
  Proceeds from first mortgage bonds                                                        $ 142,972
  Payment of matured debt                                              (277,000)  (150,000)
  Payment of common stock dividends                                    (405,288)  (361,126)  (371,731)
  Redemption of preferred stock                                        (153,628)  (271,400)   (91,400)
  Increase (decrease) in notes payable-net                              587,791  1,331,572   (416,991)
  Extinguishment of long-term debt                                     (303,893)  (285,263)  (195,224)
  Redemption of convertible securities                                   (9,504)
 Net cash used in discontinued cable television
   operations                                                                                 (40,798)
  Other -- net                                                           (1,374)    12,215     10,143
                                                                     ----------  --------- ----------
     Net cash provided by (used in) financing
      activities                                                        914,405    (85,198)  (963,029)
                                                                     ----------  --------- ----------
Net Increase (Decrease) in Cash and Cash Equivalents                     43,711     (3,778)     1,336
Cash and Cash Equivalents at Beginning of Year                            8,001     11,779     10,443
                                                                     ----------  --------- ----------
Cash and Cash Equivalents at End of Year                             $   51,712  $   8,001 $   11,779
                                                                     ==========  ========= ==========
Supplemental Disclosure of Cash Flow Information:
Cash Payments:
  Interest (net of amounts capitalized)                              $  437,952  $ 311,792 $  342,551
  Income taxes                                                          171,539    139,898    104,228

The aggregate consideration paid to Former NorAm stockholders in connection with the Merger consisted of $1.4 billion in cash and 47.8 million shares of the Company's common stock valued at approximately $1.0 billion. The overall transaction was valued at $4.0 billion consisting of $2.4 billion for Former NorAm's common stock and common stock equivalents and $1.6 billion of Former NorAm debt.

         See Notes to the Company's Consolidated Financial Statements.

               HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Nature of Operations.

  The Company (defined below), together with its subsidiaries, is a diversified international energy services company. The Company is both an electric utility company and a utility holding company. The Company's wholly owned subsidiary, NorAm, operates in various phases of the natural gas industry, including distribution, transmission, marketing and gathering.

(b) NorAm Acquisition.

  On August 6, 1997 (Acquisition Date), Houston Industries Incorporated (Former
HI) merged with and into Houston Lighting & Power Company, which was renamed "Houston Industries Incorporated" (Company), and NorAm Energy Corp., a natural gas gathering, transmission, marketing and distribution company (Former NorAm) merged with and into a subsidiary of the Company, HI Merger, Inc., which was renamed "NorAm Energy Corp." (NorAm). Effective upon the mergers (collectively, the Merger), each outstanding share of common stock of Former HI was converted into one share of common stock (including associated preference stock purchase rights) of the Company, and each outstanding share of common stock of Former NorAm was converted into the right to receive $16.3051 cash or 0.74963 shares of common stock of the Company. The aggregate consideration paid to Former NorAm stockholders in connection with the Merger consisted of $1.4 billion in cash and
47.8 million shares of the Company's common stock valued at approximately $1.0 billion. The overall transaction was valued at $4.0 billion consisting of $2.4 billion for Former NorAm's common stock and common stock equivalents and $1.6 billion of Former NorAm debt ($1.3 billion of which was long-term debt).

  The Company has recorded the acquisition of NorAm under the purchase method of accounting with assets and liabilities of NorAm reflected at their estimated fair values as of the Acquisition Date. The Company has recorded the $2.0 billion excess of the acquisition cost over the fair value of the net assets acquired as goodwill and is amortizing this amount over 40 years. On a preliminary basis, the Company's fair value adjustments included increases in property, plant and equipment, long-term debt, unrecognized pension and postretirement benefits liabilities and related deferred taxes. The Company expects to finalize these fair value adjustments during 1998; however, it is not anticipated that any additional adjustments will be material.

  The Company's results of operations incorporate NorAm's results of operations only for the period beginning on the Acquisition Date. The following table presents certain unaudited pro forma information for the years ended December 31, 1997 and 1996, as if the Merger had occurred on January 1, 1997 and 1996, respectively.

                   PRO FORMA COMBINED RESULTS OF OPERATIONS
                     (IN MILLIONS, EXCEPT PER SHARE DATA)

                                             YEAR ENDED DECEMBER 31,
                                      ---------------------------------------
                                            1997                1996
                                      -------------------- ------------------
                                                 PRO FORMA          PRO FORMA
                                                 ---------          ---------
                                         AS                   AS
                                      REPORTED             REPORTED
                                      --------             --------
                                                (UNAUDITED)         (UNAUDITED)
Revenues                               $6,873     $10,210   $4,095    $8,884
Net Income Available for Common Stock  $  421     $   439   $  405    $  432
Basic Earnings Per Share               $ 1.66     $  1.56   $ 1.66    $ 1.48
Diluted Earnings Per Share             $ 1.66     $  1.56   $ 1.66    $ 1.48

  These and other pro forma results appearing in this Form 10-K are based on assumptions deemed appropriate by the Company's management, have been prepared for informational purposes only and are not necessarily indicative of the combined results that would have resulted had the Merger occurred at the beginning of the 1996 and 1997 reporting periods presented. Purchase related adjustments to results of operations include amortization of goodwill and the effects on depreciation, amortization, interest expense and deferred income taxes of the revaluation, on a preliminary basis, of the fair value of certain NorAm assets and liabilities.

  As a result of the Merger, the Company has organized its financial reporting into the following segments: Electric Operations, Natural Gas Distribution, Interstate Pipeline, Energy Marketing, International and Corporate. For segment information, see Note 15.

(c) Regulatory Assets and Other Long-Lived Assets.

  The Company and certain subsidiaries of NorAm apply the accounting policies established in SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation," to the accounts of Electric Operations, Natural Gas Distribution and the Interstate Pipeline operations of MRT. In general, SFAS No. 71 permits a company with cost-based rates to defer certain costs that would otherwise be expensed to the extent that the rate regulated company is recovering or expects to recover such costs in rates charged to its customers.

  The following is a list of regulatory assets and liabilities reflected on the Company's Consolidated Balance Sheet as of December 31, 1997, detailed by Electric Operations and other segments.

                                                                   OTHER
                                                         ELECTRIC  ----- TOTAL
                                                         OPERATIONS      COMPANY
                                                         ----------      -------
                                                           (MILLIONS OF DOLLARS)
         Deferred plant costs -- net                        $  562        $ 562
         Recoverable project costs -- net                       78           78
         Regulatory tax asset -- net                           357          357
         Unamortized loss on required debt                     127          127
         Deferred debits                                        71  $ 48    119
         Accumulated deferred income taxes -- regulatory tax
          asset                                                (99)         (99)
                                                            ------  ---- ------
            Total                                           $1,096  $ 48 $1,144
                                                            ======  ==== ======

  If, as a result of changes in regulation or competition, the Company and NorAm's ability to recover these assets and/or liabilities would not be assured, then pursuant to SFAS No. 101, "Accounting for the Discontinuation of Application of SFAS No. 71" and SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company and NorAm would be required to write off or write down such net regulatory assets to the extent that they ultimately were determined not to be recoverable.

  Effective January 1, 1996, the Company and NorAm adopted SFAS No. 121. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Adoption of the standard did not result in a write-down of the carrying amount of any asset on the books of the Company or NorAm.

  In July 1997, the Emerging Issues Task Force (EITF) of the FASB reached a consensus on Issue No. 97-4, "Deregulation of the Pricing of Electricity -- Issues Related to the Application of FASB Statements No. 71, Accounting for the Effects of Certain Types of Regulation, and No. 101, Regulated Enterprises -- Accounting for the Discontinuation of Application of FASB Statement No. 71" (EITF 97-4). EITF 97-4 concluded that the application of SFAS No. 71 to a segment which is subject to a deregulation plan should cease when the legislation and enabling rate order contain sufficient detail for the utility to reasonably determine what the transition plan will entail. In addition, EITF 97-4 requires the regulatory assets and liabilities to be allocated to the applicable portion of the electric utility from which the source of the regulated cash flows will be derived. On June 2, 1997, the Texas legislature adjourned without having adopted or taken any formal action with respect to various proposals concerning the restructuring of the Texas electric utility industry, including proposals related to retail electric competition and stranded cost recovery. At this time, the Company cannot predict what, if any, action the Texas legislature may take in the next legislative session (scheduled to commence in 1999) with respect to any of these proposals or the ultimate form in which such proposals may be adopted, if at all. Although the Company has determined that no impairment loss or write-offs of regulatory assets need be recognized for applicable assets of continuing operations as of December 31, 1997, this conclusion may change in the future (i) as competition influences wholesale and retail pricing in the electric utility industry, (ii) depending on regulatory action, if any and (iii) depending on legislation, if any, that is passed.

(d) Principles of Consolidation.

  The consolidated financial statements include the accounts of the Company and its wholly owned and majority owned subsidiaries including, effective as of the Acquisition Date, the accounts of NorAm and its wholly owned and majority owned subsidiaries.

  Investments in entities in which the Company or its subsidiaries have an ownership interest between 20% and 50% or are able to exercise significant influence are accounted for using the equity method. For additional information regarding investments recorded using the equity method or the cost method of accounting, see Note 5.

 All significant intercompany transactions and balances are eliminated in consolidation.

(e) Property, Plant and Equipment and Goodwill.

  Property, plant and equipment are stated at original cost of the acquirer. Repair and maintenance costs are expensed as incurred. Depreciation is computed using the straight-line method.

  Goodwill is being amortized on a straight-line basis over 40 years. The Company will periodically compare the carrying value of its goodwill to the anticipated undiscounted future operating income from the businesses whose acquisition gave rise to the goodwill and as of yet no impairment is indicated or expected.

(f) Depreciation and Amortization Expense.

  The Company's 1997 depreciation and amortization expenses included $50 million of additional depreciation in connection with the South Texas Project and $21.6 million for goodwill amortization associated with the acquisition of NorAm. For additional information regarding the amortization of goodwill in connection with the Merger, see Note 1(b) above. The amortization expenses recorded in connection with the South Texas Project are being made pursuant to the terms of the Company's most recent rate case settlement (1995 Rate Case Settlement), which permits the Company to write down up to $50 million per year of its investment in the South Texas Project through December 31, 1999. These write-downs are treated under the settlement as reasonable and necessary expenses for purposes of any future earnings reviews or other proceedings. In each of 1997, 1996 and 1995, the Company recorded the maximum $50 million pre-tax write-down permitted under the 1995 Rate Case Settlement.

  In 1996 and 1997, the Company, as permitted by the 1995 Rate Case Settlement, also amortized $50 million and $66 million (pre-tax), respectively, of its $153 million investment in certain lignite reserves associated with a canceled generating station. The Company's remaining investment in the canceled generating station and certain lignite reserves ($78 million at December 31, 1997) will be amortized fully no later than December 31, 2000.

  The Company's consolidated depreciation expense for 1997 was $475 million compared to $410 million for 1996 and $399 million for 1995.

(g) Deferred Plant Costs.

  Under a "deferred accounting" plan authorized by the Texas Utility Commission, Electric Operations was permitted for regulatory purposes to accrue carrying costs in the form of allowance for funds used during construction on its investment in the South Texas Project and to defer and capitalize depreciation and other operating costs on its investment after commercial operation until such costs were reflected in rates. In addition, the Texas Utility Commission authorized Electric Operations under a "qualified phase-in plan" to capitalize allowable costs (including return) deferred for future recovery as deferred charges.

  In 1991, Electric Operations ceased all cost deferrals related to the South Texas Project and began amortizing such amounts on a straight-line basis. The accumulated deferrals for "deferred accounting" are being amortized over the estimated depreciable life of the South Texas Project. The accumulated deferrals for the "qualified phase-in plan" are being amortized over a ten-year phase-in period that commenced in 1991. The amortization of all deferred plant costs (which totaled $25.8 million for each of the years 1997, 1996 and 1995) is included on the Company's Statements of Consolidated Income as depreciation and amortization expense.

(h) Fuel Stock.

  Gas inventory (primarily using the average cost method) was $71.7 million and $19.6 million at December 31, 1997 and 1996, respectively. Coal, lignite, and oil inventory balances (using last-in, first-out) were $7.5 million, $6.4 million and $3.3 million, respectively, at December 31, 1997 and $27.3 million, $11.8 million and $3.0 million, respectively, at December 31, 1996.

(i) Revenues.

  The Company records electricity sales under the full accrual method, whereby unbilled electricity sales are estimated and recorded each month. NorAm's rate-regulated divisions/subsidiaries bill customers on a monthly cycle billing basis. Revenues are recorded on an accrual basis, including an estimate for gas delivered but unbilled at the end of each accounting period. International revenues include electricity sales of a majority owned foreign electric utility, which are also recorded under the full accrual method, and equity income (net of foreign taxes) in unconsolidated investments of HI Energy. Included in other revenues are management fees and other sales and services, which are recorded when earned.

  Revenue eliminations of $124 million represent intersegment sales of natural gas and transportation services. For the five month period ended December 31, 1997, Interstate Pipeline had intersegment revenues of $59 million from Natural Gas Distribution and Energy Marketing. For the same period, Energy Marketing had intersegment sales of $61 million to Interstate Pipeline and Natural Gas Distribution. The remaining intercompany revenue balances were between Corporate and other segments.

(j) Earnings Per Common Share.

  In February 1997, the FASB issued SFAS No. 128, "Earnings per Share", which is required to be implemented for fiscal years ending after December 15, 1997. This statement requires restatement of all prior period earnings per share (EPS) data presented herein. SFAS No. 128 requires dual presentation of basic and diluted EPS on the face of the Statements of Consolidated Income and requires a reconciliation of the numerators and denominators used in the basic and diluted earnings per share calculations.

  Following is a reconciliation of the Company's numerators and denominators of basic and diluted earnings per share calculations:

                                                                         FOR THE YEAR ENDED
                                                                   ------------------------------
                                                                     1997      1996      1995
                                                                   --------  --------  ----------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE
                                                                              AMOUNTS)
 Basic EPS Calculation:
  Income from continuing operations                                $421,110  $404,944  $  397,400
  Gain on sale of cable television subsidiary                                             708,124
  Less: Preferred dividends                                             162
                                                                   --------  --------  ----------
  Net income available for common stock                            $420,948  $404,944  $1,105,524
                                                                   ========  ========  ==========
  Weighted average shares outstanding                               253,599   244,443     247,706
 Basic EPS:
  Income from continuing operations                                $   1.66  $   1.66  $     1.60
  Gain on sale of cable television subsidiary                                                2.86
  Less: Preferred dividends                                             .00
                                                                   --------  --------  ----------
  Net income available for common stock                            $   1.66  $   1.66  $     4.46
                                                                   ========  ========  ==========
 Diluted EPS Calculation:
  Income from continuing operations                                $421,110  $404,944  $  397,400
Plus: Income impact of assumed conversions
  Interest on 6  1/4% convertible debentures                            668
                                                                   --------  --------  ----------
   Income from continuing operations assuming dilution              421,778   404,944     397,400
  Gain on sale of cable television subsidiary                                             708,124
  Less: Preferred dividends                                             162
                                                                   --------  --------  ----------
  Net income available for common stock assuming
  dilution                                                         $421,616  $404,944  $1,105,524
                                                                   ========  ========  ==========
  Weighted average shares outstanding                               253,599   244,443     247,706
  Plus: Incremental shares from assumed conversions:
     Stock options                                                       89        33          21
     6  1/4% convertible debentures                                     510
                                                                   --------  --------  ----------
  Weighted average shares assuming dilution                         254,198   244,476     247,727
                                                                   ========  ========  ==========
 Diluted EPS:
  Income from continuing operations                                $   1.66  $   1.66  $     1.60
  Gain on sale of cable television subsidiary                                                2.86
  Less: Preferred dividends                                             .00
                                                                   --------  --------  ----------
  Net income available for common stock                            $   1.66  $   1.66  $     4.46
                                                                   ========  ========  ==========

  Options to purchase 405,684 shares of common stock at prices ranging from $22.09 to $35.18 per share were outstanding during 1997 but were not included in the computation of diluted EPS because, during the reporting period, the options' exercise prices were greater than the average market price of the common shares of $21.875 and would thus be anti-dilutive if conversion were assumed.

(k) Statements of Consolidated Cash Flows.

  For purposes of reporting cash flows, cash equivalents are considered to be short-term, highly liquid investments readily convertible to cash.

(l) Derivative Financial Instruments (Risk Management).

  For information regarding the Company's accounting for derivative financial instruments associated with its subsidiaries' natural gas, electric power and transportation risk management activities, see Note 2.

(m) Income Taxes.

  The Company and its subsidiaries file a consolidated federal income tax return. The Company follows a policy of comprehensive interperiod income tax allocation. Investment tax credits were deferred and are being amortized over the estimated lives of the related property. For additional information regarding income taxes, see Note 11.

(n) Investments in Time Warner Securities.

  The Company owns 11 million shares of non-publicly traded Time Warner convertible preferred stock (TW Preferred). The TW Preferred is redeemable after July 6, 2000, has an aggregate liquidation preference of $100 per share (plus accrued and unpaid dividends), is entitled to annual dividends of $3.75 per share until July 6, 1999, is currently convertible by the Company and after July 6, 1999 is exchangeable by Time Warner into approximately 22.9 million shares of Time Warner common stock. Each share of preferred stock is entitled to two votes (voting together with the holders of the Time Warner common stock as a single class).

  The Company has recorded its investment in these securities at a value of $990 million on the Company's Consolidated Balance Sheets. Investment in the TW Preferred is accounted for under the cost method. Dividends on these securities are recognized as income at the time they are earned. The Company recorded pre-tax dividend income with respect to the Time Warner securities of $41.3 million, $41.6 million and $20.1 million in 1997, 1996 and 1995, respectively.

  To monetize its investment in the TW Preferred, the Company sold in July 1997,
22.9 million of its unsecured 7% ACES. For additional information about the offering of ACES, see Note 8(e). As a result of the issuance of the ACES, a portion of the increase in the market value above $55.5844 per share of Time Warner common stock (the security into which the TW Preferred is convertible) results in unrealized accounting losses to the Company for the ACES, pending the conversion of the Company's TW Preferred into Time Warner common stock. For example, prior to the conversion of the TW Preferred into Time Warner common stock, when the market price of Time Warner common stock increases above $55.5844, the Company records in Other Income (Expense) an accounting loss for the ACES equal to (i) the aggregate amount of such increase as applicable to all ACES multiplied by (ii) 0.8264. In accordance with generally accepted accounting principles, this accounting loss (which reflects the unrealized increase in the Company's indebtedness with respect to the ACES) may not be offset by accounting recognition of the increase in the market value of the Time Warner common stock that underlies the TW Preferred. Upon conversion of the TW Preferred, the Company will begin recording unrealized net changes in the market prices of the Time Warner common stock and the ACES as a component of common stock equity.

  As of December 31, 1997, the market price of Time Warner common stock was $62.00 per share. Accordingly, the Company recognized an increase of $121 million in the unrealized liability relating to its ACES indebtedness (which resulted in an after-tax earnings reduction of $79 million or $.31 per share). The

Company believes that this unrealized loss for the ACES is more than economically hedged by the approximately $430 million unrecorded unrealized gain at December 31, 1997 relating to the increase in the fair value of the Time Warner common stock underlying the investment in TW Preferred since the date of its acquisition. As of February 28, 1998, the price of Time Warner common stock was $67.50 per share which would have resulted in the Company recognizing an additional increase of $104 million in the unrealized liability represented by its indebtedness under the ACES. The related unrecorded unrealized gain as of February 28, 1998 would have been computed as an additional $126 million.

(o) Investment in Other Debt and Equity Securities.

  The securities held in the Company's nuclear decommissioning trust are classified as "available-for-sale" and, in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," (SFAS No.
115) are reported at estimated fair value of $92.9 million as of December 31, 1997 and $67 million as of December 31, 1996 on the Company's Consolidated Balance Sheets under deferred debits. The liability for nuclear decommissioning is reported on the Company's Consolidated Balance Sheets under deferred credits. Any unrealized gains or losses are accounted for in accordance with SFAS No. 71 as a regulatory asset/liability and reported on the Company's Consolidated Balance Sheets as a deferred debit/ credit.

  The Company, through its subsidiary, NorAm, holds certain equity securities classified as "available-for-sale" and in accordance with SFAS No. 115 reports such investments at estimated fair values on the Company's Consolidated Balance Sheets as deferred debits and any unrealized gain or loss, net of tax, as a separate component of stockholders' equity. At December 31, 1997, the unrealized loss relating to these equity securities was approximately $5.6 million, net of tax.

(p) Discontinued Operations.

  In July 1995, the Company sold KBLCOM, its cable television subsidiary. The Company's 1995 earnings include a one-time after-tax gain of $708 million related to the sale, which includes the net loss for discontinued operations of KBLCOM through the date of sale (July 6, 1995).

(q) Reclassifications and Use of Estimates.

  Certain amounts from the previous years have been reclassified to conform to the 1997 presentation of financial statements. Such reclassifications do not affect earnings.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(r) Other.

  For information regarding executive incentive compensation, pensions and other benefits, see Note 10.

(2) DERIVATIVE FINANCIAL INSTRUMENTS (RISK MANAGEMENT)

(a)  Trading Activities.

  The Company, through NES, a subsidiary of NorAm, offers price risk management services primarily in the natural gas and electric industries. NES provides these services through, and by utilizing, a variety of derivative financial instruments, including fixed-price swap agreements, variable-price swap agreements, exchange-traded energy futures and option contracts, and swaps and options traded in the over-the-counter financial markets. Fixed-price swap agreements require payments to, or receipts of payments from, counterparties based on the differential between a fixed and variable price for the commodity. Variable-price swap agreements require payments to, or receipts of payments from, counterparties based on the differential between either industry pricing publications or exchange quotations.

  Certain trading transactions qualify for hedge accounting and accordingly unrealized gains and losses associated with these transactions are deferred. For trading transactions that do not qualify for hedge accounting, NES uses mark-to-market accounting. Accordingly, such financial instruments are recorded at fair value with realized and unrealized gains (losses) recorded as a component of operating revenues in the Company's Consolidated Statements of Income. The recognized, unrealized balance is recorded as a deferred debit on the Company's Consolidated Balance Sheets.

  The notional quantities and maximum terms of derivative financial instruments held for trading purposes at December 31, 1997 are presented below (volumes in billions of British thermal units equivalent (Bbtue)):

                                     VOLUME-FIXED  VOLUME-FIXED   MAXIMUM
                                     PRICE PAYOR      PRICE     TERM (YEARS)
                                     ------------    RECEIVER   ------------
                                                     --------
Natural gas                             85,701        64,890          4
Electricity                             40,511        42,976          1

  In addition to the fixed-price notional volumes above, NES also has variable-price swap agreements, as discussed above, totaling 101,465 Bbtue. Notional amounts reflect the volume of transactions but do not represent the amounts exchanged by the parties to the financial instruments. Accordingly, notional amounts do not accurately measure the Company's exposure to market or credit risks.

  The estimated fair value of derivative financial instruments held for trading purposes at December 31, 1997 are presented below (dollars in millions):

                                       FAIR VALUE         AVERAGE FAIR VALUE(A)
                                   --------------------
                                   ASSETS   LIABILITIES   ASSETS   LIABILITIES
                                   ------   -----------   ------   -----------
Natural gas                          $46        $39       $56          $48
Electricity                          $ 6        $ 6       $ 3          $ 2

__________
(a)  Computed using the ending balance of each month.

  Substantially all of the fair value shown in the table above at December 31, 1997 has been recognized in income. The fair value as of and for the year ended December 31, 1997 was estimated using quoted prices where available and considering the liquidity of the market for the derivative financial instruments. The prices are subject to significant changes based on changing market conditions. The derivative financial instruments included in the NES trading portfolio as of and for the year ended December 31, 1996 were immaterial.

  The weighted-average term of the trading portfolio, based on volumes, is less than one year. The maximum and average terms disclosed herein are not indicative of likely future cash flows as these positions may be changed by new transactions in the trading portfolio at any time in response to changing market conditions, market liquidity and the Company's risk management portfolio needs and strategies. Terms regarding cash settlements of these contracts vary with respect to the actual timing of cash receipts and payments.

(b) Non-Trading Activities.

  To reduce the risk from market fluctuations in the price of electric power, natural gas and related transportation, NorAm and certain of its subsidiaries enter into futures transactions, swaps and options (Energy Derivatives) in order to hedge certain natural gas in storage, as well as certain expected purchases, sales and transportation of natural gas and electric power (a portion of which are firm commitments at the inception of the hedge). Energy Derivatives are also utilized to fix the price of compressor fuel or other future operational gas requirements, although usage to date for this purpose has not been material. Usage of electricity derivative financial instruments by the Company and its subsidiaries for purposes other than trading is immaterial.

  Certain subsidiaries of the Company also utilize interest-rate derivatives (principally interest-rate swaps) in order to adjust the portion of its overall borrowings which are subject to interest-rate risk, and also utilize such derivatives to effectively fix the interest rate on debt expected to be issued for refunding purposes.

  For transactions involving either Energy Derivatives or interest-rate derivatives, hedge accounting is applied only if the derivative (i) reduces the price risk of the underlying hedged item and (ii) is designated as a hedge at its inception. Additionally, the derivatives must be expected to result in financial impacts which are inversely correlated to those of the item(s) to be hedged. This correlation (a measure of hedge effectiveness) is measured both at the inception of the hedge and on an ongoing basis, with an acceptable level of a correlation of at least 80% for hedge designation. If and when correlation ceases to exist at an acceptable level, hedge accounting ceases and mark-to-market accounting is applied.

  In the case of interest-rate swaps associated with existing obligations, cash flows and expenses associated with the interest-rate derivative transactions are matched with the cash flows and interest expense of the obligation being hedged, resulting in an adjustment to the effective interest rate. When interest rate swaps are utilized to effectively fix the interest rate for an anticipated debt issuance, changes in the market value of the interest-rate derivatives are deferred and recognized as an adjustment to the effective interest rate on the newly issued debt.

  Unrealized changes in the market value of Energy Derivatives utilized as hedges are not generally recognized in the Company's Consolidated Statements of Income until the underlying hedged transaction occurs. Once it becomes probable that an anticipated transaction will not occur, deferred gains and losses are recognized. In general, the financial impact of transactions involving these Energy Derivatives is included in the Company's Statement of Consolidated Income under the captions (i) fuel expenses, in the case of natural gas transactions, and (ii) purchased power, in the case of electric power transactions. Cash flows resulting from these transactions in Energy Derivatives are included in the Company's Statements of Consolidated Cash Flows in the same category as the item being hedged.

  At December 31, 1997, subsidiaries of NorAm were fixed-price payors and fixed-price receivers in Energy Derivatives covering 38,754 Bbtu and 7,647 Bbtu of natural gas, respectively. Also, at December 31, 1997 subsidiaries of NorAm were parties to variable-priced Energy Derivatives totaling 3,630 Bbtu of natural gas. The weighted average maturity of these instruments is less than one year.

  The notional amount is intended to be indicative of the Company and its subsidiaries' level of activity in such derivatives, although the amounts at risk are significantly smaller because, in view of the price movement correlation required for hedge accounting, changes in the market value of these derivatives generally are offset by changes in the value associated with the underlying physical transactions or in other derivatives. When Energy Derivatives are closed out in advance of the underlying commitment or anticipated transaction, however, the market value changes may not offset due to the fact that price movement correlation ceases to exist when the positions are closed as further discussed below. Under such circumstances, gains (losses) are deferred and recognized as a component of income when the underlying hedged item is recognized in income.

  The average maturity discussed above and the fair value discussed in Note 13 are not necessarily indicative of likely future cash flows as these positions may be changed by new transactions in the trading portfolio at any time in response to changing market conditions, market liquidity and the Company's risk management portfolio needs and strategies. Terms regarding cash settlements of these contracts vary with respect to the actual timing of cash receipts and payments.

(c)  Trading and Non-trading -- General Policy.

  In addition to the risk associated with price movements, credit risk is also inherent in the Company and its subsidiaries' risk management activities. Credit risk relates to the risk of loss resulting from non-performance of contractual obligations by a counterparty. While, as yet, the Company and its subsidiaries have experienced no significant losses due to the credit risk associated with these arrangements, the Company has off-balance sheet risk to the extent that the counterparties to these transactions may fail to perform as required by the terms of each such contract. In order to minimize this risk, the Company and/or its subsidiaries, as the case may be, enter into such contracts primarily with those counterparties with a minimum Standard & Poor's or Moody's rating of BBB-or Baa3, respectively. For long-term arrangements, the Company and its subsidiaries periodically review the financial condition of such firms in addition to monitoring the effectiveness of these financial contracts in achieving the Company's objectives. Should the counterparties to these arrangements fail to perform, the Company would seek to compel performance at law or otherwise, or obtain compensatory damages in lieu thereof. The Company might be forced to acquire alternative hedging arrangements or be required to honor the underlying commitment at then current market prices. In such event, the Company might incur additional loss to the extent of amounts, if any, already paid to the counterparties. In view of its criteria for selecting counterparties, its process for monitoring the financial strength of these counterparties and its experience to date in successfully completing these transactions, the Company believes that the risk of incurring a significant financial statement loss due to the non-performance of counterparties to these transactions is minimal.

 The Company's policies prohibit the use of leveraged financial instruments.

  The Company has established a Risk Oversight Committee to oversee all corporate price and credit risk, including NES' risk management and trading activities. The Risk Oversight Committee's responsibilities include reviewing the Company and its subsidiaries' overall risk management strategy and monitoring risk management activities to ensure compliance with the Company's risk management limitations, policies and procedures.

(3) RATE MATTERS

(a) Electric Proceedings.

  The Texas Utility Commission has original (or in some cases appellate) jurisdiction over Electric Operations' electric rates and services. Texas Utility Commission orders may be appealed to a District Court in Travis County, and from that court's decision an appeal may be taken to the Court of Appeals for the 3rd District at Austin (Austin Court of Appeals). Discretionary review by the Supreme Court of Texas may be sought from decisions of the Austin Court of Appeals. In the event that the courts ultimately reverse actions of the Texas Utility Commission, such matters are remanded to the Texas Utility Commission for action in light of the courts' orders.

(b) Transition and Price Reduction Plan.

  In 1997, the Texas legislature considered but did not pass legislation intended to address various issues concerning the restructuring of the electric utility industry, including proposals that would permit Texas retail electric customers to choose their own electric suppliers beginning on December 31, 2001. The legislative proposals included provisions relating to full stranded cost recovery; rate reductions; rate freezes; the unbundling of generation operations, transmission and distribution and customer service operations; securitization of regulatory assets; and consumer protections. Although the Company and certain other parties (including the Texas Utility Commission) supported the bill, it was not enacted prior to the expiration of the legislative session.

  In October 1997, the Company announced a proposed transition to competition plan intended to address certain aspects of the proposals contained in the legislation formerly pending before the Texas legislature. By mid December 1997, negotiations resulted in a settlement agreement (Settlement Agreement) executed by the Company, the staffs of the Texas Utility Commission and the City of Houston, representatives of the state's principal consumer and industrial groups and others. The Settlement Agreement was subsequently filed with the Texas Utility Commission, where it is currently under consideration.

  Under the terms of the Settlement Agreement, residential customers will receive a 4% credit to the base cost of electricity in 1998, increasing to 6% in 1999. Small and mid-sized businesses will receive a 2% credit to their base costs beginning in 1998. The combined effect of these reductions is expected to decrease base revenues by $166 million over a two year period. In addition, the Company (over the next two years) will be permitted, as a way to assist the Company in mitigating its potentially stranded costs, to (i) redirect to production property all of its current depreciation expenses that would otherwise be credited to accumulated depreciation for transmission and distribution property, and (ii) apply any and all earnings above a rate of return cap of 9.95% to increase the depreciation of production property. The Company estimates that redirected depreciation over the two-year period of 1998 and 1999 will be approximately $364 million. As part of the Settlement Agreement, the Company agreed to support proposed legislation in the 1999 Texas legislative session that includes provisions providing for retail customer choice effective December 31, 2001 and other provisions consistent with those in the 1997 proposed legislation.

  The Settlement Agreement is currently under consideration by the Texas Utility Commission, the City of Houston and other cities served by HL&P. In December 1997, the Texas Utility Commission approved the petition filed by the Company to implement the requested base rate credits on a temporary basis beginning January 1, 1998, and pending final Texas Utility Commission consideration. The approval also included the accounting order necessary to permit the Company to begin redirecting depreciation from its transmission and distribution facilities to production property on a temporary basis pending final Texas Utility Commission consideration. A procedural schedule has been developed by the Texas Utility Commission whereby a final decision regarding the Settlement Agreement would be reached by the end of March 1998.

(c) 1995 Rate Case.

  In August 1995, the Texas Utility Commission unanimously approved a settlement resolving the Company's most recent rate case (Docket No. 12065) as well as a separate proceeding (Docket No. 13126) regarding the prudence of operation of the South Texas Project.

  See Note 1(f) regarding additional depreciation and amortization that is permitted under the 1995 Rate Case Settlement with respect to the South Texas Project and the Company's investment in certain lignite reserves associated with a canceled generating station.

(d) Docket No. 6668.

  In September 1997, the Company received a judgment dismissing all outstanding appeals of the Texas Utility Commission's order in Docket No. 6668, an inquiry into the prudence of the planning and construction of the South Texas Project. In that order, the Texas Utility Commission had determined that $375.5 million of the Company's $2.8 billion investment in the South Texas Project had been imprudently incurred. That ruling was incorporated into Electric Operations' 1988 and 1991 rate cases. As a result of this judgment, all outstanding appeals of prior rate cases involving the Company have now been dismissed and the orders granted in such cases are now final.

(4) JOINTLY OWNED ELECTRIC UTILITY PLANT

(a) Investment in South Texas Project.

  The Company has a 30.8% interest in the South Texas Project, which consists of two 1,250 MW nuclear generating units, and bears a corresponding 30.8% share of capital and operating costs associated with the project. As of December 31, 1997, the Company's investment in the South Texas Project was $1.8 billion (net of $714 million accumulated depreciation). The Company's investment in nuclear fuel (including AFUDC) was $51 million (net of $205 million amortization) as of such date.

  Effective November 1997, the Company and the other three owners of the South Texas Project completed the transfer of the Company's responsibilities for operation of the South Texas Project to a new Texas non-profit corporation formed by the four owners and known as the STP Nuclear Operating Company (STPNOC). STPNOC was formed exclusively for the purpose of operating the South Texas Project, and the Company's officers and employees who had been responsible for day-to-day operation and management of the South Texas Project were transferred to the operating company in October, 1997 and the related employee benefit obligations were transferred in December, 1997. The operating company is managed by a board of directors composed of one director from each of the four owners, along with the chief executive officer of STPNOC. Formation of STPNOC did not affect the underlying ownership of the South Texas Project, which continues as a tenancy in common among the four owners, with each owner retaining its undivided ownership interest in the two nuclear-fueled generating units and the electrical output from those units. The four owners continue to provide overall oversight of the operations of the South Texas Project through an owners' committee composed of representatives of each of the owners and through the board of directors of STPNOC.

(b) 1996 Settlement of South Texas Project Litigation.

  In 1996, the Company recorded an aggregate $95 million ($62 million net of tax) charge in connection with various settlements of lawsuits filed by co-owners of the South Texas Project. The formation of STPNOC by the four co-owners (including the Company) of the South Texas Project was contemplated by these settlements. For information about the execution of an operations agreement with the City of San Antonio in connection with one of these settlements, see Note 12(c).

(c) Nuclear Insurance.

  The Company and the other owners of the South Texas Project maintain nuclear property and nuclear liability insurance coverage as required by law and periodically review available limits and coverage for additional protection. The owners of the South Texas Project currently maintain $2.75 billion in property damage insurance coverage, which is above the legally required minimum, but is less than the total amount of insurance currently available for such losses. This coverage consists of $500 million in primary property damage insurance and excess property insurance in the amount of $2.25 billion. With respect to excess property insurance, the Company and the other owners of the South Texas Project are subject to assessments, the maximum aggregate assessment under current policies being $11.5 million during any one policy year. The application of the proceeds of such property insurance is subject to the priorities established by the Nuclear Regulatory Commission (NRC) regulations relating to the safety of licensed reactors and decontamination operations.

  Pursuant to the Price Anderson Act (Act), the maximum liability to the public of owners of nuclear power plants, such as the South Texas Project, was $8.72 billion as of December 1997. Owners are required under the Act to insure their liability for nuclear incidents and protective evacuations by maintaining the maximum amount of financial protection available from private sources and by maintaining secondary financial protection through an industry retrospective rating plan. The assessment of deferred premiums provided by the plan for each nuclear incident is up to $79.3 million per reactor, subject to indexing for inflation, a possible 5% surcharge (but no more than $10 million per reactor per incident in any one year) and a 3% state premium tax. The Company and the other owners of the South Texas Project currently maintain the required nuclear liability insurance and participate in the industry retrospective rating plan.

  There can be no assurance that all potential losses or liabilities will be insurable, or that the amount of insurance will be sufficient to cover them. Any substantial losses not covered by insurance would have a material effect on the Company's financial condition and results of operations.

(d) Nuclear Decommissioning.

  The Company contributes $14.8 million per year to a trust established to fund its share of the decommissioning costs for the South Texas Project. For a discussion of securities held in the Company's nuclear decommissioning trust, see Note 1(o). In May 1994, an outside consultant estimated the Company's portion of decommissioning costs to be approximately $318 million (1994 dollars). The consultant's calculation of decommissioning costs for financial planning purposes used the DECON methodology (prompt removal/dismantling), one of the three alternatives acceptable to the NRC, and assumed deactivation of Units Nos. 1 and 2 upon the expiration of their 40-year operating licenses. While the current and projected funding levels currently exceed minimum NRC requirements, no assurance can be given that the amounts held in trust will be adequate to cover the actual decommissioning costs of the South Texas Project. Such costs may vary because of changes in the assumed date of decommissioning, changes in regulatory and accounting requirements, changes in technology and changes in costs of labor, materials and equipment.

(e) Assessment Fees for Spent Fuel Disposal and Enrichment and Decommission

  By contract, the United States Department of Energy (DOE) has committed itself ultimately to take possession of all spent fuel generated by the South Texas Project. The DOE contract currently requires payment of a spent fuel disposal fee on nuclear plant-generated electricity of one mill (one-tenth of a cent) per net KWH sold. This fee is subject to adjustment to ensure full cost recovery by the DOE. The Energy Policy Act also includes a provision that assesses a fee upon domestic utilities that purchased nuclear fuel enrichment services from the DOE before October 24, 1992. The South Texas Project's assessment is approximately $2 million per year (subject to escalation for inflation). The Company has a remaining estimated liability of $5.5 million for such assessments.

(5) EQUITY INVESTMENTS IN FOREIGN AFFILIATES

  HI Energy, a wholly owned subsidiary of the Company formed in 1993, participates primarily in the development and acquisition of foreign independent power projects and the privatization of foreign generating and distribution companies.

  The Company accounts for affiliate investments of its subsidiaries under the equity method of accounting where: (i) the subsidiary's ownership interest in the affiliate ranges from 20% to 50%, (ii) the ownership interest is less than 20% but the subsidiary exercises significant influence over operating and financial policies of such affiliate or (iii) the subsidiary's ownership interest in the affiliate exceeds 50% but the subsidiary does not exercise control over the affiliate. The Company's proportionate share of the equity in net income in these affiliates for the years ended December 31, 1997, 1996 and 1995 was $48.6 million, $17 million and $.5 million, respectively, which amounts are included on the Company's Statements of Consolidated Income in Revenues -- International.

  The Company's and its subsidiaries' equity investments in foreign and non-regulated affiliates at December 31, 1997 and 1996 were $704 million and $502 million, respectively.

(a) Acquisitions.

  In May 1996, a subsidiary of HI Energy acquired 11.35% of the common stock of Light, a publicly held Brazilian corporation, for $393 million which includes the direct costs of the acquisition. Light is the operator under a 30-year concession agreement of an integrated electric power and distribution system that serves a portion of the state of Rio de Janeiro, Brazil, including the city of Rio de Janeiro. The winning bidders in the government-sponsored auction of Light, including a subsidiary of HI Energy, formed a consortium whose aggregate ownership interest of 50.44% represents a controlling interest in Light.

  In June 1997, a consortium of investors which included a subsidiary of HI Energy, acquired for $496 million a 56.7% controlling ownership interest in Empresa de Energia del Pacifico S.A.E.S.P. (EPSA), an electric utility system serving the Valle de Cauca region of Colombia, including the area surrounding the city of Cali. HI Energy contributed $152 million of the purchase price for a 28% ownership interest in EPSA. In addition to its distribution facilities, EPSA owns 850 MW of electric generation capacity.

  In May 1997, HI Energy increased its indirect ownership interest in Empresa de la Plata S.A. (EDELAP), an Argentina electric utility, from 48% to 63%. The purchase price of the additional interest was $28 million. HI Energy has recorded its investment in EDELAP using the equity method because of the significance of the participatory rights held by a minority shareholder.

  HI Energy has accounted for these transactions under purchase accounting and has recorded its investments and its interest in the affiliates' earnings after the acquisition dates using the equity method. The purchase prices were allocated on the basis of the estimated fair market values of the assets acquired and the liabilities assumed as of the dates of acquisition. The differences between the amounts paid and the underlying fair values of the net assets acquired are being amortized as a component of earnings attributable to unconsolidated affiliates over the estimated lives of the projects ranging from 30 to 40 years. Purchase price adjustments to fixed assets are being amortized over the underlying assets' estimated useful lives.

(b) Valuation Allowance.

  HI Energy is an investor in two waste tire-to-energy projects in the State of Illinois. The projects had been developed by HI Energy in reliance upon a state subsidy intended to encourage development of energy project facilities for the disposal of solid waste. In March 1996, the State of Illinois repealed the subsidy. As a result of the loss of the subsidy, the Company recorded (i) a $28 million valuation allowance effective in the fourth quarter of 1995 (resulting in an $18 million after-tax charge in that year) and (ii) an additional $8 million valuation allowance in the first quarter of 1996 (resulting in a $5 million after-tax charge in that year). At the time of the Illinois legislature's actions, construction work on one of the waste-to-energy projects had been substantially completed.

  The valuation allowance reflects the combined amounts lent to the projects on a subordinated basis by HI Energy. HI Energy also is a party to two separate note purchase agreements committing it, under certain circumstances, to lend up to an additional $16 million. The Company has entered into a support agreement to enable HI Energy to honor its obligation under these note purchase agreements. In the Company's opinion, it is unlikely that additional loans would be required to be made under the note purchase agreements relating to the facility for which construction had been substantially completed (Ford Heights Project). In March 1996, a subsidiary of HI Energy purchased from a senior lending bank all notes relating to the project for which construction had not yet commenced (Fulton Project) (approximately $4.1 million). As a consequence, HI Energy has discretion over when, if ever, the construction activities for the Fulton project will resume and, in turn, control over future obligations of HI Energy to acquire additional subordinated notes for the Fulton project.

  The Company and HI Energy are defendants in various lawsuits filed in connection with the Ford Heights Project. CGE Ford Heights, L.L.C., (CGE Ford Heights) the owner of the project, has filed for reorganization under Chapter 11 of the Federal Bankruptcy Code. In October 1997, CGE Ford Heights filed a lawsuit against First Trust National Association, HI Energy and Zurn Industries, Inc. (Zurn). CGE Ford Heights is seeking a determination of the funding obligations of HI Energy and Zurn. In addition, the trustee for the holders of the bonds issued to finance the project has filed suit against the Company, HI Energy and Zurn. The trustee alleges that the Company and HI Energy are obligated to contribute to CGE Ford Heights approximately $15 million in the form of subordinated debt obligations. The Company and HI Energy are vigorously contesting the matter. The Company does not believe that the litigation will have a material adverse impact on the Company's or HI Energy's financial statements.

(6) COMMON STOCK

  At December 31, 1997, the Company had 282,875,266 shares of common stock issued and outstanding (out of a total of 700,000,000 authorized shares). At December 31, 1996, the number of shares of outstanding common stock of Former HI was 233,335,481.

  Outstanding common shares excluded (i) shares pledged to secure a loan to the Company's Employee Stock Ownership Plan (12,388,551 and 13,370,939 at December 31, 1997 and 1996, respectively) and (ii) treasury shares (93,459 and 16,042,027 at December 31, 1997 and 1996, respectively). Treasury shares at December 31, 1996 represent shares purchased under a common stock repurchase program prior to the Merger. In connection with the Merger, these treasury shares were canceled and retired in August 1997. At December 31, 1997, the Company held 93,459 shares, which shares were received from holders of Company stock options, who surrendered shares of Company stock as partial payment for the exercise price of their stock options.

  In 1997, the Company paid four regular quarterly dividends aggregating $1.50 per share on its common stock pursuant to dividend declarations made in December 1996, March 1997, June 1997 and September 1997. In December 1997, the Company declared its regular quarterly dividend of $0.375 per share to be paid in March 1998. For information regarding certain restrictions on payments of dividends, see Note 8(c).

(7)  PREFERRED AND PREFERENCE STOCK

(a) Preferred Stock.

  At December 31, 1997, the Company had 10,000,000 authorized shares of preferred stock, of which 97,397 shares were outstanding. As of such date, the Company's only outstanding series of preferred stock was its $4.00 Preferred Stock. The $4.00 Preferred Stock pays an annual dividend of $4.00 per share, is redeemable at $105 per share and has a liquidation price of $100 per share.

  In April 1997, the Company redeemed all remaining 257,000 shares of its $9.375 cumulative preferred stock pursuant to mandatory sinking fund requirements at a cost of $25.7 million, plus accrued dividends. In February 1997, the Company redeemed the following three series of its cumulative preferred stock at the redemption prices, plus accrued dividends, indicated:

                    SERIES                 NUMBER    REDEMPTION
                    ------                   OF        PRICE
                                           SHARES    PER SHARE
                                          -------    ----------
                     $6.72                250,000      $102.51
                     $7.52                500,000      $102.35
                     $8.12                500,000      $102.25

(b) Preference Stock.

  At December 31, 1997, the Company had 10,000,000 authorized shares of preference stock, of which 700,000 shares are classified as Series A Preference Stock and 27,000 shares are classified as Series B Preference Stock. As of December 31, 1997, there were no shares of Series A Preference Stock issued and outstanding (such shares being issuable in accordance with the Company's Shareholder Rights Agreement upon the occurrence of certain events). The number of shares of Series B Preference Stock issued and outstanding as of December 31, 1997 was 17,000. The sole holder of the Series B Preference Stock is a wholly owned financing subsidiary of the Company. See Note 8(c).

  Each share of common stock of the Company includes one associated preference stock purchase right (Company Right). Under certain circumstances, each Company Right entitles the registered holder to purchase from the Company a unit consisting of one-thousandth of a share (Fractional Share) of Series A Preference Stock, without par value (Series A Preference Stock), at a purchase price of $42.50 per Fractional Share, subject to adjustments. The shareholder rights plan was adopted by the shareholders of Former HI in August 1990 and was assumed by the Company, with certain amendments, effective upon the Merger.

(8) LONG-TERM DEBT AND SHORT-TERM FINANCING

(a) Consolidated Debt.

  The Company's consolidated long-term and short-term debt outstanding is summarized in the following table. Of the amount of long-term and short-term debt outstanding as of December 31, 1997, $1.8 billion represents debt of NorAm which was assumed and adjusted to fair market value as of the Acquisition Date.

             CONSOLIDATED LONG-TERM DEBT AND SHORT-TERM BORROWINGS
                                 (IN MILLIONS)

                                                    DECEMBER 31, 1997           DECEMBER 31, 1996
                                              ---------------------------       -----------------
                                              LONG-TERM           CURRENT       LONG-TERM  CURRENT
                                              ---------           -------       ---------  -------
 Short-Term Borrowings:
   Commercial Paper                                               $1,435                   $1,338
   Lines of Credit                                                   390
   NorAm Receivables Facility                                        300
                                                                  ------                   ------
 Total Short-Term Borrowings                                       2,125                    1,338
 Long-Term Debt -net:                                             ------                   ------
   ACES                                        $1,174
   Debentures(1)(2)                               669                             $  349
   First Mortgage Bonds(1)                      2,495              2,670             225
   Pollution Control Bonds                        118                  5               5
   NorAm Medium-Term Notes(2)                     182                 79
   Notes Payable(2)                               565                166               1
   Capital Leases                                  15                  1               1        4
                                               ------             ------          ------   ------
 Total Long-Term Debt                           5,218                251           3,026      229
                                               ------             ------          ------   ------
   Total Long-Term and Short-Term Debt         $5,218             $2,376          $3,026   $1,567
                                               ======             ======          ======   ======

__________
(1) Includes unamortized discount related to debentures of approximately $1 million at December 31, 1997 and 1996 and unamortized discount related to first mortgage bonds of approximately $14 million and $15 million at December 31, 1997 and 1996, respectively.

(2) Includes unamortized premium related to fair value adjustments of approximately $15.8 million for Debentures at December 31, 1997. The unamortized premium for NorAm long-term and current medium-term notes at December 31, 1997 was approximately $16.7 million and $2.8 million, respectively. The unamortized premium for long-term and current notes payable was approximately $13.7 million and $3.3 million, respectively, at December 31, 1997. See Note 1(b).

  Consolidated maturities of long-term debt and sinking fund requirements for the Company (including NorAm) are approximately $251 million in 1998, $378 million in 1999, $1.430 billion in 2000, $401 million in 2001 and $207 million in 2002.

(b) First Mortgage Bonds.

  As of December 31, 1997, the Company had an aggregate of $2.5 billion principal amount of its first mortgage bonds issued and outstanding.

  In the first quarter of 1997, the Company repaid at maturity $40 million aggregate principal amount of its 5 1/4% first mortgage bonds and $150 million aggregate principal amount of its 7 5/8% first mortgage bonds. In June 1997, the Company purchased $57.6 million aggregate principal amount of its 9.15% first mortgage bonds due 2021 for a total purchase price of $69.6 million, plus accrued interest. In November 1997, the Company repaid at maturity $35 million aggregate principal amount of its 6 3/4% first mortgage bonds.

  Sinking or improvement fund requirements of the Company's first mortgage bonds outstanding will be approximately $28.3 million for each of the years 1998 through 2002. Such requirements may be satisfied by certification of property additions at 100% of the requirements. Sinking or improvement fund requirements for 1997 and prior years have been satisfied by certification of property additions.

  The Company has agreed to expend an amount each year for replacements and improvements in respect of its depreciable mortgaged utility property equal to $1,450,000 plus 2 1/2% of net additions to such mortgaged property made after March 31, 1948 and before July 1 of the preceding year. Such requirement may be met with cash, first mortgage bonds, gross property additions or expenditures for repairs or replacements, or by taking credit for property additions at 100% of the requirements. With respect to first mortgage bonds of a series subject to special redemption, the Company has the option to use deposited cash to redeem first mortgage bonds of such series at the applicable special redemption price. The replacement fund requirement to be satisfied in 1998 is approximately $310.3 million.

  The amount of the first mortgage bonds that may be issued by the Company is unlimited as to issuance, but limited by property, earnings and other provisions of the Mortgage and Deed of Trust dated as of November 1, 1944, between the Company and South Texas Commercial National Bank of Houston (Chase Bank of Texas, National Association, as Successor Trustee) and the supplemental indentures thereto. Substantially all properties used in the conduct of the business and operations of Electric Operations are subject to liens securing the long-term debt under the mortgage.

(c) FinanceCo Credit Facility.

  In August 1997, a limited partnership special purpose subsidiary of the Company (FinanceCo) established a five-year, $1.644 billion revolving credit facility with a consortium of commercial banks (FinanceCo Facility). The FinanceCo Facility supported $1.435 billion in commercial paper borrowings by FinanceCo at December 31, 1997 recorded as notes payable on the Consolidated Balance Sheet. The weighted average interest rate of these borrowings at December 31, 1997 was 6.15%. Proceeds from the initial issuances of commercial paper were used to purchase newly issued shares of Series B Preference Stock of the Company. The Company, in turn, used the proceeds from such stock issuance to fund the cash portion of the consideration paid to Former NorAm stockholders under the terms of the Merger.

  Borrowings under the FinanceCo Facility bear interest at a rate based upon the London interbank offered rate (LIBOR) plus a margin, a base rate or at a rate determined through a bidding process. The FinanceCo Facility may be used (i) to support the issuance of commercial paper or other short-term indebtedness of FinanceCo, (ii) subject to certain limitations, to finance repurchases of Company common stock and (iii) subject to certain limitations, to provide funds for general purposes of FinanceCo, including the making of intercompany loans to, or securing letters of credit for the benefit of, FinanceCo's affiliates.

The FinanceCo Facility requires the Company to maintain a ratio of consolidated indebtedness for borrowed money to consolidated capitalization (as defined) that does not exceed 0.62:1.00 from January 1, 1998 through December 31, 1998 and 0.60:1.00 from January 1, 1999 until termination of the FinanceCo Facility. The FinanceCo Facility also contains restrictions applicable to the Company and certain of its subsidiaries with respect to, among other things, (i) liens, (ii) consolidations, mergers and dispositions of assets, (iii) dividends and repurchases of common stock, (iv) certain types of investments and (v) certain changes in its business. The FinanceCo Facility contains customary covenants and default provisions applicable to FinanceCo and its subsidiaries, including limitations on, among other things, additional indebtedness (other than certain permitted indebtedness), liens and certain investments or loans.

  Subject to certain conditions and limitations, the Company is required to make cash payments from time to time to FinanceCo from excess cash flow (as defined in the FinanceCo Facility) to the extent necessary to enable FinanceCo to meet its financial obligations. At December 31, 1997, commercial paper supported by the FinanceCo Facility was secured by pledges of (i) the shares of common stock of NorAm held by the Company, (ii) all of the limited and general partner interests of FinanceCo and all of the Company's interest in the general partner of FinanceCo, (iii) the capital stock of HI Energy, (iv) the Series B Preference Stock and (v) certain intercompany notes held by FinanceCo. The obligations under the FinanceCo Facility are not secured by the utility assets of the Company or NorAm or by the Company's investment in Time Warner securities.

  The Company's outstanding commercial paper balance at December 31, 1996 was $1.3 billion. The weighted average interest rate at December 31, 1996 was 5.90%.

(d) Company Bank Facility.

  The Company meets its short-term financing needs primarily through sales of commercial paper supported by a $200 million revolving credit facility. Borrowings under the facility are unsecured and a facility fee is paid. At December 31, 1997, there was no outstanding commercial paper and there were no outstanding borrowings under the bank facility.

(e) ACES.

  The Company owns 11 million shares of non-publicly traded TW Preferred. See
Note 1(n). To monetize its investment in these securities, the Company sold in July 1997, 22,909,040 of its unsecured 7% ACES having a face amount of $45.9375 per security.

  At maturity, the principal amount of the ACES will be mandatorily exchangeable by the Company into either (i) a number of shares of common stock of Time Warner based on an exchange rate or (ii) cash having an equal value. Subject to adjustments that may result from certain dilution events, the exchange rate for each ACES is determined as follows: (i) 0.8264 shares of Time Warner common stock if the price of Time Warner common stock at maturity (Maturity Price) is at least $55.5844 per share, (ii) a fractional share of Time Warner common stock such that the fractional share will have a value equal to $45.9375 if the Maturity Price is less than $55.5844 but greater than $45.9375 and (iii) one share of Time Warner common stock if the Maturity Price is not more than $45.9375.

  Prior to maturity, the Company has the option of redeeming the ACES if (i) changes in federal tax regulations require recognition of a taxable gain on the Company's TW Preferred and (ii) the Company could defer such gain by redeeming the ACES. The redemption price is 105% of the closing sales price of the ACES as determined over a period prior to the redemption notice. The redemption price may be paid in cash or in shares of Time Warner common stock or a combination of the two.

  The Company used the net proceeds of the sale of the ACES (approximately $1.021 billion) to retire in 1997 an equivalent amount of the Company's then outstanding commercial paper.

  For information regarding the Company's accounting treatment of the ACES, including certain accounting losses that may result upon increases in the price of Time Warner common stock, see Note 1(n).

(f) Pollution Control Revenue Refunding Bonds.

  In January 1997, the Brazos River Authority (BRA) and the Matagorda County Navigation District Number One (MCND) issued, on behalf of the Company, $118 million aggregate principal amount of pollution control revenue bonds. The BRA and MCND bonds will mature in 2018 and 2028, respectively. The proceeds from the sale of these securities were used to redeem all outstanding 7 7/8% BRA Series 1986A pollution control revenue bonds ($50 million) and 7 7/8% MCND Series 1986A pollution control revenue bonds ($68 million) at a redemption price of 102% of the aggregate principal amount of each series. In 1997, the bonds bore interest at a floating rate. The weighted average interest rate at December 31, 1997 was 5.01%. Subject to certain conditions, the Company may change the method of determining the interest rate on the bonds from a daily to a weekly, commercial paper or long-term interest rate. The bonds are subject to a mandatory tender for purchase upon certain events, including changes in the method of determining interest rates on the bonds. When a daily or weekly rate is in effect for the bonds, holders of the bonds of such issue have the option to have their bonds purchased at 100% of their principal amount plus accrued interest to the date of the purchase. Bonds tendered prior to maturity may be remarketed. Although it is anticipated that all bonds tendered will be purchased with proceeds from the subsequent offer and sale of the tendered bonds, the Company has entered into standby purchase agreements with commercial banks to provide approximately $120 million for the purchase of tendered bonds in the event such proceeds are not available. Facility fees are payable in connection with these facilities.

(g) NorAm Bank Facilities.

  In 1997, NorAm met its short-term financing needs primarily through a bank facility, bank lines of credit and a receivables facility. NorAm's principal short-term credit facility (NorAm Credit Facility) of $400 million expires in December 1998. Unsecured borrowings under the NorAm Credit Facility at December 31, 1997 aggregated $340 million and had a weighted average interest rate of 6.30%. A facility fee of .14% per annum is payable on the $400 million commitment. In addition, NorAm had $50 million of outstanding loans under uncommitted lines of credit at December 31, 1997 having a weighted average interest rate of 6.82%.

  Under a trade receivables facility (Receivables Facility) which expires in August 1999, NorAm sells, with limited recourse, an undivided interest (limited to a maximum of $300 million) in a designated pool of accounts receivable. The amount of receivables sold and uncollected was $300 million at December 31, 1997. The weighted average interest rate at December 31, 1997 was approximately 5.65%. Certain of NorAm's remaining receivables serve as collateral for receivables sold and represent the maximum exposure to NorAm should all receivables sold prove ultimately uncollectible. NorAm has retained servicing responsibility under the Receivables Facility for which it is paid a servicing fee. Beginning in 1997 and pursuant to SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities", NorAm accounts for amounts transferred pursuant to the Receivables Facility as collateralized borrowings. As a result, these receivables are recorded as assets on the Company's December 31, 1997 Consolidated Balance Sheet and amounts received by NorAm pursuant to this facility are recorded as notes payable.

  In May 1997, NorAm obtained an unsecured, 18-month bank term loan in the amount of $150 million (included in Notes Payable). The term loan carries a LIBOR-based floating interest rate. Proceeds from the term loan were used to refund a portion of NorAm's 9.875% Notes which matured in April 1997. NorAm has entered into two interest rate swaps, each with a term of 19 months, having an aggregate notional amount of $150 million which, as of December 31, 1997, effectively fixed the interest rate on borrowings under the term loan agreement at approximately 6.775%.

(h) NorAm Long-Term Debt.

  At December 31, 1997, NorAm has issued and outstanding $116 million aggregate principal amount ($107 million after Merger fair value adjustments) of its 6% Convertible Subordinated Debentures due 2012 (Subordinated Debentures). The holders of the Subordinated Debentures receive interest quarterly and have the right at any time on or before the maturity date thereof to convert each Subordinated Debenture into 0.65 shares of Company common stock and $14.24 in cash. NorAm is required to make annual sinking fund payments of $6.5 million on the Subordinated Debentures beginning on March 15, 1997 and on each succeeding March 15 up to and including March 15, 2011. NorAm (i) may credit against the sinking fund requirements any Subordinated Debentures redeemed by NorAm and Subordinated Debentures which have been converted at the option of the holder and (ii) may deliver purchased Subordinated Debentures in satisfaction of the sinking fund requirements. Since the Acquisition Date, Subordinated Debentures aggregating $27,250 were converted.

  In the fourth quarter of 1997, NorAm purchased $101.4 million aggregate principal amount of its 10% Debentures due 2019 at an average price of 111.98% plus accrued interest. Because NorAm's debt was stated at fair market value as of the date of the acquisition, the loss on the reacquisition of these debentures was not material. In December 1997, NorAm repaid at maturity $52 million aggregate principal amount of its medium-term notes.

(i) Restrictions on NorAm's Stockholders' Equity and Debt.

  Under the provisions of NorAm's revolving credit facility or certain other NorAm financial arrangements, NorAm's total debt is limited to 72% of its total capitalization and NorAm is required to maintain a minimum level of stockholders' equity. In addition, NorAm's total debt would be limited to $2.055 billion if its ratio of total debt to total capitalization increased to 60%. The minimum level of stockholders' equity was initially set at $700 million at December 31, 1995, increasing annually thereafter by (1) 50% of positive consolidated net income and (2) 50% of the proceeds from any incremental equity offering made after June 30, 1996. At December 31, 1997, these provisions did not significantly restrict NorAm's ability to issue debt or to pay dividends.

(j) HI Energy Notes Payable.

  In 1996, a subsidiary of HI Energy entered into a $167.5 million loan agreement in order to refinance a portion of the acquisition costs of Light. The full proceeds of the loan, net of a $17.5 million debt reserve account established for the benefit of the lenders, was funded in April 1997. The loan (included in Notes Payable) is secured by, among other things, a pledge of the shares of Light and of a subsidiary of HI Energy that is the indirect holder of the shares of Light.

(9) TRUST SECURITIES

(a) Company.

  In February 1997, two Delaware statutory business trusts (HI Trusts) established by the Company issued (i) $250 million of preferred securities and
(ii) $100 million of capital securities, respectively. The preferred securities have a distribution rate of 8.125% payable quarterly in arrears, a stated liquidation amount of $25 per preferred security and must be redeemed by March 2046. The capital securities have a distribution rate of 8.257% payable quarterly in arrears, a stated liquidation amount of $1,000 per capital security and must be redeemed by February 2037.

  The HI Trusts sold the preferred and capital securities to the public and used the proceeds to purchase $350 million aggregate principal amount of subordinated debentures (Debentures) from the Company having interest rates corresponding to the distribution rates of the securities and maturity dates corresponding to the mandatory redemption dates of the securities. The HI Trusts are accounted for as wholly owned consolidated subsidiaries of the Company. The Debentures are the HI Trusts' sole assets. Proceeds from the sale of the Debentures were used by the Company for general corporate purposes, including the repayment of short-term debt and the redemption of three series of the Company's outstanding cumulative preferred stock at the following redemption prices, plus accrued dividends:

                      SERIES            NUMBER    REDEMPTION
                      ------               OF        PRICE
                                        SHARES    PER SHARE
                                        ------    ----------
                       $6.72            250,000     $102.51
                       $7.52            500,000     $102.35
                       $8.12            500,000     $102.25

  The Company has fully and unconditionally guaranteed, on a subordinated basis, each Trust's obligations, including the payment of distributions and all other payments due with respect to the respective preferred and capital securities.

  The preferred and capital securities are mandatorily redeemable upon the repayment of the related Debentures at their stated maturity or earlier redemption.

  Subject to certain limitations, the Company has the option of deferring payments of interest on the Debentures held by the HI Trusts. If and for as long as payments on the Debentures have been deferred, or an event of default under the indenture relating thereto has occurred and is continuing, the Company may not pay dividends on its capital stock. As of December 31, 1997, no interest payments on the Debentures had been deferred.

(b) NorAm.

  In June 1996, a Delaware statutory business trust (NorAm Trust) established by NorAm issued $172.5 million of convertible preferred securities and sold approximately $5.3 million of NorAm Trust common securities (106,720 securities, representing 100% of the NorAm Trust's common equity) to NorAm . The convertible preferred securities have a distribution rate of 6.25% payable quarterly in arrears, a stated liquidation amount of $50 per convertible preferred security and must be redeemed by 2026. The NorAm Trust sold the convertible preferred securities to the public and used the proceeds, in addition to the common stock proceeds, to purchase $177.8 million of 6.25% Convertible Junior Subordinated Debentures from NorAm having an interest rate corresponding to the distribution rate of the convertible preferred securities and a maturity date corresponding to the mandatory redemption date of the convertible preferred securities. The NorAm Trust is accounted for as a wholly owned consolidated subsidiary of NorAm. The junior subordinated debentures are the sole assets of the NorAm Trust. NorAm has fully and unconditionally guaranteed, on a subordinated basis, the NorAm Trust's obligations, including the payment of distributions and all other payments, with respect to the convertible preferred securities. The convertible preferred securities are mandatorily redeemable upon the repayment of the related junior subordinated debentures at their stated maturity or earlier redemption. Following the Merger, each convertible preferred security is convertible at the option of the holder into $33.62 of cash and 1.55 shares of Company common stock. Since the Acquisition Date, convertible preferred securities aggregating $14.1 million were converted, leaving $16.4 million principal amount (unamortized fair value of $21.3 million, net of issuance costs) of convertible preferred securities outstanding at December 31, 1997.

(10) STOCK-BASED INCENTIVE COMPENSATION PLANS AND RETIREMENT PLANS

(a) Incentive Compensation Plans.

  The Company has Long-Term Incentive Compensation plans (LICP) and other incentive compensation plans that provide for the issuance of stock-based incentives (including performance-based stock compensation and restricted shares, stock options and stock appreciation rights) to key employees of the Company, including officers. As of December 31, 1997, 96 current and former employees participated in the plans. A maximum of approximately 9 million shares of common stock may be issued under these plans. Under the LICP, beginning one year after the grant date, the options become exercisable in one-third increments each year. Performance-based stock compensation issued and restricted shares granted were 704,865 in 1997, 69,905 in 1996, and 49,792 in 1995.

Stock option activity for the years 1995 through 1997 is summarized below:

                                                    NUMBER
                                                  OF SHARES   WEIGHTED AVERAGE
                                                  ---------   PRICE AT DATE OF
                                                              GRANT OR EXERCISE
                                                              -----------------
         Outstanding at December 31, 1994           302,578       $    22.7025
           Options Granted                          133,324       $    17.8277
           Options Canceled                         (24,560)
         Outstanding at December 31, 1995           411,342       $    21.1414
           Options Granted                          101,798       $     24.375
           Options Exercised                           (574)      $      17.75
           Options Withheld for Taxes                   (90)
           Options Canceled                         (13,824)
         Outstanding at December 31, 1996           498,652       $    21.7796
           Options Granted                          382,954       $    21.0673
           Options Converted at Acquisition(1)      622,504       $    12.9002
           Options Exercised(1)                    (281,053)      $     9.2063
           Options Withheld for Taxes                   (72)
           Options Canceled                        (148,418)
         Outstanding at December 31, 1997         1,074,567       $    19.0728
         Exercisable at:
           December 31, 1997                        645,304       $ 7.00-35.18
           December 31, 1996                        280,270       $17.75-23.25
           December 31, 1995                        181,924       $21.75-23.25
__________
(1) Effective upon the Merger, each holder of an unexpired NorAm stock option, whether or not then exercisable, was entitled to elect to either (i) have all or any portion of their NorAm stock options canceled and "cashed out" or
    (ii) have all or any portion of their NorAm stock options converted to the Company's stock options. There were 622,504 NorAm stock options converted into the Company's stock options at the Acquisition Date. Options exercised during 1997 included approximately 277,000 shares related to NorAm stock options which were converted at the Merger.

  Effective January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." (SFAS No. 123) In accordance with SFAS No. 123, the Company will continue to apply the existing rules contained in Accounting Principles Opinion No. 25, "Accounting for Stock Issued to Employees," and disclose the required pro forma effect on net income and earnings per share of the fair value based method of accounting for stock compensation as required by SFAS No. 123.

  The following pro forma summary of the Company's consolidated results of operations have been prepared as if the fair value based method of accounting for employee stock compensation as required by SFAS No. 123 had been applied:

                                                    1997       1996        1995
                                                  --------   --------   ----------
                                                       (THOUSANDS OF DOLLARS,
                                                       EXCEPT PER SHARE DATA)
  Net Income as reported                          $420,948   $404,944   $1,105,524
  SFAS No. 123 effect                               (2,374)    (1,098)        (244)
                                                  --------   --------   ----------
  Pro forma Net Income                            $418,574   $403,846   $1,105,280
                                                  ========   ========   ==========
  Basic and Diluted Earnings per Common Share As
 reported                                         $   1.66   $   1.66   $     4.46
                                                  $   1.65   $   1.66   $     4.46

  The fair value of options granted during 1995, 1996 and 1997 were calculated using the Black-Scholes model. The significant assumptions incorporated in the Black-Scholes model in estimating the fair value of the options include (i) an interest rate of 7.78% for 1995 and 5.65% for 1996 and an interest rate of 6.58% for 1997 that represents the interest rate on a U.S. Treasury security with a maturity date corresponding with the option term, (ii) an option term of ten years, (iii) volatility of 19.647% for 1995, 15.713% for 1996 and a volatility of 22.06% for 1997 calculated using daily stock prices for the period prior to the grant date, and (iv) expected common dividends of $1.50 per share representing annualized dividends at the date of grant.

(b) Pension.


  The Company has a noncontributory retirement plan which covers the employees of the Company and its subsidiaries other than NorAm. NorAm has two noncontributory retirement plans: (i) the plan which covers the employees of NorAm other than Minnegasco employees and (ii) the plan which covers Minnegasco employees. The plans provide retirement benefits based on years of service and compensation. The Company and NorAm's funding policy is to contribute amounts annually in accordance with applicable regulations in order to achieve adequate funding of projected benefit obligations. The assets of the plans consist principally of common stocks and high-quality, interest-bearing obligations.

  Net pension cost for the Company attributable to continuing operations includes the following components:

                                                                                         YEAR ENDED DECEMBER 31,
                                                                                    --------------------------------
                                                                                       1997        1996       1995
                                                                                    ----------   --------   --------
                                                                                          (THOUSAND OF DOLLARS)
Service cost -- benefits earned during the
 period                                                                             $  26,848    $ 24,392   $ 22,852
Interest cost on projected benefit obligation                                           67,640     51,560     49,317
Actual (return) loss on plan assets                                                   (100,390)   (75,326)   (96,004)
Net amortization and deferrals                                                          14,025     17,514     50,889
                                                                                    ----------   --------   --------
       Net pension cost                                                                  8,123     18,140     27,054
Transfer of obligation to STPNOC                                                        (6,077)
SFAS No. 88 -- curtailment expense                                                      12,947     12,698      7,096
                                                                                    ----------   --------   --------
       Total pension cost                                                           $   14,993   $ 30,838   $ 34,150
                                                                                    ==========   ========   ========


The funded status of the Company's retirement plans was as follows:
                                                                                        DECEMBER 31,
                                                                                    ---------------------
                                                                                      1997         1996
                                                                                    ----------   --------
                                                                                    (THOUSANDS OF DOLLARS)
    Actuarial present value of:
     Vested benefit obligation                                                      $  948,017   $542,714
                                                                                    ==========   ========
     Accumulated benefit obligation                                                 $1,017,190   $578,786
                                                                                    ==========   ========
    Plan assets at fair value(1)                                                    $1,304,023   $675,401
    Projected benefit obligation(1)                                                  1,246,582    756,597
                                                                                    ----------   --------

    Assets in excess of (less than) projected benefit
     obligation                                                                         57,441    (81,196)
    Unrecognized transitional asset                                                     (9,008)   (11,502)
    Unrecognized prior service cost                                                     14,735     31,154
    Unrecognized net loss                                                                8,750     19,405
                                                                                    ----------   --------
      (Accrued) prepaid pension cost                                                $   71,918   $(42,139)
                                                                                    ==========   ========
----------

(1) Includes transfer of approximately $40 million of assets and related liabilities of plans related to STPNOC. See Note 4(a).

  The projected benefit obligation was determined using an assumed discount rate of 7.25% in 1997 and in 1996. A long-term annual rate of compensation increase ranging from 4% to 6% was assumed for both the Company and NorAm plans in 1997 and 1996. The assumed long-term rate of return on plan assets was 9.5% in 1997 and 1996 (10% for the NorAm plans in 1997). The transitional asset at January 1, 1986, is being recognized over approximately 17 years, and the prior service cost is being recognized over approximately 15 years for the Company's plan. The unrecognized transitional asset, prior service cost and net (gain) or loss related to the NorAm plans were recognized at the Acquisition Date.

  In 1995, the Company offered eligible employees (excluding officers) of the Company and HI Energy, who were 55 years of age or older and had at least 10 years of service as of July 31, 1995, an incentive program to retire early. For employees electing early retirement, the program added five years of service credit and five years in age up to 35 years of service and age 65, respectively, in determining an employee's pension. Each participating employee (under age 62) would also receive a supplemental benefit to age 62. During July 1995, the early retirement incentive was accepted by approximately 300 employees.

  Pension benefits and supplemental benefits (if applicable) are being paid out from the Houston Industries Incorporated Retirement Trust. Based on the projected costs associated with the program, the Company increased its retirement plan and supplemental benefits in 1995 by approximately $28 million and $5 million, respectively. Pursuant to SFAS No. 71, the Company deferred the costs associated with the increases in its benefit obligations and amortized the costs through the period ending December 31, 1997. In 1997, 1996 and 1995, the Company amortized $12.9 million, $12.7 million and $7.1 million, respectively, of those costs as a curtailment under SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," with regards to the Company's early retirement program.

(c) Savings Plan.

  The Company has an employee savings plan that qualifies as cash or deferred arrangements under Section 401(k) of the Internal Revenue Code of 1986, as amended (IRC). Under the plan, participating employees may contribute a portion of their compensation, pretax or after-tax, up to a maximum of 16% of compensation limited by an annual deferral limit ($9,500 for calendar year 1997) prescribed by IRC

Section 402(g) and the IRC Section 415 annual additions limits. The Company matches 70% of the first 6% of each employee's compensation contributed, subject to a vesting schedule which entitles the employee to a percentage of the matching contributions depending on years of service. Substantially all of the Company's match is invested in the Company's common stock.

  In October 1990, the Company amended its savings plan to add a leveraged Employee Stock Ownership Plan (ESOP) component. The Company may use ESOP shares to satisfy its obligation to make matching contributions under the savings plan. Debt service on the ESOP loan is paid using all dividends on shares in the ESOP, interest earnings on funds held in the ESOP and cash contributions by the Company. Shares of the Company's common stock are released from the encumbrance of the ESOP loan based on the proportion of debt service paid during the period.

  The Company adopted Statement of Position (SOP) 93-6, effective January 1, 1994, which requires that the Company recognize benefit expense for the ESOP equal to the fair value of the ESOP shares committed to be released. In accordance with SOP 93-6, the Company credits to unearned ESOP shares the original purchase price of ESOP shares committed to be released to plan participants with the difference between the fair value of the shares and the original purchase price recorded to common stock. Dividends on allocated ESOP shares are recorded as a reduction to retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt or accrued interest on the ESOP loan.

  The Company's savings plan benefit expense attributable to continuing operations was $18.4 million, $16.0 million, and $18.9 million in 1997, 1996 and 1995, respectively. Savings plan benefit expense attributable to discontinued operations was not material.

The ESOP shares were as follows:

                                                             DECEMBER 31,
                                                      ----------------------------
                                                          1997            1996
                                                      ------------    ------------
Allocated shares transferred/distributed from the
  Savings Plan(1)                                        1,920,406         580,132
Allocated shares                                         4,453,227       4,811,113
Unearned shares                                         12,388,551      13,370,939
                                                      ------------    ------------
     Total Original ESOP shares                         18,762,184      18,762,184
                                                      ============    ============
Fair value of unearned ESOP shares                    $331,393,739    $302,517,495

__________
(1) 1,102,203 allocated shares transferred are related to shares transferred to STPNOC in December, 1997.

  NorAm has an employee savings plan (NorAm Savings Plan) which covers substantially all employees other than Minnegasco employees. Under the terms of the NorAm Savings Plan, employees may contribute up to 12% of total compensation, which contributions up to 6% are matched by the Company. The Minnegasco employees are covered by a savings plan, the terms of which are somewhat similar to the NorAm Savings Plan. Employer contributions related to the NorAm and Minnegasco Savings Plan of $3.7 million have been expensed since the Acquisition Date.

(d) Postretirement Benefits.

  The Company and NorAm record the liability for post-retirement benefit plans other than pensions (primarily health care) under SFAS No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions" (SFAS No. 106). The Company is amortizing over a 22 year period approximately $213 million to cover the "transition cost" of adopting SFAS No. 106 (i.e., the Company's liability for postretirement benefits payable with respect to employee service years accrued prior to the adoption of SFAS

No. 106). The unrecognized transitional asset and net (gain) loss related to the NorAm plans were recognized at the Acquisition Date.

  As provided in the Rate Case Settlement, the Company is required to fund during each year in an irrevocable external trust approximately $22 million of postretirement benefit costs which are included in Electric Operations' rates. In December 1995, the Company commenced funding by contributing a total of $15.1 million to three Voluntary Employees' Beneficiary Association trusts and one
Section 401(h) account of the retirement plan. This contribution represented the amount of postretirement benefits included in Electric Operations' rates (which included the Company's interest in the South Texas Project costs) less the estimated pay-as-you-go amounts for 1995 plus interest as if the contributions had been made on a monthly basis during the year. Beginning in 1996, the Company funded postretirement benefits costs on a monthly basis for the amount included in Electric Operations' rates. Minnegasco is required to fund postretirement benefit costs for the amount included in its rates. The Company and NorAm, excluding Electric Operations and Minnegasco, will continue funding their postretirement benefits on a pay-as-you-go basis. The net postretirement benefit cost for the Company and its subsidiaries includes the following components:

                                                        YEAR ENDED DECEMBER 31,
                                                     -------------------------------
                                                      1997        1996        1995
                                                     -------     -------     -------
                                                        (THOUSANDS OF DOLLARS)
Service cost -- benefits earned during the period    $ 8,927     $ 8,242     $ 9,093
Interest cost on accumulated benefit obligation       14,176      12,265      11,143
Actual return on plan assets                          (5,063)     (2,342)
Net amortization and deferrals                         4,732       5,983       6,061
                                                     -------     -------     -------
Net postretirement benefit cost                      $22,772     $24,148     $26,297
                                                     =======     =======     =======

  The funded status of the Company's and its subsidiaries' postretirement benefit costs were as follows:

                                                            DECEMBER 31,
                                                        ----------------------
                                                          1997         1996
                                                        ---------    ---------
                                                       (THOUSANDS OF DOLLARS)
Accumulated benefit obligation:
  Retirees                                              $ 220,436    $ 107,642
  Fully eligible active plan participants                  22,150       16,340
  Other active plan participants                           26,945       26,090
                                                        ---------    ---------
          Total                                           269,531      150,072
Plan assets at fair market value                           56,340       38,493
                                                        ---------    ---------
Assets (less than) accumulated benefit obligation        (213,191)    (111,579)
Unrecognized transitional obligation                      155,107      173,954
Unrecognized net gain                                     (96,463)     (99,417)
                                                        ---------    ---------

(Accrued) postretirement benefit cost                   $(154,547)   $ (37,042)
                                                        =========    =========

  The assumed health care cost trend rates used in measuring the accumulated postretirement benefit obligation in 1997 are as follows:

                    Medical -- under 65.............. 6.6%
                    Medical -- 65 and over........... 7.3%
                    Dental........................... 6.0%

  The assumed health care rates gradually decline to 5.4% for both medical categories and 3.7% for dental by 2001. The accumulated postretirement benefit obligation was determined using an assumed discount rate of 7.25% for 1997 and 1996.

  If the healthcare cost trend rate assumptions were increased by 1%, the accumulated postretirement benefit obligation as of December 31, 1997 would be increased by approximately 8%. The annual effect of the 1% increase on the total of the service and interest costs would be an increase of approximately 11%.

  The discount rate used in determining the accumulated postretirement benefit obligation for the NorAm plan was 7.25% in 1997. The cost of covered health care benefits (for those participants entitled to a defined benefit as a result of having retired prior to July 1, 1992) is assumed to increase by 8.5% per year initially and then increase at a decreasing rate to an annual and continuing increase of 4.5% by 2006. Based on these assumptions, a one percentage point increase in the assumed health care cost trend rate would increase the total of the service plus interest costs (before any deferral for regulatory reasons) and the accumulated postretirement benefit obligation related to the NorAm plan at December 31, 1997 by 9.2% and 10.8%, respectively.

(e) Postemployment Benefits.

  Effective January 1, 1994, the Company adopted SFAS No. 112, "Employer's Accounting for Postemployment Benefits," which requires the recognition of a liability for benefits, not previously accounted for on the accrual basis, provided to former or inactive employees, their beneficiaries and covered dependents, after employment but before retirement (primarily health care and life insurance benefits for participants in the long-term disability plan). Net postemployment benefit costs were not material in 1997, 1996 and 1995.

(11) INCOME TAXES

  The Company records income taxes under SFAS No. 109, "Accounting for Income Taxes," (SFAS No. 109) which, among other things, (i) requires the liability method be used in computing deferred taxes on all temporary differences between book and tax bases of assets other than nondeductible goodwill; (ii) requires that deferred tax liabilities and assets be adjusted for an enacted change in tax laws or rates; and (iii) prohibits net-of-tax accounting and reporting. SFAS No. 109 requires that regulated enterprises recognize such adjustments as regulatory assets or liabilities if it is probable that such amounts will be recovered from or returned to customers in future rates.

  The Company's current and deferred components of income tax expense from continuing operations are as follows:

                                                   YEAR ENDED DECEMBER 31,
                                                --------------------------------
                                                  1997        1996        1995
                                                --------    --------    --------
                                                    (THOUSANDS OF DOLLARS)
Current                                         $199,011    $150,658    $141,076
Deferred                                           7,363      49,507      58,479
                                                --------    --------    --------
Income taxes for continuing operations          $206,374    $200,165    $199,555
                                                ========    ========    ========

The Company's effective income tax rates are lower than statutory corporate rates for each year as follows:

                                                                  YEAR ENDED DECEMBER 31,
                                                       ---------------------------------------------
                                                         1997               1996             1995
                                                       ---------          ---------        ---------
                                                                    (THOUSANDS OF DOLLARS)
Income from continuing operations before income
  taxes                                                $ 627,484          $ 605,109        $ 596,955
Preferred dividends of subsidiary                          2,255             22,563           29,955
                                                       ---------          ---------        ---------
             Total                                       629,739            627,672          626,910
   Statutory rate                                             35%                35%              35%
   Income taxes at statutory rate                        220,409            219,685          219,419
                                                       ---------          ---------        ---------
   Net reduction (addition) in taxes resulting from:
     Amortization of investment tax credit                19,777             18,404           19,427
     Excess deferred taxes                                 5,570              4,331            4,384
     Difference between book and tax depreciation for
     which deferred taxes have not been
       normalized                                        (27,466)           (22,638)         (15,211)
     Equity dividend exclusion                             5,075             10,194            4,932
     Equity income -- foreign affiliates                  17,011              5,936
     Goodwill                                             (7,242)
     Other -- net                                          1,310              3,293            6,332
                                                       ---------          ---------        ---------
             Total                                        14,035             19,520           19,864
                                                       ---------          ---------        ---------
   Income taxes                                        $ 206,374          $ 200,165        $ 199,555
                                                       =========          =========        =========
   Effective rate                                           32.8%              31.9%            31.8%

  Following are the Company's tax effects of temporary differences attributable to continuing operations resulting in deferred tax assets and liabilities:

                                                                      DECEMBER 31,
                                                                 -----------------------
                                                                    1997         1996
                                                                 ----------   ----------
                                                                  (THOUSANDS OF DOLLARS)
     Deferred Tax Assets:
       Alternative minimum tax credit carryforwards              $   60,669   $   19,014
       Employee benefits                                            145,794       68,078
       Internal Revenue Service (IRS) audit assessment                            74,966
       Disallowed plant cost -- net                                  22,378       23,237
       ACES                                                          42,491
       State operating loss carryforwards                            29,515
       Deferred state income taxes                                   14,460
       Other                                                         69,235       26,061
       Valuation allowance                                           (6,353)
                                                                 ----------   ----------
          Total deferred tax assets -- net                          378,189      211,356
                                                                 ----------   ----------
     Deferred Tax Liabilities:
       Depreciation                                               2,115,717    1,450,894
       Deferred plant costs -- net                                  186,472      194,243
       Regulatory assets -- net                                     356,509      362,310
       Capitalized taxes, employee benefits and removal costs        46,584      108,530
       Gain on sale of cable television subsidiary                  222,942      228,449
       Deferred state income taxes                                   70,000
       Deferred gas costs                                            34,113
       Other                                                        138,633      131,961
                                                                 ----------   ----------
          Total deferred tax liabilities                          3,170,970    2,476,387
                                                                 ----------   ----------
               Accumulated deferred income taxes -- net          $2,792,781   $2,265,031
                                                                 ==========   ==========

  Tax Refund Case. In July 1990, Former HI paid approximately $104.5 million to the Internal Revenue Service (IRS) following an IRS audit of Former HI's 1983 and 1984 federal income tax returns. In November 1991, Former HI filed a refund suit in the U.S. Court of Federal Claims seeking the return of $52.1 million of tax and $36.3 million of accrued interest, plus interest on both of those amounts accruing after July 1990. The major contested issue in the refund case involved the IRS allegation that certain amounts related to the over-recovery of fuel costs should have been included as taxable income in 1983 and 1984 even though the Company had an obligation to refund the over-recoveries to its ratepayers.

  In September 1997, the United States Court of Appeals for the Federal Circuit upheld a lower court ruling that the Company (as successor corporation to Former
HI) was due a refund of federal income taxes assessed on fuel over-recoveries during 1983 and 1984 that subsequently were refunded to HL&P's customers.

  In February 1998, the Company received a refund of approximately $142 million in taxes and interest paid by Former HI in July 1990, including interest accrued since 1990 in the amount of approximately $57 million. After giving effect to the Company's deferred recognition of the 1990 tax payment and payment of federal income taxes due on the accrued interest on the refund, the refund had the effect of increasing the Company's earnings in the fourth quarter of 1997 by $37 million (after-tax).

  Tax Attribute Carryforwards. At December 31, 1997, NorAm has approximately $439 million of state net operating losses available to offset future state taxable income through the year 2012. Based on the Company's assessment of its ability to use such loss carryforwards in future tax years, a valuation allowance of

$6.4 million was recorded at the Acquisition Date. In addition, NorAm has approximately $58 million of federal alternative minimum tax credits which are available to reduce future federal income taxes payable, if any, over an indefinite period (although not below the tentative minimum tax otherwise due in any year), and approximately $2.6 million of state alternative minimum tax credits which are available to reduce future state income taxes payable, if any, through the year 2001.

(12) COMMITMENTS AND CONTINGENCIES

(a) Commitments.

  The Company has various commitments for capital expenditures, fuel, purchased power, cooling water and operating leases. Commitments in connection with Electric Operations' capital program are generally revocable by the Company, subject to reimbursement to manufacturers for expenditures incurred or other cancellation penalties. The Company's and its subsidiaries' other commitments have various quantity requirements and durations. However, if these requirements could not be met, various alternatives are available to mitigate the cost associated with the contracts' commitments.

(b) Fuel and Purchased Power.

  The Company is a party to several long-term coal, lignite and natural gas contracts which have various quantity requirements and durations. Minimum payment obligations for coal and transportation agreements are approximately $200 million in 1998, $203 million in 1999 and $177 million in 2000. Additionally, minimum payment obligations for lignite mining and lease agreements are approximately $9 million for 1998, $9 million for 1999 and $10 million for 2000. Minimum payment obligations for both natural gas purchase and storage contracts associated with Electric Operations are approximately $9 million annually in 1998, 1999 and 2000.

  The Company also has commitments to purchase firm capacity from cogenerators of approximately $22 million in both 1998 and 1999. Texas Utility Commission rules currently allow recovery of these costs through Electric Operations' base rates for electric service and additionally authorize the Company to charge or credit customers through a purchased power cost recovery factor for any variation in actual purchased power costs from the cost utilized to determine its base rates. In the event that the Texas Utility Commission, at some future date, does not allow recovery through rates of any amount of purchased power payments, the two principal firm capacity contracts contain provisions allowing the Company to suspend or reduce payments and seek repayment for amounts disallowed.

(c) Operations Agreement with City of San Antonio.

  As part of the settlement with the City of San Antonio, the Company entered into a 10-year joint operations agreement under which the Company and the City of San Antonio, acting through the City Public Service Board of San Antonio
(CPS), share savings resulting from the joint dispatching of their respective generating assets in order to take advantage of each system's lower cost resources. Under the terms of the joint operations agreement entered into between CPS and Electric Operations, the Company has guaranteed CPS minimum annual savings of $10 million and a minimum cumulative savings of $150 million over the 10-year term of the agreement. Based on current forecasts and other assumptions regarding the combined operation of the two generating systems, the Company anticipates that the savings resulting from joint operations will equal or exceed the minimum savings guaranteed under the joint operating agreement. In 1996, savings generated for CPS' account for a partial year of joint operations were approximately $14 million. In 1997, savings generated for CPS' account for a full year of operation were approximately $22 million.

(d) Transportation Agreement.

  NorAm had an agreement (the ANR Agreement) with ANR Pipeline Company (ANR) which contemplated a transfer to ANR of an interest in certain of NorAm's pipeline and related assets, representing capacity of 250 Mmcf/day, and pursuant to which ANR had advanced $125 million to the Company. The ANR Agreement has been restructured and, after refunds of $84 million through December 31, 1997, NorAm currently retains $41 million (recorded as a liability) in exchange for ANR's or its affiliates' use of 130 Mmcf/ day of capacity in certain of NorAm's transportation facilities. The level of transportation will decline to 100 Mmcf/day in the year 2003 with a refund of $5 million to ANR and the ANR Agreement will terminate in 2005 with a refund of the remaining balance.

(e) Lease Commitments.

  The following table sets forth certain information concerning NorAm's obligations under operating leases:

Minimum Lease Commitments at December 31, 1997(1)

                                                 (MILLIONS OF DOLLARS)

                                              1998                   $ 24
                                              1999                     19
                                              2000                     16
                                              2001                     15
                                              2002                      9
                                              2003 and beyond          22
                                                                     ----
                                                        Total        $105
                                                                     ====
__________
(1) Principally consisting of rental agreements for building space and data processing equipment and vehicles (including major work equipment).

  NorAm has a master leasing agreement which provides for the lease of vehicles, construction equipment, office furniture, data processing equipment and other property. For accounting purposes, the lease is treated as an operating lease. At December 31, 1997, NorAm had leased assets with a value of approximately $58.1 million under this lease with a basic term of one year. NorAm does not expect to lease additional property under this lease agreement.

  Lease payments related to NorAm's master leasing agreement are included in the preceding table for only their basic term. Total rental expense for all leases since the Acquisition Date was approximately $15 million in 1997.

(f) Letters of Credit.

  At December 31, 1997, NorAm had letters of credit incidental with its ordinary business operations totaling approximately $42 million under which NorAm is obligated to reimburse drawings, if any.

(g) Indemnity Provisions.

  At December 31, 1997, NorAm has $11.4 million accounting reserve on the Company's Consolidated Balance Sheet in Other Deferred Credits for possible indemnity claims asserted in connection with its disposition of NorAm's former subsidiaries or divisions, including the sale of (i) Louisiana Intrastate Gas Corporation, a former NorAm subsidiary engaged in the intrastate pipeline and liquids extraction business; (ii) Arkla Exploration Company, a former NorAm subsidiary engaged in oil and gas exploration and production activities; and
(iii) Dyco Petroleum Company, a former NorAm subsidiary engaged in oil and gas exploration and production.

(h) Other.

  Electric Operations' service area is heavily dependent on oil, gas, refined products, petrochemicals and related businesses. Significant adverse events affecting these industries would negatively affect the revenues of the Company. The Company and NorAm are involved in legal, tax and regulatory proceedings before various courts, regulatory commissions and governmental agencies regarding matters arising in the ordinary course of business, some of which involve substantial amounts. The Company's management regularly analyzes current information and, as necessary, provides accruals for probable liabilities on the eventual disposition of these matters. The Company's management believes that the effect on the Company's and NorAm's respective financial statements, if any, from the disposition of these matters will not be material.

  In February 1996, the cities of Wharton, Galveston and Pasadena filed suit, for themselves and a proposed class, against the Company and Houston Industries Finance Inc. (formerly a wholly owned subsidiary of the Company) citing underpayment of municipal franchise fees. The plaintiffs claim, among other things, that from 1957 to the present, franchise fees should have been paid on sales taxes collected by HL&P on non-electric receipts as well as electric sales. Plaintiffs advance their claims notwithstanding their failure to notice such claims over the previous four decades. Because all of the franchise ordinances affecting HL&P expressly impose fees only on electric sales, the Company regards plaintiffs' allegations as spurious and is vigorously contesting the matter. The plaintiffs' pleadings assert that their damages exceed $250 million. No trial date is currently set. Although the Company believes the claims to be without merit, the Company cannot at this time estimate a range of possible loss, if any, from the lawsuit, nor can any assurance be given as to its ultimate outcome

  The Company is a party to litigation (other than that specifically noted) which arises in the normal course of business. Management regularly analyzes current information and, as necessary, provides accruals for probable liabilities on the eventual disposition of these matters. Management believes that the effect on the Company's financial statements, if any, from the disposition of these matters will not be material.

(13) ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

                                                                DECEMBER 31,
                                                 ----------------------------------------------
                                                        1997                     1996
                                                 ----------------------  ----------------------

                                                  CARRYING      FAIR      CARRYING     FAIR
                                                   AMOUNT      VALUE       AMOUNT      VALUE
                                                 ----------  ----------  ----------  ----------
                                                         (THOUSANDS OF DOLLARS)
  Financial Assets:
    Company:
       Investment in Time Warner securities      $  990,000  $1,420,360  $1,027,500  $1,027,500
    NorAm:
       Energy derivatives                             9,399      13,060
  Financial Liabilities:
    Company:
       First mortgage bonds                       2,495,459   2,651,260   2,895,041   3,045,833
       Debentures                                   349,283     379,490     349,098     380,455
       ACES                                       1,173,786   1,307,247          --          --
     Cumulative preferred stock (subject to
       mandatory redemption)                             --          --      25,700      25,957
       Trust preferred and capital securities       340,882     366,220          --          --
    NorAm:
       Long-term debt                             1,148,848   1,147,344
       Trust preferred securities                    21,290      24,569
       Interest rate swaps                               --         755
    HI Energy:
       Interest rate swaps                               --       1,679          --          --

  The fair values of cash and short-term investments, investment in the Company's nuclear decommissioning trust, short-term and other notes payable, floating rate debt of HI Energy, and floating rate pollution control revenue bonds are estimated to be equivalent to carrying amounts. The remaining fair values have been determined using quoted market prices of the same or similar securities when available or other estimation techniques.

(14) UNAUDITED QUARTERLY INFORMATION

  The following unaudited quarterly financial information includes, in the opinion of management, all adjustments (which comprise only normal recurring accruals) necessary for a fair presentation. Quarterly results are not necessarily indicative of a full year's operations because of seasonality and other factors, including rate increases and variations in operating expense patterns. Results of operations of the newly acquired NorAm businesses are included beginning on the Acquisition Date.

                                                        YEAR ENDED DECEMBER 31, 1997
                                                ---------------------------------------------
                                                 FIRST      SECOND       THIRD       FOURTH
                                                QUARTER     QUARTER     QUARTER     QUARTER
                                                --------   ----------  ----------  ----------
                                                   (THOUSANDS OF DOLLARS, EXCEPT PER SHARE
                                                                   AMOUNTS)
Revenues                                        $878,101   $1,064,448  $2,158,551  $2,772,285
Operating Income                                 156,216      247,172     462,716     198,396
Net Income                                        59,620      121,463     243,898      (4,033)
Basic Earnings (loss) per common share(a)            .26          .52         .93        (.01)
Diluted earnings (loss) per common share(a)          .26          .52         .93        (.01)


                                                        YEAR ENDED DECEMBER 31, 1996
                                                ---------------------------------------------
                                                 FIRST      SECOND       THIRD       FOURTH
                                                QUARTER     QUARTER     QUARTER     QUARTER
                                                --------   ----------  ----------  ----------
                                                   (THOUSANDS OF DOLLARS, EXCEPT PER SHARE
                                                                   AMOUNTS)
Revenues                                        $823,507   $1,113,763  $1,251,025  $  906,982
Operating Income                                 137,139      286,280     441,069     125,978
Net income (loss)                                (16,740)     145,334     240,024      36,326
Basic Earnings (loss) per common share(a)           (.07)         .58         .98         .15
Diluted earnings (loss) per common share(a)         (.07)         .58         .98         .15

__________
(a) Quarterly earnings per common share are based on the weighted average number of shares outstanding during the quarter, and the sum of the quarters may not equal annual earnings per common share.

(15) REPORTABLE SEGMENTS

  Upon the acquisition of NorAm, the Company organized its business into the following segments: Electric Operations, Natural Gas Distribution, Interstate Pipeline, Energy Marketing, International and Corporate segments. Consistent with the purchase accounting treatment of the Merger, financial information for the Natural Gas Distribution, Interstate Pipeline and Energy Marketing segments are presented only for periods beginning on the Acquisition Date. In 1996 and 1995, the Company's Electric Operations accounted for in excess of 90% of the Company's total revenues, income and identifiable assets and as such, the required segment information for those periods is provided on the face of the Company's consolidated financial statements and in the related notes thereto. The Company has presented the following summary of financial information by business segment for 1997 and has included supplemental comparative information for 1996.

                                                                    YEAR ENDED DECEMBER 31,
                                                                ----------------------------
                                                                   1997(1)          1996
                                                                ------------     -----------
     Revenues:
       Electric Operations                                      $  4,251,243     $ 4,025,027
       Natural Gas Distribution                                      892,569
       Interstate Pipeline                                           108,333
       Energy Marketing                                            1,604,999
       International                                                  92,028          62,059
       Corporate and Other                                            47,851           8,191
       Eliminations                                                 (123,638)
                                                                ------------     -----------
              Total Revenues                                    $  6,873,385     $ 4,095,277
                                                                ============     ===========
     Operating Income (Loss):
       Electric Operations                                      $    994,938     $   997,147
       Natural Gas Distribution                                       54,502
       Interstate Pipeline                                            31,978
       Energy Marketing                                               16,407
       International                                                  19,510           2,339
       Corporate and Other                                           (52,835)         (9,020)
                                                                ------------     -----------
              Total Operating Income                               1,064,500         990,466
                                                                ------------     -----------
     Other income (expenses)                                         (13,446)        (55,412)
     Interest and Other Charges                                      423,570         329,945
                                                                ------------     -----------
     Income from Continuing Operations Before Tax               $    627,484     $   605,109
                                                                ============     ===========
     Depreciation and Amortization:
       Electric Operations                                      $    568,541     $   545,685
       Natural Gas Distribution                                       51,883
       Interstate Pipeline                                            19,088
       Energy Marketing                                                4,448
       International                                                   3,470           1,648
       Corporate and Other                                             4,445           2,705
                                                                ------------     -----------
              Total Depreciation and Amortization               $    651,875     $   550,038
                                                                ============     ===========
     Identifiable Assets:
       Electric Operations                                      $ 10,540,849     $10,596,232
       Natural Gas Distribution                                    3,047,195
       Interstate Pipeline                                         3,055,610
       Energy Marketing                                            1,267,867
       International                                                 869,485         607,103
       Corporate and Other                                        12,837,302       5,771,648
       Eliminations                                              (13,203,753)     (4,687,126)
                                                                ------------     -----------
              Total Identifiable Assets                         $ 18,414,555     $12,287,857
                                                                ============     ===========
     Capital Expenditures:
       Electric Operations                                      $    236,977     $   317,532
       Natural Gas Distribution                                       61,078
       Interstate Pipeline                                            16,304
       Energy Marketing                                               14,365
       International                                                 231,528         495,379
       Corporate and Other                                            23,572          19,989
                                                                ------------     -----------
              Total Capital Expenditures                        $    583,824     $   832,900
                                                                ============     ===========

----------
(1) New categories for segments in 1997 result from the NorAm Merger. See Note 1(b).

(16) SUBSEQUENT EVENTS

  In January 1998, the MCND issued on behalf of the Company $104.7 million aggregate principal amount of pollution control revenue refunding bonds with $29.7 million at 5.25% and $75 million at 5.15%. The MCND bonds will mature in 2029. The Company used the proceeds from the sale of these securities to redeem all outstanding 7 7/8% MCND Series 1989A pollution control revenue bonds ($29.7 million) and 7.70% MCND Series 1989B pollution control revenue bonds ($75 million) at a redemption price of 102% of the aggregate principal amount of each series.

  In February 1998, the BRA issued on behalf of the Company $290 million aggregate principal amount of pollution control revenue refunding bonds. The BRA bonds will mature in May 2019 ($200 million at 5 1/8%) and November 2020 ($90 million at 5 1/8%). The Company will use the proceeds from the sale of these securities to redeem all the outstanding 8.25% BRA 1988A Series pollution control revenue bonds ($100 million), the 8.25% BRA 1988B Series pollution control revenue bonds ($90 million), and the 8.10% BRA 1988C Series pollution control revenue bonds ($100 million) at a redemption price of 102% of the aggregate principal amount of each series.

  In February 1998, NorAm issued $300 million principal amount of 6.5% debentures due February 1, 2008. The debentures are not redeemable prior to maturity and are not subject to any sinking fund requirements. The proceeds from the sale of the debentures were used to repay short-term indebtedness of NorAm, including the indebtedness incurred in connection with the 1997 purchase of $101 million aggregate principal amount of its 10% Debentures and the repayment of $53 million aggregate principal amount of NorAm debt that matured in December 1997 and January 1998. In connection with the issuance of the 6.5% debentures NorAm received approximately $1 million upon unwinding a $300 million treasury rate lock agreement, which was tied to the interest rate on 10-year treasury bonds. The rate lock agreement was executed in January 1998, and proceeds from the unwind will be amortized over the 10 year life of NorAm's 6.5% debentures.

                         INDEPENDENT AUDITORS' REPORT

Houston Industries Incorporated:

  We have audited the accompanying consolidated balance sheets and the consolidated statements of capitalization of Houston Industries Incorporated and its subsidiaries (Company) as of December 31, 1997 and 1996, and the related statements of consolidated income, consolidated retained earnings and consolidated cash flows for each of the three years in the period ended December 31, 1997. Our audits also included the Company's financial statement schedule listed in Item 14(a)(3). These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Houston Industries Incorporated and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

Houston, Texas
February 20, 1998

                        CONSENT OF INDEPENDENT AUDITORS

HOUSTON INDUSTRIES INCORPORATED:

  We consent to the incorporation by reference in Houston Industries Incorporated's (i) Registration Statement on Form S-4 No. 333-11329, (ii) Registration Statements on Form S-3 Nos. 33-46368, 33-54228, 333-20069, 333-32353, 333-33301, and 333-33303, (iii) Post-Effective Amendment No. 1 to
Registration Statement No. 33-51417 on Form S-3, (iv) Registration Statements on Form S-8 Nos. 333-32413, and 333-32585 and (v) Post-Effective Amendment No. 1 to Registration No. 333-11329-99 on Form S-8 of our report dated February 20, 1998 (relating to the consolidated financial statements of Houston Industries Incorporated) appearing on this Combined Annual Report on Form 10-K of Houston Industries Incorporated and NorAm Energy Corp. for the year ended December 31, 1997.

DELOITTE & TOUCHE LLP

HOUSTON, TEXAS
MARCH 23, 1998

                        HOUSTON INDUSTRIES INCORPORATED
                             PROXY - COMMON STOCK
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints D.D. Jordan, R. Steve Letbetter and Lee W. Hogan, and each of them as proxies, with full power of substitution, to vote as designated on the reverse side, all shares of common stock held by the undersigned at the annual meeting of shareholders of Houston Industries Incorporated to be held May 6, 1998, at 9 AM (CDT) in the Auditorium of Houston Industries Plaza, 1111 Louisiana Street, Houston, Texas, or any adjournments thereof, and with discretionary authority to vote on all other matters that may properly come before the meeting.

                                IF YOU WISH TO VOTE IN ACCORDANCE WITH THE
                                RECOMMENDATIONS OF THE BOARD OF DIRECTORS, YOU MAY JUST SIGN AND DATE BELOW AND MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED. SPECIFIC CHOICES MAY BE MADE ON THE REVERSE SIDE. IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY, THE SHARES REPRESENTED WILL BE VOTED IN ACCORDANCE WITH THE BOARD'S RECOMMENDATION.

                                Dated:                                 , 1998
                                      ---------------------------------
                                Signature:
                                          -----------------------------------
                                Signature:
                                          -----------------------------------
                                Note: Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. DO YOU PLAN TO ATTEND THE ANNUAL MEETING?_____


--------------------------------------------------------------------------------


                        HOUSTON INDUSTRIES INCORPORATED
                               PROXY (CONTINUED)
                      1998 ANNUAL MEETING OF SHAREHOLDERS

The nominees for Class II directors are Milton Carroll, John T. Cater, Robert C. Hanna and R. Steve Letbetter. Their terms will expire in 2001. Your Board of Directors recommends that you vote FOR all nominees for director, FOR amendment of the 1994 Long-Term Incentive Compensation Plan and FOR the appointment of Deloitte & Touche LLP as independent accountants and auditors for 1998. To withhold authority to vote for any individual nominee, please write that nominee's name in the space provided below.

                                     WITH-   FOR ALL
                             FOR     HOLD    EXCEPT                                FOR    AGAINST   ABSTAIN
1. Election of nominees      [_]      [_]     [_]       2. Amendment of 1994       [_]      [_]       [_]
   for director in Class II                                Long-Term Incentive
                                                           Compensation Plan

   Exceptions:_______________________________
   __________________________________________           3. Appoint Deloitte &       [_]      [_]       [_]
   __________________________________________              Touche LLP as
                                                           independent accountants
                                                           and auditors for 1998